 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1996
                                                     REGISTRATION NO. 333-10515

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-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                         XOMED SURGICAL PRODUCTS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         DELAWARE                    3841                    06-1393528
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
       JURISDICTION               INDUSTRIAL             IDENTIFICATION NO.)
   OF INCORPORATION OR        CLASSIFICATION CODE
      ORGANIZATION)                 NUMBER)
                                ---------------

                          6743 SOUTHPOINT DRIVE NORTH
                          JACKSONVILLE, FLORIDA 32216
                                (904) 296-9600
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------
                                JAMES T. TREACE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         XOMED SURGICAL PRODUCTS, INC.
                          6743 SOUTHPOINT DRIVE NORTH
                          JACKSONVILLE, FLORIDA 32216
                                (904) 296-9600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                                  Copies to:
       MICHAEL A. SCHWARTZ, ESQ.                BRUCE K. DALLAS, ESQ.
       WILLKIE FARR & GALLAGHER                 DAVIS POLK & WARDWELL
          ONE CITICORP CENTER                   450 LEXINGTON AVENUE
         153 EAST 53RD STREET                 NEW YORK, NEW YORK 10017
       NEW YORK, NEW YORK 10022                    (212) 450-4000
            (212) 821-8000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                           SUBJECT TO COMPLETION

                                                           OCTOBER 10, 1996

                                2,500,000 Shares

                                     [Logo]


                                  Common Stock

                                  -----------

  All of the shares of Common Stock offered hereby are being sold by Xomed Surgical Products, Inc. ("Xomed" or the "Company"). Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $19.00 and $21.00 per share. See "Underwriting" for the factors to be considered in determining the initial public offering price. Up to $25.0 million of the net proceeds of this offering will be used to redeem shares of the Company's Series C Redeemable Preferred Stock, all of which are owned by existing stockholders of the Company. See "Use of Proceeds" and "Principal Stockholders."

                                  -----------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS," PAGE 7.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                               PRICE    UNDERWRITING   PROCEEDS
                                                TO      DISCOUNTS AND     TO
                                              PUBLIC     COMMISSIONS  COMPANY(1)
--------------------------------------------------------------------------------
Per Share.................................     $            $           $
--------------------------------------------------------------------------------
Total(2)..................................  $            $            $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Before deducting expenses of the offering estimated at $1,475,000.
(2) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about
     , 1996.

Alex. Brown & Sons                                                UBS Securities
    INCORPORATED


                  THE DATE OF THIS PROSPECTUS IS       , 1996.

        [COLOR PICTURES OF COMPANY'S MICROENDOSCOPY PRODUCTS SURROUNDING A MAN'S HEAD AND NECK WITH CAPTION WHICH READS "XOMED MARKETS OVER 4,000 MICROSURGICAL PRODUCTS WORLDWIDE ADDRESSING SURGICAL PROCEDURES IN THE THREE MAJOR SUBSPECIALTIES OF SINUS AND RHINOLOGY, HEAD & NECK AND OTOLOGY. APPROXIMATELY 86% OF XOMED'S REVENUES IN THE FIRST SIX MONTHS OF 1996 WERE DERIVED FROM DISPOSABLE OR IMPLANTABLE PRODUCTS."]




                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

  Xomed is a leading developer, manufacturer and marketer of a broad line of surgical products for use by ear, nose and throat ("ENT") specialists. The Company's broad line of products includes, in its core ENT market, powered tissue-removal systems and other microendoscopy instruments, implantable devices, nerve monitoring systems and disposable fluid-control products. The Company also offers a line of ophthalmic and other products that includes hand instruments and disposable products developed and manufactured by the Company for use in various ophthalmic procedures and marketed under the Solan trademark. For the first half of 1996, approximately 86% of Xomed's revenues were derived from disposable or implantable products. The Company distributes its products worldwide through a 62-person direct sales force in the U.S. and selected other countries and through a network of 121 independent distributors. Xomed is the only major manufacturer and marketer of ENT surgical products with a direct U.S. sales force exclusively serving ENT specialists. Approximately 34% of the Company's net sales was derived from international markets during the first half of 1996, as compared to 23% of the total 1993 net sales of the Company and of Xomed-Treace, Inc., which the Company acquired in 1994. With over 25 years of industry experience, Xomed believes that it has established a long-standing reputation for innovative, high-quality products and is uniquely positioned as the only major surgical products company focused on the ENT market.

  More than an estimated 20,000 ENT specialists practice worldwide, of which approximately 9,000 practice in the United States. Diseases and conditions addressed by ENT specialists affect sizable patient populations and include chronic sinusitis, chronic infection of the middle ear, tonsils and adenoids, nasal and laryngeal polyps and facial tumors. Increasingly, ENT surgeons are expanding their practice to include facial plastic and reconstructive surgery. The Company estimates that more than three million ENT procedures were performed in the U.S. in 1995 and that the U.S. market for surgical instruments, devices and supplies used by ENT specialists was approximately $200 million in 1995.

  Xomed believes that the ENT market is beginning a conversion from conventional surgical approaches to less-traumatic approaches that involves the use of advanced surgical tools, such as powered tissue-removal systems and small-diameter surgical endoscopes, thereby minimizing patient trauma and reducing procedure times. Xomed believes that the adoption of these less-traumatic techniques may be driven by several factors, including economic pressures and patient demand. Minimally invasive techniques have the potential to expand the number of ENT procedures that can be performed in lower-cost outpatient or day surgery settings. Patient demand is likely to increase due to the reduced morbidity and improved outcomes. Xomed believes that the conversion in the ENT market to less-traumatic approaches will be similar to recent conversions in the general surgery market to less invasive techniques and the orthopaedic surgery market to powered instrumentation systems.

  Xomed's objective is to enhance its position in the ENT market. The principal elements of its strategy to meet this objective include: (i) continued focus on the ENT market; (ii) facilitation of the ENT market's conversion to less-traumatic approaches; (iii) emphasis on product innovation through internal research and development; (iv) maintenance of a broad product line, with particular emphasis on disposable and implantable products; and (v) expansion of the Company's global distribution network.

  In April 1996, Xomed acquired TreBay Medical Corporation, a microendoscopy company ("TreBay"). The senior management of TreBay, including James T. Treace,
F. Barry Bays and Thomas E. Timbie, assumed senior management positions at Xomed at the time of the acquisition. These executives were formerly associated with Concept, Inc., a minimally invasive surgical products company that was acquired by Bristol-Myers Squibb Company in 1990.

  Up to $25.0 million of the net proceeds of this offering will be used to redeem shares of the Company's outstanding Series C Redeemable Preferred Stock, all of which are owned by existing stockholders of the Company. Approximately 78% of the outstanding Series C Redeemable Preferred Stock is held by Warburg, Pincus Investors, L.P. ("WP Investors"). The holders of the Series C Redeemable Preferred Stock have agreed that the shares of Series C Redeemable Preferred Stock not redeemed will be exchanged following the closing of this offering for shares of Common Stock at the initial public offering price. Upon completion of this offering and the subsequent exchange of shares of Series C Redeemable Preferred Stock for shares of Common Stock, WP Investors will beneficially own approximately 48.1% of the outstanding shares of Common Stock. See "Use of Proceeds" and "Principal Stockholders."

  The Company's principal executive office is located at 6743 Southpoint Drive North, Jacksonville, Florida 32216 and its telephone number is (904) 296-9600.

                                  RISK FACTORS

  The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Common Stock offered......................... 2,500,000 shares
Common Stock to be outstanding after the
 offering(1)................................. 6,879,362 shares(1)
Use of Proceeds.............................. Repayment of outstanding indebted-ness ($20.7 million),
                                              redemption of preferred stock (up
                                              to $25.0 million) and, to the
                                              extent of an exercise of the
                                              Underwriters' over-allotment
                                              option, for working capital and
                                              general corporate purposes.
Nasdaq National Market symbol................ The Common Stock has been approved for quotation on the
                                              Nasdaq National Market under the
                                              symbol "XOMD," subject to
                                              official notice of issuance.

--------
(1) Excludes 501,191 shares of Common Stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $9.76 per share. An aggregate of 167,909 additional shares of Common Stock have been reserved for future grants under the Xomed Surgical Products, Inc. 1996 Stock Option Plan (the "Stock Option Plan"). See "Management--1996 Stock Option Plan."

  Except as otherwise specified, information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and has been adjusted to give effect to: (i) the conversion upon the closing of this offering of all outstanding shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and the accrued and unpaid dividends thereon into an aggregate of 766,991 shares of Common Stock and 2,191,674 shares of Non-Voting Common Stock, respectively; (ii) the further conversion upon the closing of this offering of all then-outstanding shares of Non-Voting Common Stock into 2,618,451 shares of Common Stock (collectively, the "Stock Conversion"); (iii) the redemption of 239,234 shares of Series C Redeemable Preferred Stock from the net proceeds of this offering; and (iv) the exchange within 30 days after the closing of this offering of the remaining 60,225 shares of Series C Redeemable Preferred Stock for 314,650 shares of Common Stock, based upon an assumed initial offering price of $20.00 per share (the "Share Exchange"). Unless the context indicates or requires otherwise, as used in this Prospectus, the "Company" or "Xomed" means Xomed Surgical Products, Inc. and all of its subsidiaries and their respective predecessors.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                               YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED
                         --------------------------------------  ----------------
                                                                 JULY 1, JUNE 29,
                          1991   1992   1993    1994     1995     1995     1996
                         ------ ------ ------- -------  -------  ------- --------
STATEMENT OF OPERATIONS DATA
 (1):
 Sales, net............. $6,787 $8,160 $10,071 $42,475  $59,865  $29,424 $32,942
 Gross profit...........  4,167  5,803   7,195  23,242   36,690   17,819  20,252
 Selling, general and
  administrative
  expense...............  3,155  3,914   6,074  19,126   27,077   12,440  14,129
 Research and
  development expense...     84    211     311   1,958    2,405    1,158   1,719
 Amortization of
  intangibles...........    436    391     394   2,652    2,579    1,224   1,168
 Write-off of acquired
  research and
  development (2).......    --     --      --      --       --       --    2,380
 Restructuring charges
  (3)...................    --     --      --      --       --       --    3,093
 Operating income (loss)
  from continuing
  operations............    492  1,287     416    (494)   4,629    2,997  (2,237)
 Income (loss) from
  continuing operations.    231    669     219  (1,555)     325      427  (3,173)
 Preferred stock
  dividends.............                                    --               538
 Income (loss) from
  continuing operations
  available to common
  shareholders..........                                $   325          $(3,711)
PRO FORMA STATEMENT OF
 OPERATIONS DATA (4):
 Income (loss) from continuing
  operations..........................                  $  (149)         $(3,787)
 Income (loss) from continuing
  operations per common share
  available to common shareholders
  (5).................................                  $ (0.03)         $ (0.82)
 Weighted average common shares
  outstanding (5).....................                    4,632            4,635


                                                          JUNE 29, 1996
                                                    ---------------------------
                                                                 PRO FORMA
                                                    ACTUAL   AS ADJUSTED (6)(7)
                                                    -------  ------------------
BALANCE SHEET DATA:
 Working capital................................... $11,061       $16,248
 Cost in excess of net assets acquired, net........  45,963        45,963
 Total assets......................................  96,154        96,241
 Long-term debt including Redeemable and Convert-
  ible Preferred Stock.............................  88,872        12,209
 Total shareholders' equity (deficit).............. (10,455)       68,845

                 See accompanying notes on following page.

(1) The statement of operations data includes the results of operations of Xomed-Treace, Inc. since the date of its acquisition by the Company in April 1994.
(2) The Company's acquisition of TreBay in April 1996 was accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $6.6 million was allocated to the individual TreBay assets acquired and liabilities assumed, based upon their respective fair values at the date of acquisition. The transaction resulted in cost in excess of net assets acquired of approximately $4.4 million, of which $2.4 million was allocated to in-process research and development and charged to expense in the second quarter of 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(3) In the second quarter of 1996, the Company's new management team initiated cost savings programs that resulted in reductions in the number of employees at the Company's Mystic, Connecticut and Jacksonville, Florida facilities. The Company incurred a restructuring charge of approximately $3.1 million during the second quarter of 1996 primarily to reflect the cost of severance payments to terminated employees. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview."
(4) Pro forma income (loss) from continuing operations has been adjusted to reflect: (i) the Company's acquisition of TreBay as if the acquisition had occurred on January 1, 1995 (see Notes to Consolidated Financial Statements--Note 18--Pro Forma Statement of Operations (Unaudited)); (ii) the capital contribution of accrued cumulative preferred stock dividends of $7,559,000 in connection with the acquisition of TreBay; and (iii) the Share Exchange.
(5) Pro forma income from continuing operations per common share available to common shareholders and weighted average common shares outstanding have been adjusted to give effect as of January 1, 1995 to: (i) the conversion of all Series A Convertible Preferred Stock and Series B Convertible Preferred Stock outstanding as of December 31, 1995 into Common Stock and Non-Voting Common Stock, respectively; (ii) the conversion of 390,000 shares of Series A Convertible Preferred Stock issued in the April 1996 acquisition of TreBay into Common Stock; (iii) the exercise of all outstanding options to purchase Common Stock; and (iv) the Share Exchange.
(6) Adjusted to give effect to the receipt of the estimated net proceeds of this offering based upon an assumed initial public offering price of $20.00 per share and the application of the net proceeds therefrom. See "Use of Proceeds."
(7) Pro forma to give effect to: (i) the repayment of $1,275,000 in principal amount of the Company's term loan on July 1, 1996 and the scheduled repayment of $1,275,000 in principal amount of the term loan on October 1, 1996; (ii) the accretion of dividends on the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Series C Redeemable Preferred Stock through October 1, 1996; (iii) the Stock Conversion; and
    (iv) the Share Exchange.

                                 RISK FACTORS

  In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

  Possible Obsolescence from Rapid Technological Change; Uncertainty as to Market Acceptance of Company's Products. The health care industry is characterized by rapidly changing technology and frequent new product introductions. The Company believes that its ability to develop and commercialize new products and enhancements of existing products is critical to its continued growth and profitability. There can be no assurance that the Company will continue to be successful in identifying, developing and marketing new products or enhancing its existing products. The Company's business will be adversely affected if the Company incurs delays in developing new products or enhancements or if such products or enhancements do not gain market acceptance. Market acceptance of the Company's products will be determined in large part by the Company's ability to demonstrate the surgical advantages, safety and efficacy, cost effectiveness and performance features of such products, as well as to train surgeons and other operating staff in their use. The Company believes that use and acceptance by physicians and hospitals will be essential for market acceptance of certain of its products, and there can be no assurance that its products will be used or accepted. There can be no assurance that products or technologies developed by others will not render the Company's products or technologies noncompetitive or obsolete.

  Possible Adverse Effects of Significant Competition. The Company encounters significant competition in all markets in which it participates. Many of the Company's competitors and potential competitors have substantially greater resources, including capital, name recognition, research and development experience and regulatory, manufacturing and marketing capabilities. Many of these competitors offer well established, broad product lines and ancillary services not offered by the Company. Some of the Company's competitors have long-term or preferential supply arrangements with hospitals, which may act as a barrier to market entry. Other large health care companies may enter the market for the Company's products in the future. Competing companies may succeed in developing products that are more efficacious or less costly than any that may be developed and marketed by the Company, and such companies also may be more successful than the Company in production and marketing. Competing companies may also exert competitive pricing pressures that may adversely affect the Company's sales levels and margins. Rapid technological development by others may result in the Company's products becoming obsolete before the Company recovers a significant portion of the research, development and commercialization expenses incurred with respect to those products. There can be no assurance that the Company will be able to continue to compete successfully with existing competitors or will be able to compete successfully with new competitors.

  Dependence on New Management and Other Key Personnel. The Company's future success depends to a significant extent on the efforts and abilities of its executive officers, the majority of whom have joined the Company since April 1996 in connection with the Company's acquisition of TreBay. At the time of the TreBay acquisition, the Board of Directors determined to replace members of the Company's senior management with members of the senior management of TreBay who the Board believed were better suited to implement the Company's business strategy. Although the Company's new management has extensive experience in managing medical device companies, the inability of new management to become integrated fully into the operations of the Company could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the loss of the services of certain of these individuals or of other key personnel could have a similar adverse effect on the Company. Although the Company has entered into an employment agreement with each of James T. Treace, its President, Chief Executive Officer and Chairman, and F. Barry Bays, its Senior Vice President, Operations and Chief Operating Officer, that includes non-competition covenants, there can be no assurance that either of these individuals or any other key employee will not terminate his or her employment with the Company. At present, the Company maintains key man life insurance on James T. Treace but anticipates terminating this coverage before the end of 1996. The Company believes that its future success also will depend significantly upon its ability to attract, motivate and retain additional highly skilled managerial, operational, technical and sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, assimilating and retaining the personnel it requires to grow and operate profitably. See "Business--Employees" and "Management--Executive Officers and Directors."

  Risks Associated with Newly Established International Sales Operations; Currency Exchange Risks. Within the past two years the Company has established direct sales operations in five countries. The failure of these new direct sales operations to develop successfully may have a material adverse effect on the Company's business, financial condition or results of operations. International sales (including export sales) accounted for approximately 29% of the Company's net sales in fiscal 1995 and 34% of net sales in the first half of 1996, and the Company expects that international sales will continue to be a significant portion of the Company's business. The Company's international business may be affected by fluctuations in currency exchange rates as well as increases in duty rates and difficulties in obtaining export licenses. The Company's establishment of direct international sales operations further increases its exposure to fluctuations in currency exchange rates, which may adversely affect reported sales and earnings, because the sales of these operations are denominated in local currency and not in U.S. dollars. At present, the Company does not engage in hedging transactions to protect against uncertainty in the level of future exchange rates between particular foreign currencies and the U.S. dollar.

  Seasonality and Quarterly Fluctuations; Recent Operating Loss. The Company's sales and operating results have varied, and are expected to continue to vary, significantly from quarter to quarter as a result of seasonal patterns, the timing of new product introductions and promotional activities. The Company believes that its business is seasonal in nature, with the third quarter of each year typically having the lowest sales and the fourth quarter of each year typically having the highest sales. Quarterly results of operations for any particular quarter may not be indicative of results of operations for future periods. There can be no assurance that future seasonal and quarterly fluctuations will not adversely affect the Company's business, financial condition and results of operations. For the first half of 1996, the Company experienced an operating loss of $2.2 million. This operating loss resulted from (i) allocating $2.4 million of the excess of the cost of the Company's TreBay acquisition over the net assets acquired to in-process research and development and charging such allocated amount to expense during the second quarter of 1996 and (ii) a restructuring charge of approximately $3.1 million during the second quarter of 1996 primarily to reflect the cost of severance payments to terminated employees as well as other restructuring charges. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Uncertainty Relating to Third-Party Reimbursement for Costs of
Products. Demand for the Company's products is likely to depend in part on the extent to which reimbursement for the cost of such products and the procedures in which such products are used will be available from government third-party payors (including the Medicare and Medicaid programs), government health administration authorities, private health insurers and other organizations. These third-party payors may deny coverage if they determine that a procedure was not reasonable or necessary as determined by the payor, was experimental or was used for an unapproved indication. In addition, certain health care providers are moving towards a managed care system in which such providers contract to provide comprehensive health care for a fixed cost per person, irrespective of the amount of care actually provided. Such providers, in an effort to control health care costs are increasingly challenging the prices charged for medical products and services and, in some instances, have pressured medical suppliers to lower their prices. Although the Company believes that the development of procedure-specific instrumentation for use in less-traumatic procedures may in certain cases reduce overall operating time and therefore reduce the aggregate cost of those procedures, there can be no assurance that the development of such products will have this effect or that third-party payors will reimburse the costs of such instrumentation. In addition, although the Company does not depend upon reimbursement from third-party payors with respect to its products used in surgical cosmetic procedures, there can be no assurance these procedures will not become subject to third-party reimbursement in the future. The Company is unable to predict what changes will be made in the reimbursement methods utilized by third-party health care payors. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. If coverage and adequate reimbursement levels are not provided by government or third-party payors for use of the Company's technologies or products, the Company's business, financial position and ability to market its technologies or products will be adversely affected. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. To the extent that any of the Company's products are not entitled to reimbursement in an international market, market acceptance of such products in such international market would be adversely affected. See "Business--Third-Party Reimbursement."

  Uncertainty of Effect of Potential Health Care Reform Measures. Federal, state and local officials and legislators (and certain foreign government officials and legislators) have proposed or are reportedly considering proposing a variety of reforms to the health care systems in the U.S. and abroad. The Company cannot predict what health care reform legislation, if any, will be enacted in the U.S. or elsewhere. Significant changes in the health care system in the U.S. or elsewhere are likely to have a substantial impact over time on the manner in which the Company conducts its business. Such changes could have a material adverse effect on the Company. See "Business--Government Regulation."

  Extensive Government Regulation. The Company's products, product development activities, promotional and marketing activities and manufacturing processes are subject to extensive and rigorous regulation by the U.S. Food and Drug Administration ("FDA") and comparable agencies in foreign countries. In the U.S., the FDA regulates the interstate commerce of medical devices as well as the manufacturing, labeling, promotion and recordkeeping procedures for such devices. In order for the Company to market its products in the U.S., the Company must obtain from the FDA marketing clearance through what is known as a 510(k) pre-market notification or obtain approval through a more detailed application process resulting in what is known as pre-market approval ("PMA"). The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time consuming, and there can be no assurance that such clearance will be granted for the Company's future products on a timely basis, if at all, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products or expand permitted uses of existing products.

  Even if regulatory clearance to market a device is obtained from the FDA, the clearance may entail limitations on the indicated uses of the device. The clearance can also be withdrawn by the FDA due to the failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance. The Company may be required to make further filings with the FDA under certain circumstances such as the addition of new product claims. The FDA could also limit or prevent the manufacture or distribution of the Company's products and has the power to seize or require the recall of such products. The Company has made modifications to its 510(k) cleared devices which the Company believes do not require submission of new 510(k)s. There can be no assurance, however, that the FDA would agree with any of the Company's determinations and would not require the Company to submit new 510(k)s for any of the changes made to the devices and/or to stop marketing until new 510(k)s are cleared by the FDA.

  All of the products currently marketed by the Company either have received marketing clearance pursuant to 510(k) pre-market notifications filed by the Company and cleared by the FDA, or are exempt from obtaining marketing clearance by virtue of their status as pre-amendment devices (i.e. devices introduced into interstate commerce prior to May 28, 1976). A 510(k) pre-market notification requires the manufacturer of a medical device to establish that the device is "substantially equivalent" to medical devices legally marketed in the U.S. For future products, there can be no assurance that the FDA will concur in the Company's 510(k) request for clearance, or that the FDA will not require the Company to file PMA applications. The process of obtaining a PMA can be expensive, uncertain and lengthy, frequently requiring anywhere from one to several years from the date of submission, if approval is obtained at all. Significant delay or cost in obtaining, or failure to obtain FDA clearance to market products, or any FDA limitations on the use of the Company's products, could have a material adverse effect on the business, financial condition and results of operations of the Company.

  In addition, all of the products manufactured by the Company and its contract manufacturers must be manufactured in compliance with the FDA's Good Manufacturing Practice ("GMP") regulations. Ongoing compliance with GMP and other applicable regulatory requirements is monitored through periodic inspection by state and federal agencies, including the FDA. The FDA may inspect the Company and its facilities from time to time to determine whether the Company is in compliance with regulations relating to medical device manufacturing companies, including regulations concerning manufacturing, testing, quality control, record keeping and product labeling practices.

  FDA regulations depend heavily on administrative interpretation, and there can be no assurance that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company. In addition, changes in the existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company's products.

  Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of approvals and criminal prosecution.

  A portion of the Company's revenue is dependent upon sales of its products outside the U.S. Foreign regulatory bodies have established varying regulations governing product standards, packaging requirements, labeling requirements, import restrictions, tariff regulations, duties and tax requirements. After June 1998, medical devices may not be sold in European Union ("EU") countries unless they display the CE mark, an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In order to obtain the right to affix the CE mark to its products, the Company must obtain certification that its processes meet European quality standards, including certification that its design and manufacturing facility complies with ISO 9001 standards. There can be no assurance that the Company will be able to obtain CE mark certification for its products. The inability or failure of the Company or its international distributors to comply with varying foreign regulations or the imposition of new regulations could restrict or, in certain countries, result in the prohibition of the sale of the Company's products internationally and thereby adversely affect the Company's business, financial condition and results of operations. See "Business--Government Regulation."

  Uncertainty Regarding Patents and Proprietary Rights. The Company's success will depend in part on its ability to develop patentable products, obtain patent protection for its products both in the U.S. and in other countries and enforce its patents. However, the patent positions of medical device companies are generally uncertain and involve complex legal and factual questions. No assurance can be given that patents will issue from any patent applications owned by or licensed to the Company or that, if patents do issue, the claims allowed will be sufficiently broad to protect the Company's technology. In addition, no assurance can be given that any issued patents owned by or licensed to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The enforceability of patents issued with respect to biomedical products can be highly uncertain. Federal court decisions establishing legal standards for determining the validity and scope of patents are in transition. For example, in a currently pending case, the U.S. Supreme Court will consider whether to alter or replace the traditional standards for determining patent infringement under the doctrine of equivalents. There can be no assurance that the historical legal standard surrounding questions of validity and scope will continue to be applied or that current defenses as to issued patents in the field will offer protection in the future. The Company also relies on unpatented trade secrets to protect its proprietary technology, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent techniques or otherwise gain access to the Company's proprietary technology or disclose such technology or that the Company can ultimately protect meaningful rights to such unpatented proprietary technology.

  Legislation is pending in Congress that may limit the ability of medical device manufacturers in the future to obtain patents on surgical and medical procedures. Any limitation or reduction in the patentability of medical and surgical technology could have a material adverse effect on the Company's ability to protect its proprietary methods and procedures.

  The commercial success of the Company will also depend in part on its neither infringing patents issued to others nor breaching the licenses upon which the Company's products might be based. The Company's licenses of patents and patent applications impose various commercialization, sublicensing, insurance, royalty and other obligations on the Company. Failure of the Company to comply with these requirements could result in conversion of the licenses from being exclusive to nonexclusive in nature or termination of the licenses.

  The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Litigation, which would likely result in substantial cost to the Company, may be necessary to enforce any patents issued or licensed to the Company and/or to determine the scope and validity of others' proprietary rights. In particular, competitors of the Company and other third parties hold issued patents and are assumed by the Company to hold pending patent applications which may result in claims of infringement against the Company or other patent litigation. The Company also may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office, which could result in substantial cost to the Company, to determine the priority of inventions. Furthermore, the Company may have to participate at substantial cost in International Trade Commission proceedings to abate importation of products which would compete unfairly with products of the Company.

  The Company relies on confidentiality agreements with its collaborators, employees, advisors, vendors and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company. See "Business--Patents, Trade Secrets and Proprietary Rights."

  Dependence upon Key Suppliers. Although the Company believes that there are a number of possible vendors for most of the components and subassemblies required for its products, certain materials, including thermoplastic elastomer (TPE)-based materials and certain fluoropolymers used in certain of its ventilation tubes, currently are obtained from a single source. Although it is not presently the case, if the supply of materials from a single source vendor were interrupted, replacement or alternative sources may not be readily obtainable due to the regulatory requirements that the Company certify as to the quality and suitability of the new or alternate material. In addition, a new or supplemental filing would be required to be approved prior to the Company's marketing a product containing new material. This approval process may take a substantial period of time and there is no assurance that the Company would be able to identify, certify or obtain the necessary regulatory approval for the new material to be used in the Company's products. In addition, certain suppliers could terminate or limit the sales of certain materials to the Company for use in medical devices in an attempt to limit their potential exposure to product liability claims. See "Business-- Suppliers."

  Product Liability Risk; Limited Insurance Coverage. The manufacture and sale of medical instrumentation entail significant risk of product liability claims in the event that the use of such instrumentation is alleged to have resulted in adverse effects on a patient. The Company has taken and will continue to take what it believes are appropriate precautions, including maintaining general liability and commercial liability insurance policies which include coverage for product liability claims. Although the Company maintains what it believes to be adequate insurance, there can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the sale of its products. In addition, the Company may require, or desire to obtain, increased product liability coverage in the future. Product liability insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. Additionally, it is possible that adverse product liability actions could negatively affect the Company's ability to obtain and maintain regulatory approval for its products, as well as damage the Company's reputation in any or all markets in which it participates. See "Business-- Product Liability and Insurance."

  Environmental Matters. The past and present business operations of the Company and the past and present ownership and operations of real property by the Company are subject to extensive and changing federal, state, and local environmental laws and regulations. The Company believes it is in material compliance with all such applicable laws and regulations. The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Compliance with more stringent laws or regulations or stricter interpretations of existing laws may require additional expenditures by the Company, some of which may be material. See "Business--Environmental Matters."

  Proceeds of Offering to Benefit Existing Stockholders. Up to $25.0 million of the net proceeds of this offering will be used to redeem shares of Series C Redeemable Preferred Stock, all of which are owned by existing stockholders of the Company. The holders of the Series C Redeemable Preferred Stock have agreed that the shares of Series C Redeemable Preferred Stock not redeemed will be exchanged following the closing of this offering for shares of Common Stock at the initial public offering price. Approximately 78% of the outstanding shares of Series C Redeemable Preferred Stock is held by WP Investors, which will beneficially own approximately 48.1% of the outstanding shares of Common Stock following the closing of this offering and the Share Exchange. See "Use of Proceeds." See "Principal Stockholders" for the estimated amounts to be received upon the redemption of Series C Redeemable Preferred Stock (based upon an assumed initial offering price of $20.00 per share) by each person owning beneficially more than 5% of the outstanding Common Stock and each of the Company's directors and most highly compensated executive officers.

  Influence by Existing Stockholders. Upon completion of this offering and the Share Exchange, WP Investors will beneficially own approximately 48.1% of the outstanding shares of Common Stock. A stockholders agreement among the Company and substantially all of its current stockholders provides that WP Investors has the right to designate specified numbers of persons to the Company's Board of Directors so long as WP Investors maintains specified levels of ownership of the outstanding Common Stock. Upon completion of this offering, WP Investors will have under the stockholders agreement the right to designate three persons to be appointed or nominated to the Company's Board of Directors. Such share ownership and minority representation on the Company's Board of Directors may confer upon WP Investors significant influence over the affairs and actions of the Company. See "Management--Stockholders Agreement" and "Principal Stockholders."

  Shares Eligible for Future Sale; Potential for Adverse Effect on Stock Price. Sales of a substantial number of shares of Common Stock in the public market or the prospect of such sales could adversely affect prevailing market prices for the Common Stock. Upon completion of this offering and the Share Exchange, the Company will have outstanding 6,879,362 shares of Common Stock, assuming no exercise of the Underwriters' over-allotment option. Of these shares, the 2,500,000 shares of Common Stock to be sold in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), except for any such shares which may be acquired by an "affiliate" of the Company. Subject to certain "lock-up" agreements covering an aggregate of 4,050,926 shares held by existing shareholders, approximately 108,900 shares of Common Stock (plus 137,816 shares issuable upon exercise of then vested options) will be eligible for sale in the public market pursuant to Rule 701 under the Securities Act 90 days after the date of this offering, an additional 4,206,711 shares will be eligible for sale in the public market subject to compliance with the resale volume limitations and other restrictions of Rule 144 under the Securities Act 90 days after the date of this Prospectus and 48,399 shares will be eligible for sale in the public market without restriction under Rule 144(k) under the Securities Act. Promptly after the closing of this offering, the Company intends to file a registration statement under the Securities Act covering the sale of 669,100 shares of Common Stock reserved for issuance under the Stock Option Plan. Upon completion of this offering, there will be outstanding options to purchase a total of 501,191 shares of Common Stock. The holders of approximately 4,340,429 shares of Common Stock, after giving effect to the Stock Conversion and the Share Exchange, will hold certain registration rights with respect to their shares of Common Stock. The sale of such shares could have a material adverse effect on the Company's ability to raise capital in the public markets. See "Management--1996 Stock Option Plan," "Description of Capital Stock--Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

  Anti-takeover Considerations. The Company has amended its Restated Certificate of Incorporation to authorize the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company and could adversely affect the prevailing market price of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. In addition, the Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which could prohibit or delay a merger, takeover or other change in control of the Company and therefore discourage attempts to acquire the Company. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Section 203 of Delaware General Corporation Law."

  Immediate and Substantial Dilution to New Investors. Investors purchasing shares of Common Stock in this offering will incur substantial and immediate dilution in the pro forma net tangible book value of the Common Stock of $16.30 per share from the initial public offering price. In addition, these investors will incur additional dilution upon the exercise of outstanding stock options. See "Dilution."

  No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock. Although application will be made for approval for quotation of the Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market for the Common Stock will develop or be sustained following this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price will be determined by negotiation between the Company and the Representatives of the Underwriters based upon several factors and may not be indicative of future market prices. The price at which the Common Stock will trade will depend upon a number of factors, including, but not limited to, the Company's historical and anticipated operating results and general market and economic conditions, some of which factors are beyond the Company's control. Factors such as quarterly fluctuations in the Company's financial and operating results, announcements by the Company or others and developments affecting the Company, its products, its clients, the markets in which it competes or the industry generally, also could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market has from time to time experienced extreme price and volume fluctuations. These broad market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

  Absence of Dividends on the Common Stock. The Company does not anticipate paying cash dividends on the Common Stock in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered hereby are estimated to be $45.8 million ($52.7 million if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and expenses, assuming an initial public offering price of $20.00 per share. Of the net proceeds of this offering, $20.7 million will be used to repay the entire principal amount and accrued interest under the Company's secured term loan facility (the "Term Loan"). The Company will use the balance of the net proceeds of this offering, after repayment of the Term Loan, plus the net proceeds from the sale of any shares covered by the Underwriters' over-allotment option, for the redemption of up to a maximum of $25.0 million of Series C Redeemable Preferred Stock, with such redemption to be effected on the earlier of the closing date of the sales of shares covered by the over-allotment option or the 30th day after the date of the first closing of this offering. All of the Series C Redeemable Preferred Stock is owned by existing stockholders of the Company. In the Share Exchange, all shares of Series C Redeemable Preferred Stock remaining outstanding immediately following the redemption will be exchanged for shares of Common Stock, with the number of shares of Common Stock to be issued in such exchange to be determined by dividing the aggregate redemption price of such Series C Redeemable Preferred Stock, plus accrued but unpaid dividends, by the per share initial public offering price. Based upon an assumed initial public offering price of $20.00 per share, 239,234 shares of Series C Redeemable Preferred Stock having an aggregate redemption price of $25.0 million would be redeemed and the remaining 60,225 shares of Series C Redeemable Preferred Stock would be exchanged in the Share Exchange for 314,650 shares of Common Stock. Of this $25.0 million that would be used to effect the redemption, approximately $19.5 million will be received by WP Investors and $1.4 million in the aggregate will be received by executive officers of the Company. In the case of certain of these executive officers, a substantial portion of the amounts they receive will be used to repay loans from WP Investors used to purchase shares of the Company. See "Principal Stockholders." The balance of the net proceeds of any exercise of the Underwriters' over-allotment option will be used for working capital and general corporate purposes.

  The principal amount of the Term Loan is due in twenty quarterly installments commencing July 1, 1994 and ending April 15, 1999. The indebtedness under the Term Loan bears interest, at the Company's election, either at an annual rate of 1% plus a "base rate" (8.25% at September 2, 1996), or at 2.25% plus a "LIBOR rate" (5.58% at September 2, 1996).

  Pending application of the proceeds as described above, the Company intends to invest such proceeds in government securities and other short-term interest-bearing securities.

                                DIVIDEND POLICY

  The Company has never paid cash dividends on its Common Stock. The Company currently intends to retain any earnings to fund its business and therefore does not anticipate paying cash dividends in the foreseeable future. In addition, the Company's existing credit agreement restricts the Company's ability to pay dividends to its stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth: (i) the current portion of long-term debt and capital lease obligations and the capitalization of the Company as of June 29, 1996; and (ii) such current portion of long-term debt and capital lease obligations and capitalization as adjusted on a pro forma basis for (a) the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $20.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," (b) the Stock Conversion and (c) the Share Exchange. This table should be read in conjunction with the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus:

                                                          JUNE 29, 1996
                                                       ---------------------
                                                                  PRO FORMA
                                                                     AS
                                                        ACTUAL   ADJUSTED(1)
                                                       --------  -----------
                                                        (IN THOUSANDS, EXCEPT
                                                             SHARE DATA)
Short-term obligations:
  Current portion of long-term debt and capital lease
   obligations.......................................  $  5,236   $    136
Long-term debt:
  Term Loan (1)......................................    18,113        --
  Revolving Credit Facility and Note Payable under
   capital lease obligations.........................    12,209     12,209
Series C Redeemable Preferred Stock, $1.00 par value,
 600,000 shares authorized; 299,459 shares issued and
 outstanding actual, no shares issued and outstanding
 pro forma as adjusted (2)...........................    30,619        --
Series A Convertible Preferred Stock, $1.00 par
 value, 1,200,000 shares authorized; 744,652 shares
 issued and outstanding actual, no shares issued and
 outstanding pro forma as adjusted...................     7,241        --
Series B Convertible Preferred Stock, $1.00 par
 value, 3,500,000 shares authorized; 2,127,838 shares
 issued and outstanding actual, no shares issued and
 outstanding pro forma as adjusted...................    20,690        --
Undesignated Preferred Stock, $.01 par value,
 1,000,000 shares authorized (3), no shares issued
 and outstanding actual or pro forma as adjusted.....       --         --
Shareholders' equity (deficit):
  Common Stock, $.01 par value, 30,000,000 shares
   authorized (3); 679,270 shares issued and
   outstanding actual (3), 6,879,362 shares issued
   and outstanding pro forma as adjusted (4).........         7         69
  Non-Voting Common Stock, $.01 par value, 4,000,000
   shares authorized; 426,777 shares issued and
   outstanding actual, no shares issued and
   outstanding pro forma as adjusted (5).............         4        --
  Accumulated deficit................................   (10,391)   (11,478)
  Shareholders' notes receivable.....................      (187)      (187)
  Additional paid-in capital.........................       112     80,441
                                                       --------   --------
    Total shareholders' equity (deficit).............   (10,455)    68,845
                                                       --------   --------
      Total capitalization...........................  $ 83,653   $ 81,190
                                                       ========   ========

-------

(1) On July 1, 1996, the Company repaid $1,275,000 million in principal amount of the Term Loan and is obligated to repay an additional $1,275,000 million in principal amount of the Term Loan on October 1, 1996. The Company expects cash flow from operations and available borrowings under its revolving credit facility to be adequate to make the October payment. Includes accretion of dividends on the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Series C Redeemable Preferred Stock through October 1, 1996 of $107,000, $306,000 and $674,000, respectively, and the redemption of up to $25,000,000 of the Series C Redeemable Preferred Stock. The aggregate accretion of dividends of $1,087,000 has been included as a charge to the Pro Forma As Adjusted Accumulated deficit.
(2) Gives effect, based upon an assumed initial offering price of $20.00 per share, to the redemption of 239,234 shares of Series C Redeemable Preferred Stock from the net proceeds of this offering and the Share Exchange.
(3) Gives effect to an amendment to the Company's Restated Certificate of Incorporation filed on September 12, 1996.
(4) Does not include 501,191 shares of Common Stock issuable upon the exercise of outstanding stock options. An aggregate of 167,909 additional shares of Common Stock have been reserved for future grants under the Company's stock plans. See "Management--1996 Stock Option Plan."
(5) As part of the Stock Conversion, all outstanding shares of Non-Voting Common Stock will be converted into shares of Common Stock upon the closing of this offering.

                                   DILUTION

  The historical net tangible book deficit of the Company at June 29, 1996 was $(56,418,000) or approximately $(51.01) per share. The pro forma net tangible book deficit of the Company at June 29, 1996 was $(20,318,000) or approximately $(4.64) per share. Pro forma net tangible book value per share represents the amount of total assets, excluding intangibles (excess of cost over fair value of net assets acquired) less total liabilities, divided by the aggregate number of shares of Common Stock outstanding as of June 29, 1996 (on a pro forma basis after giving effect to the accretion of dividends on the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series C Redeemable Preferred Stock through October 1, 1996 of $1,087,000 in the aggregate, the scheduled principal payments of $2,550,000 in the aggregate on the Term Loan through October 1, 1996, the Stock Conversion and the Share Exchange). After giving effect to the receipt of the net proceeds from the sale of the 2,500,000 shares of Common Stock offered hereby, assuming an initial public offering price of $20.00 per share and after deducting the estimated underwriting discount and offering expenses to be paid by the Company, the pro forma net tangible book value of the Company at June 29, 1996 would have been $25,432,000, or $3.70 per share. This represents an immediate increase in net tangible book value of $8.34 per share of Common Stock to existing stockholders and an immediate dilution of approximately $16.30 per share to new investors purchasing shares in this offering. The following table illustrates the per share dilution:

 Assumed initial public offering price per share...............          $20.00
  Historical net tangible book deficit per share............... $(51.01)
  Increase per share related to pro forma adjustments..........   46.37
  Increase per share attributable to new investors.............    8.34
                                                                -------
 Pro forma net tangible book value per share after this                    3.70
  offering.....................................................          ------
 Dilution per share to new investors...........................          $16.30
                                                                         ======

  The following table sets forth, on a pro forma basis as of June 29, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing stockholders and by the new investors purchasing shares of Common Stock from the Company in this offering (before deducting estimated underwriting discount and offering expenses):

                                      SHARES
                                   PURCHASED(1)    TOTAL CONSIDERATION  AVERAGE
                                 ----------------- ------------------- PRICE PER
                                  NUMBER   PERCENT   AMOUNT    PERCENT   SHARE
                                 --------- ------- ----------- ------- ---------
  Existing stockholders......... 4,379,362    64%  $34,760,651    41%   $ 7.94
  New investors................. 2,500,000    36%  $50,000,000    59%   $20.00
                                 ---------   ---   -----------   ---
  Total......................... 6,879,362   100%  $84,760,651   100%
                                 =========   ===   ===========   ===

--------
(1) The foregoing tables exclude shares that were issuable upon exercise of options outstanding at June 29, 1996. As of June 29, 1996, there were options outstanding to purchase an aggregate of 441,191 shares at a weighted average exercise price of $9.63 per share. Between June 29, 1996 and August 20, 1996, the Company granted options to purchase an aggregate of 60,000 shares of Common Stock at a weighted average exercise price of $10.65 per share. To the extent that outstanding options are exercised in the future, there will be further dilution to new investors. See "Management--1996 Stock Option Plan."

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following table summarizes certain selected consolidated financial data, which should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company, prior to April 15, 1994, consisted solely of Merocel Corporation. The selected consolidated financial data for all years presented has been derived from the Company's audited financial statements, which have been audited by Ernst & Young LLP, the Company's independent auditors. The selected consolidated financial data as of and for the six months ended July 1, 1995 and June 29, 1996 have been derived from the Company's unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations as of such dates and for such periods. The results for the six months ended June 29, 1996 are not necessarily indicative of the results to be expected for the entire year or the periods following in 1996.

                                YEARS ENDED DECEMBER 31,             SIX MONTHS ENDED
                          -----------------------------------------  -----------------
                                                                     JULY 1,  JUNE 29,
                           1991    1992    1993    1994(1)   1995     1995      1996
                          ------  ------  -------  -------  -------  -------  --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA (1):
 Sales, net.............  $6,787  $8,160  $10,071  $42,475  $59,865  $29,424  $ 32,942
 Cost of sales..........   2,620   2,357    2,876   15,350   22,256   10,686    12,690
 Amortization of
 acquisition costs
 allocated to inventory.     --      --       --     3,883      919      919       --
                          ------  ------  -------  -------  -------  -------  --------
 Gross profit...........   4,167   5,803    7,195   23,242   36,690   17,819    20,252
 Operating Expenses:
 Selling, general and
  administrative .......   3,155   3,914    6,074   19,126   27,077   12,440    14,129
 Research and
  development...........      84     211      311    1,958    2,405    1,158     1,719
 Amortization of
  intangibles (2).......     436     391      394    2,652    2,579    1,224     1,168
 Write-off of acquired
  research and
  development...........     --      --       --       --       --       --      2,380
 Restructuring charges..     --      --       --       --       --       --      3,093
                          ------  ------  -------  -------  -------  -------  --------
 Total operating           3,675   4,516    6,779   23,736   32,061   14,822    22,489
  expenses..............  ------  ------  -------  -------  -------  -------  --------
 Operating income (loss)
  from continuing
  operations............     492   1,287      416     (494)   4,629    2,997    (2,237)
 Interest expense.......    (125)    (73)    (102)  (2,148)  (3,063)  (1,579)   (1,536)
 Other income (expense),      38      47       26      313      114     (136)       64
  net...................  ------  ------  -------  -------  -------  -------  --------
 Income (loss) from
  continuing operations
  before income tax
  expense (benefit).....     405   1,261      340   (2,329)   1,680    1,282    (3,709)
 Income tax expense          174     592      121     (774)   1,355      855      (536)
  (benefit).............  ------  ------  -------  -------  -------  -------  --------
 Income (loss) from
  continuing operations.     231     669      219   (1,555)     325      427    (3,173)
 Discontinued Operations
 (3):
 Income from operations
  of discontinued
  surgical drapes
  segment (net of tax)..     --      --       --       463      306      295       --
 Loss on disposal of
  surgical drapes            --      --       --       --    (2,485)     --        --
  segment (net of tax)..  ------  ------  -------  -------  -------  -------  --------
 Net income (loss)......  $  231  $  669  $   219  $(1,092) $(1,854) $   722  $ (3,173)
                          ======  ======  =======  =======  =======  =======  ========
PRO FORMA STATEMENT OF
OPERATIONS DATA (4):
 Income (loss) from
  continuing operations.                                    $  (149)          $ (3,249)
 Preferred stock                                                --                 538
  dividends.............                                    -------           --------
 Income (loss) from
  continuing operations
  available to common
  shareholders (5)......                                       (149)            (3,787)
 Interest expense, net                                        1,300                581
  of taxes..............                                    -------           --------
 Supplementary income
  (loss) from continuing                                    $ 1,151           $ (3,206)
  operations (6)........                                    =======           ========
 Pro forma per share
 Income (loss) from
  continuing operations
  available to common                                       $  (.03)          $   (.82)
  shareholders..........                                    =======           ========
 Supplementary income
  (loss) from continuing
  operations available
  to common                                                 $   .16           $   (.45)
  shareholders..........                                    =======           ========
 Pro forma weighted
  average common shares                                       4,632              4,635
  outstanding (5).......                                    =======           ========
 Supplementary pro forma
  weighted average
  common shares                                               7,132              7,135
  outstanding (6).......                                    =======           ========

                            See accompanying notes.

                                       DECEMBER 31,
                          -------------------------------------------
                                                                       JULY 1,  JUNE 29,
                           1991     1992     1993     1994     1995     1995      1996
                          -------  -------  -------  -------  -------  -------  --------
BALANCE SHEET DATA:
Working capital.........  $ 2,146  $ 2,108  $ 3,126  $12,744  $12,234  $10,407  $11,061
Cost in excess of net
 assets acquired, net...      --       --       --    54,300   46,381   53,182   45,963
Total assets............    7,968    8,483    9,484   95,720   93,123   92,937   96,154
Long-term debt including
 redeemable preferred
 stock..................    9,760   10,157   11,308   89,985   90,488   87,803   88,872
Total shareholders' eq-
 uity (deficit).........   (1,725)  (1,054)    (834)  (7,336) (13,058)  (8,553) (10,455)

--------
(1) The statement of operations data includes the results of operations of Xomed-Treace, Inc. since the date of its acquisition by the Company in April 1994.
(2) Amortization of intangibles includes amortization of foreign distribution rights of $838,000, $162,000 and $162,000, respectively, for the years ended December 31, 1994 and 1995 and the six months ended July 1, 1995.
(3) In July 1995, the Company sold its surgical drapes segment to an unrelated third party and simultaneously acquired from this party prosthetic implant device and ventilation tube product lines. The Company has treated the surgical drapes segment as a discontinued operation, and a loss on disposition of $2,485,000 (after income tax benefit of $1,386,000) was recorded upon completion of the transaction. The Company has restated its Statement of Operations to reflect its treatment of this segment as a discontinued operation. Income from continuing operations is after income tax expense of $309,000, $203,000 and $197,000 for the years ended December 31, 1994 and 1995 and for the six months ended July 1, 1995, respectively.
(4) The pro forma income from continuing operations has been adjusted to reflect: (i) the acquisition of TreBay as if the acquisition had occurred on January 1, 1995 (see Notes to Consolidated Financial Statements--Note 18--Pro Forma Balance Sheet and Statement of Operations (Unaudited)); (ii) the capital contribution of accrued cumulative preferred stock dividends of $7,559,000 in connection with the acquisition of TreBay; and (iii) the Share Exchange.
(5) Pro forma income from continuing operations per common share and weighted average common shares outstanding have been adjusted to give effect as of January 1, 1995 to: (i) the conversion of all Series A Convertible Preferred Stock and Series B Convertible Preferred Stock outstanding as of December 31, 1995 into Common Stock and Non-Voting Common Stock, respectively; (ii) the conversion of 390,000 shares of Series A Convertible Preferred Stock issued in the April 1996 acquisition of TreBay into Common Stock; (iii) the exercise of all outstanding options to purchase Common Stock; and (iv) the Share Exchange.
(6) Supplementary pro forma net income per share is computed upon the basis stated above in notes 4 and 5 and giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby and the repayment of approximately $23,213,000 of principal amount of the Term Loan and $25,000,000 of Series C Redeemable Preferred Stock as if the offering was effected January 1, 1995. Interest expense, net of tax benefit, totaling $1,299,770 and $580,632 for the year ended December 31, 1995 and six months ended June 29, 1996 has been eliminated as a result of the assumed repayment of the Term Loan.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  The Company is a leading developer, manufacturer and marketer of a broad line of surgical products for use by ENT specialists. The Company's broad line of products includes, in its core ENT market, powered tissue-removal systems and other microendoscopy instruments, implantable devices, nerve monitoring systems and disposable fluid-control products. The Company also offers a line of ophthalmic and other products. The Company distributes its products on a worldwide basis through a 62-person direct sales organization in the U.S. and selected other countries and through a network of 121 independent distributors.

 BACKGROUND

  The business of Xomed, Inc. was established in 1970 to manufacture and distribute ventilation tube implants for the middle ear. In 1979, the business was acquired by Bristol-Myers Squibb Company ("Bristol-Myers"). In 1989, Bristol-Myers acquired Treace Medical, Inc. and merged the two companies together forming Xomed-Treace, Inc. On April 15, 1994, Bristol-Myers sold Xomed-Treace, Inc. to the Company for a purchase price of approximately $81.0 million (the "Xomed Acquisition"). The Company is a Delaware corporation formerly known as Merocel/Xomed Holdings, Inc., which was organized for the purpose of acquiring all of the outstanding stock of Merocel Corporation ("Merocel") and of Xomed-Treace, Inc. and Xomed-Treace, P.R. Inc. (collectively, "Xomed-Treace"). Merocel, which was formed in 1970, manufactures and markets a line of disposable fluid-control products primarily used in sinus surgery and rhinology. The Company, prior to April 15, 1994, consisted solely of Merocel.

  In July 1995, the Company sold its surgical drapes segment to an unrelated party and simultaneously acquired from this party several otology product lines (the "Otology Acquisition"). In April 1996, the Company acquired TreBay, a microendoscopy products company. The senior management of TreBay, including James T. Treace, F. Barry Bays and Thomas E. Timbie, assumed senior management positions at the Company at the time of the Company's acquisition of TreBay.

 XOMED ACQUISITION

  The Xomed Acquisition has significantly affected the Company's results of operations following the April 15, 1994 consummation of the transaction. The Xomed Acquisition has been accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $81.0 million was allocated to the assets acquired and liabilities assumed based upon their respective fair values at date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired of approximately $56.0 million was allocated to goodwill. Of this amount, $49.9 million related to continuing operations and $6.1 million related to the surgical drapes segment which was sold in July 1995 and has been presented as discontinued operations. As a result, amortization of intangibles (over a 25-year life) has been significantly increased. Further, the value of inventory of continuing operations was increased by $4.8 million and was charged to cost of goods sold for the 1994 period following the Xomed Acquisition ($3.9 million) and the first quarter of 1995 ($0.9 million) (the "Inventory Valuation Adjustment"). These costs reduced gross profit in these periods. Other intangible assets relating to foreign distribution rights were valued in connection with the acquisition, and as a result, amortization of intangibles was increased by $0.8 million for the 1994 period following the Xomed Acquisition and $0.2 million for the first quarter of 1995 (the "International Distribution Rights Amortization"). In addition, interest expense increased due to the increased borrowings to finance the Xomed Acquisition.

  The Xomed Acquisition and the Company's initial working capital were funded primarily through the issuance of $43.5 million of preferred stock and from the incurrence of approximately $45.9 million in long-term debt. In connection with the Xomed Acquisition, management implemented a restructuring plan for Xomed-Treace that included the closing of manufacturing operations in Puerto Rico and the elimination of certain overhead in other facilities.

 DISCONTINUED OPERATIONS

  In connection with the Xomed Acquisition on April 15, 1994, the tangible assets related to the surgical drapes segment, which consisted primarily of inventory and equipment, were separately identified and recorded at fair value. The goodwill related to this segment was also determined as of April 15, 1994 based on an independent valuation. In the July 1995 Otology Acquisition, the Company decided to dispose of the surgical drapes segment and finalized an agreement to exchange the segment's assets for cash, notes receivable, inventory and fixed assets of several otology product lines of an unrelated entity. There were no significant intangibles such as customer lists or patents acquired in connection with the Otology Acquisition, nor was any work force transferred. Due to the significance of the monetary assets received, the transaction was recorded at fair value which resulted in a loss on discontinuance of approximately $2.5 million (after a $1.4 million tax benefit) in the third quarter of 1995. See Note 3 to Notes to Consolidated Financial Statements. There was no intent to dispose of the surgical drapes segment at the time of the Xomed Acquisition. The surgical drapes segment has been presented as discontinued operations.

 CHANGE IN DISTRIBUTION CHANNELS

  On January 1, 1996 the Company effected two changes in its product distribution to focus the Company's resources on its core product lines of sinus and rhinology, head and neck and otology. The first involved changing from distributing its ophthalmic product line through its direct sales force to distributing this line through an independent dealer network. As a result of this change, the Company's net sales were approximately $0.9 million lower in the first half of 1996 than they would have been if the ophthalmic product line had continued to be distributed through the Company's direct sales force.

  The second change involved moving the distribution of the Company's Merocel fluid-control products from an independent dealer network to the Company's U.S. direct sales force. As a result of this change, the Company's net sales were approximately $0.5 million higher in the first half of 1996 than they would have been if the Merocel product line had continued to be distributed through independent dealers.

 ACQUISITION OF TREBAY

  The Company's acquisition of TreBay in April 1996 has been accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $6.6 million was allocated to the individual assets acquired and liabilities assumed, based upon their respective fair values at the date of acquisition. The transaction resulted in cost in excess of net assets acquired of $4.4 million, of which $2.4 million was allocated to in-process research and development and charged to expense in the second quarter of 1996. The in-process research and development was valued based upon an independent valuation utilizing management's projections of cash flows and cost to achieve technological feasibility of the products. Estimated costs to achieve technological feasibility are approximately $420,000 which are expected to be incurred over the next three years and are related to clinical testing and product design modifications. The acquisition was funded through the issuance of $2.8 million of redeemable preferred stock and $3.7 million of convertible preferred stock.

 RESTRUCTURING CHARGES

  During the second quarter of 1996, the Company's new management team initiated cost savings programs that resulted in reductions of 50 employees at the Company's three domestic locations. The reductions included 20 management and administrative employees at the Company's Mystic, Connecticut manufacturing facility, 17 management and administrative employees at the Company's Jacksonville, Florida headquarters and 13 management and production employees at the Company's St. Louis, Missouri manufacturing facility. The restructuring eliminated redundant overhead at the sites, and the Company expects these actions to yield cost savings primarily in general and administrative expense. The Company incurred a restructuring charge of approximately $3.1 million during the second quarter of 1996 primarily to reflect the cost of the severance payments to terminated employees. Most of the affected employees were terminated in the second quarter of 1996 with severance beginning at that time. The Company expects to have paid out approximately 70% of the severance payments by December 31, 1996.

 OTHER RECENT EVENTS

  In December 1995, the Company became the exclusive worldwide distributor of Implantech Associates, Inc.'s line of facial plastic implants to the ENT market. In April 1996, the Company became the exclusive distributor of BOSS Instruments Ltd.'s line of hand instrumentation products to the U.S. ENT market. The Company introduced in the second quarter of 1996 its Wizard Plus powered tissue-removal system and NIM-2(R) XL nerve monitoring system. In connection with the introduction of these new products, the Company reserved significant numbers of the initial products manufactured as samples to be used by its sales force in marketing efforts, which resulted in a charge to selling, general and administrative expenses of approximately $0.6 million during the first half of 1996.

  The Company will record non-cash compensation expense related to stock options issued in June 1996 and subsequent thereto. The Company estimates that non-cash compensation expense will approximate $28,000 in the third quarter of 1996 ($112,000 on an annualized basis over a four-year period). Non-cash compensation expense for the six months ended June 29, 1996 was not material.

 SEASONALITY

  The Company's sales and operating results have varied, and are expected to continue to vary significantly from quarter to quarter as a result of seasonal patterns. The Company believes that its business is seasonal in nature, with the third quarter of each year typically having the lowest sales and the fourth quarter of each year typically having the highest sales. There can be no assurance that future seasonal fluctuations will not adversely affect the Company's business, financial condition and results of operations.

 CURRENCY EXCHANGE RISKS

  The Company's international business may be affected by fluctuations in currency exchange rates. The Company's establishment of direct international sales operations further increases its exposure to fluctuations in currency exchange rates because the sales of these operations are denominated in local currency and not in U.S. dollars, in contrast to its international sales through local distributors which are denominated in U.S. dollars. At present, the Company does not engage in hedging transactions to protect against uncertainty in the level of future exchange rates between particular foreign currencies and the U.S. dollar because a majority of the sales of the Company's direct international sales operations are denominated in what the Company believes to be relatively stable currencies.

SIX MONTHS ENDED JUNE 29, 1996 COMPARED TO SIX MONTHS ENDED JULY 1, 1995

  Net Sales. Net sales increased 12.0% to $32.9 million in the first half of 1996 from $29.4 million in the comparable period in 1995. In the core businesses of sinus and rhinology, head and neck and otology, sales increased 22.4% in the first half of 1996 over the prior comparable period, which resulted in these product lines representing 80.0% of the Company's revenue during the first half of 1996 as compared to 73.2% in the first half of 1995. These increases were principally the result of sales generated from several new products introduced recently including the Company's Wizard and Wizard Plus powered tissue-removal systems, the Activent anti-microbial vent tube line, an otology implant line acquired in the Otology Acquisition in the third quarter of 1995 and a line of facial implant products. In addition, several existing product lines showed strong sales growth over the prior period including the Merocel fluid-control products and the NIM-2(R) XL nerve monitoring system. The increase in Merocel products sales was due partly to price increases resulting from moving the distribution of these products, effective on January 1, 1996, from an independent dealer network to the Company's U.S. direct sales force. Sales were adversely affected, however, by a change in the distribution system for the Company's ophthalmic product line. On January 1, 1996, the Company commenced distribution of its ophthalmic line through an independent dealer network, with the Company selling to dealers at wholesale prices. During the first half of 1995, these products were distributed through the Company's direct sales force at retail pricing. This change was made to better focus the direct sales force on the ENT market. Although unit volume in the ophthalmic business was comparable between the two periods, net sales decreased as a result of the price differential from changing the distribution channel. Associated ophthalmic operating expenses also declined. Sales also increased in several other product lines due to increased penetration of international markets through recently established direct sales sites. International sales increased 25.2% during the period and represented 34.3% of the Company's revenue in the first half of 1996 compared to 30.7% in the first half of 1995.

  Cost of Sales. Cost of sales increased 9.3% to $12.7 million in the first half of 1996 from $11.6 million in the first half of 1995. As a percent of sales, cost of sales decreased to 38.5% in the first half of 1996 from 39.4% in the prior comparable period. In accounting for the Xomed Acquisition, the Company effected the Inventory Valuation Adjustment by which a portion of the excess cost of the acquisition over book value of the net assets acquired was allocated to inventory. This allocation resulted in an increase in inventory value of $5.3 million, of which $4.8 million was allocated to the inventory of continuing operations. The inventory valued on this basis was charged to cost of sales on a FIFO basis as it was sold. This increased cost of sales in the first half of 1995 by $0.9 million. No such adjustment affected 1996. Without this charge, cost of sales would have increased 18.8% to $12.7 million in the first half of 1996 from $10.7 million in the prior comparable period and cost of sales as a percent of sales would have increased to 38.5% in the first half of 1996 from 36.3% in the prior comparable period. This increase was primarily due to the change in the distribution method described above for the ophthalmic line which resulted in lower average selling prices. This increase was partially offset by an increase in the ratio of higher margin disposable and implantable products to equipment and instrumentation products, as well as the change in the distribution of the Merocel product line which resulted in a higher average selling price.

  Gross Profit. Gross profit as a percent of sales increased to 61.5% in the first half of 1996 from 60.6% in the prior comparable quarter. Without the effects of the Inventory Valuation Adjustment discussed above, gross profit as a percent of sales would have decreased to 61.5% in the first half of 1996 from 63.7% in the prior comparable period for the reasons discussed above.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 13.6% to $14.1 million in the first half of 1996 from $12.4 million in the prior comparable period. This increase was due primarily to higher commissions on a larger sales base, an increase in the average commission rate, the operating expenses of a new direct sales subsidiary in Germany, which began operations in the first quarter of 1996, and promotional expenses related to the Company's line of sinus endoscopy systems. As a percent of sales, selling, general and administrative expenses increased to 42.9% in the first half of 1996 from 42.3% in the comparable 1995 period. The Company believes that certain restructuring actions taken in the second quarter of 1996 should result in savings that will reduce these expenses as a percent of sales. There can be no assurances, however, that management will be able to decrease selling, general and administrative expenses as a percentage of sales through such restructuring actions.

  Research and Development. Research and development expenses increased 48.5% to $1.7 million in the first half of 1996 from $1.2 million in the first half of 1995 and increased as a percent of sales to 5.2% from 3.9% during the same period. This increase is primarily the result of project expenses related to the development of the new XPS powered tissue-removal system and the Powerforma drill system. Although it has in the past relied in part on strategic acquisitions and licensing of third-party technology to develop its broad line of ENT products, the Company believes it has a strong base of proprietary engineering, manufacturing and bio-material capabilities upon which to build its future research and development efforts. The Company plans to increase research and development expenses while maintaining spending as a percent of sales to a ratio similar to that in the first half of 1996.

  Amortization. Amortization expense in the first half of 1996 and in the first half of 1995 related principally to approximately $49.9 million of goodwill related to continuing operations generated from the Xomed Acquisition in April 1994, which is being amortized over 25 years.

  Write-off of Acquired Research and Development. The TreBay acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $6.6 million was allocated to the individual TreBay assets acquired and liabilities assumed, based upon their respective fair values at the date of acquisition. The transaction resulted in cost in excess of net assets acquired of approximately $4.4 million, of which $2.4 million was allocated to in-process research and development and charged to expense in the second quarter of 1996.

  Restructuring Charges. During the second quarter of 1996, the Company's new management team initiated cost savings programs that resulted in reductions of 50 employees at the Company's three domestic locations. The reductions included 20 management and administrative employees at the Company's Mystic, Connecticut manufacturing facility, 17 management and administrative employees at the Company's Jacksonville, Florida headquarters and 13 management and production employees at the Company's St. Louis, Missouri manufacturing facility. The restructuring eliminated redundant overhead at the sites, and the Company expects these actions to yield cost savings primarily in general and administrative expense. The Company incurred a restructuring charge of approximately $3.1 million during the second quarter of 1996 primarily to reflect the cost of the severance payments to terminated employees. Most of the affected employees were terminated in the second quarter of 1996 with severance beginning at that time. The Company expects to have paid out approximately 70% of the severance payments by December 31, 1996.

  Interest and Other. Interest expense during the first half of 1996 was consistent with the prior comparable period at approximately $1.5 million. Interest expense related principally to the Term Loan and the Company's secured revolving credit facility (the "Revolving Credit Facility") as described below in "--Liquidity and Capital Resources." Other income of $64,000 in the second half of 1996 was $200,000 higher than the $136,000 of expense reported in the first half of 1995 related principally to royalty income on a product licensed to a third party.

  Income Taxes. The benefit for income taxes in the first half of 1996 of $.5 million was $1.4 million lower than the $0.9 million expense recorded in the prior comparable period. The tax benefit in 1996 resulted primarily from the recording of the restructuring expense discussed above. The Company's effective tax rate in the first half of 1996 was 14% as compared to 67% in the prior comparable period. The Company's effective tax rate was low in 1996 due to the lack of tax benefit related to the write-off of in-process research and development costs and high in 1995 due principally to losses incurred by foreign direct sales subsidiaries during their start-up stages, the related tax benefits of which were not recorded because of uncertainty as to their ultimate realization. Without the effect of the write-off of in-process research and development, the 1996 effective tax rate is 40%. The 1996 effective tax rate assumes that the foreign direct sales subsidiaries become profitable during the year. There can be no assurance that the foreign subsidiaries will be profitable in 1996. A failure of the foreign subsidiaries to be profitable in 1996 could result in an effective tax rate higher than the 40% currently being utilized.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  The principal reason for the increases in the Company's operating data from 1994 to 1995 was the effect on results of operations and the related balance sheet data of the Xomed Acquisition in April 1994. The year ended December 31, 1995 contains a full year of operating results of Xomed-Treace compared to eight and one-half months in 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and Note 1 to Notes to Consolidated Financial Statements.

  Net Sales. Net sales increased 40.9% to $59.9 million in 1995 from $42.5 million in 1994, principally as a result of the inclusion of Xomed-Treace's operations for the full year 1995 as compared to eight and one-half months in 1994. In addition, new product sales increased from the Company's Wizard powered tissue-removal system, which was introduced during the third quarter of 1995, a line of sinus microendoscopy instrumentation and sales generated from the acquisition of an otology implant line acquired in the Otology Acquisition during the third quarter of 1995. New international direct sales operations were established in Canada and Australia during the third quarter of 1994 and in the United Kingdom and France during the first quarter of 1995, which resulted in increased penetration of existing and new products in these markets as well as higher pricing for these products because of the change to distributing directly rather than through wholesale distribution channels.

  Cost of Sales. Cost of sales increased 20.5% to $23.2 million in 1995 from $19.2 million in 1994 principally as a result of the inclusion of Xomed-Treace's operations for the full year 1995 as compared to eight and one-half months in 1994. As a percent of sales, cost of sales decreased to 38.7% in 1995 from 45.3% in 1994. Cost of sales included charges related to the Inventory Valuation Adjustment from the Xomed Acquisition consisting of $0.9 million in 1995 and $3.9 million in 1994. Without the impact of this change, cost of sales as a percent of sales would have increased to 37.2% in 1995 from 36.1% in 1994. The increase in cost of sales as a percent of sales is principally due to the inclusion of Xomed-Treace's operations for a full year in 1995 as compared to eight and one-half months in 1994. Xomed-Treace's product lines had generally higher cost products as a percent of sales than the Merocel product line. The increase from the product mix change described above was partially offset by higher margins on sales achieved through international direct sales operations established during 1994 and early 1995.

  Gross Profit. Gross profit as a percent of sales increased to 61.3% in 1995 from 54.7% in 1994 principally due to the effect of the change in amortization related to the Inventory Valuation Adjustment previously discussed. Without the impact of this adjustment, gross profit as a percent of sales would have decreased to 62.8% from 63.9% for the reasons described above.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 41.6% to $27.1 million in 1995 from $19.1 million in 1994. Of the increase, $5.4 million or 67.8% represents the inclusion of Xomed-Treace's operations for the full year 1995 as compared to eight and one-half months in 1994. The balance of the increase is due to higher international expenses related to the establishment of direct sales operations in Canada, Australia, the United Kingdom and France during the latter part of 1994 and early 1995 and expenses associated with the integration of the prosthetic implant devices and ventilation tube product line acquired during the year in the Otology Acquisition. Selling, general and administrative expenses increased slightly as a percent of sales to 45.2% in 1995 from 45.0% in 1994.

  Research and Development. Research and development expenses increased 22.8% to $2.4 million in 1995 from $2.0 million in 1994 principally as a result of the inclusion of Xomed-Treace's operations for the full year 1995 as compared to eight and one-half months in 1994. The increase was partially offset by savings from restructuring actions implemented in 1994.

  Amortization. Amortization decreased 2.8% to $2.6 million in 1995 from $2.7 million in 1994. The net decrease represents an increase due to the inclusion of Xomed-Treace's operations for the full year 1995 as compared to eight and one-half months in 1994, which was more than offset by International Distribution Rights Amortization that was greater in 1995 than in the 1994 period.

  Interest and Other. Interest expense increased 42.6% to $3.1 million in 1995 from $2.1 million in 1994 principally as a result of incurring a full year of interest expense in 1995 related to the Xomed Acquisition in April 1994. Other income of $0.3 million in 1994 represented royalty income from a product licensed to a third party.

  Income Taxes. A tax provision of $1.4 million was recorded in 1995 compared with a tax benefit of $0.8 million in 1994. The tax benefit in 1994 was primarily due to losses generated by amortization expenses related to the Xomed Acquisition in that year. The effective tax rate increased to 81% in 1995 from 33% in 1994. The increase was primarily due to losses incurred by foreign direct sales subsidiaries in 1995 during their start-up stages whose related tax benefits were not recorded due to uncertainty about their ultimate realization.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  The principal reason for the increases in the Company's operating data from 1993 to 1994 is the effect on results of operations and the related balance sheet data of the Xomed Acquisition in April 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Overview" and Note 1 to Notes to Consolidated Financial Statements.

  Net Sales. Net sales increased 321.8% to $42.5 million in 1994 from $10.1 million in 1993, primarily as a result of the inclusion of Xomed-Treace's operations for eight and one-half months in 1994.

  Cost of Sales. Cost of sales increased 668.7% to $19.2 million in 1994 from $2.9 million in 1993. This increase was principally due to the inclusion of Xomed-Treace's operations for eight and one-half months in 1994. As a percent of sales, cost of sales increased to 45.3% in 1994 from 28.6% in 1993. Cost of sales in 1994 included $3.9 million related to the Inventory Valuation Adjustment from the Xomed Acquisition. Without the impact of this charge, cost of sales as a percent of sales would have increased to 36.1% in 1994 from 28.6% in 1993 principally due to the inclusion of Xomed-Treace's operations for eight and one-half months in 1994. Xomed-Treace's product lines had generally higher cost products as a percent of sales than the Merocel product line. The increase from the product mix change described above was partially offset by higher margins on sales achieved through international direct sales operations established during 1994.

  Gross Profit. Gross profit as a percent of sales decreased to 54.7% in 1994 from 71.4% in 1993, primarily due to the Inventory Valuation Adjustment of $3.9 million in 1994. Without the impact of this change, gross profit as a percent of sales would have decreased to 63.9% in 1994 from 71.4% in 1993 for the reasons described above.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 214.9% to $19.1 million in 1994 from $6.1 million in 1993. Of the increase, $12.4 million or 95% represents the inclusion of Xomed-Treace's operations for eight and one-half months in 1994. As a percent of sales, selling, general and administrative expenses decreased to 45.0% in 1994 from 60.3% in 1993 due to greater economies of scale resulting from the Xomed Acquisition.

  Research and Development. Research and development expenses increased 529.6% to $2.0 million in 1994 from $0.3 million in 1993 principally as a result of the inclusion of Xomed-Treace's operations for eight and one-half months in 1994.

  Amortization. Amortization increased 573.1% to $2.7 million in 1994 from $0.4 million in 1993. This increase is due to the inclusion of Xomed-Treace's operations in 1994 and relates principally to amortization of goodwill created in the Xomed Acquisiton. The goodwill from this transaction is being amortized over 25 years.

  Interest and Other. Interest expense increased to $2.1 million in 1994 from $0.1 million in 1993 principally due to the Term Loan and the Revolving Credit Facility that were established in April 1994 in connection with the Xomed Acquisition as described in "--Liquidity and Capital Resources." Other income of $0.3 million in 1994 represented royalty income from a product licensed to a third party.

  Income Taxes. A tax benefit of $0.8 million was recorded in 1994 compared with a tax provision of $0.1 million in 1993. The tax benefit in 1994 was primarily due to losses generated by amortization expenses related to the Xomed Acquisition in that year.

LIQUIDITY AND CAPITAL RESOURCES

  The Company historically has financed its operations (including capital expenditures) through cash flows from operations. Since the Xomed Acquisition in April 1994, which was financed in part by the incurrence of $45.9 million of debt under the Term Loan and the Revolving Credit Facility, all cash flow generated from operations has been applied to repay the outstanding principal on the Term Loan or the Revolving Credit Facility. By June 29, 1996, the aggregate principal balance of the Term Loan and the Revolving Credit Facility had been reduced to $35.0 million.

  During the six months ended June 29, 1996, the Company generated cash from operating activities of $1.4 million as compared with $4.4 million in the prior comparable period. In the first half of 1996, the Company used $2.0 million of cash to increase inventories while in the prior comparable period, the Company generated cash from inventory reductions of $1.4 million. The inventory increase in 1996 principally related to new products introduced during the latter part of 1995 and early 1996. In addition, the restructuring expense of $3.1 million recorded during the first half of 1996 lowered cash flow from operations by $0.6 million after taking into account the increase in accrued restructuring costs of $2.5 million. During 1995, the Company generated cash flow from operations of $6.3 million compared with $4.0 million in 1994. The change in cash flow between the years relates principally to the inclusion of the operations of Xomed-Treace for eight and one-half months in 1994 as compared with a full year in 1995. Working capital at June 29, 1996 was $11.1 million as compared with $10.4 million at July 1, 1995. The increase in working capital relates principally to an increase in inventory which was partially offset by increases in accrued restructuring costs and the current portion of long-term debt. Working capital at December 31, 1995 was $12.2 million as compared to $12.7 million at December 31, 1994. The Company believes cash flow from operations combined with the amounts available for borrowing under the Revolving Credit Facility will be sufficient to finance working capital needs for the next 18 to 24 months.

  Cash generated in investing activities was $0.5 million in the first half of 1996 as compared to cash used in investing activities of $1.4 million in the prior comparable period. During the second quarter of 1996, the Company acquired TreBay by issuing preferred stock. The assets acquired in this transaction included $2.0 million in cash, which is reported as a source of cash from investing activities. In addition, certificates of deposit related to a foreign subsidiary matured during the first half of 1996 generating $0.3 million in cash. Capital expenditures were $1.7 million during each of the first half of 1996 and 1995 and related principally to purchases of manufacturing equipment. Cash used in investing activities was $4.0 million in 1995 as compared with $83.4 million in 1994, during which period $80.9 million related to the Xomed Acquisition.

  Cash used in financing activities was $1.7 million in the first half of 1996 as compared with $2.9 million in the first half of 1995. In general, all cash generated from operations that is not used in investing activities is used to reduce outstanding debt under the Term Loan and the Revolving Credit Facility. Cash used in financing activities in 1995 of $2.1 million compared with cash provided by financing activities of $78.3 million in 1994, during which period cash was received from the establishment of the Term Loan and the Revolving Credit Facility as well as from the issuance of preferred stock related to the Xomed Acquisition.

  Under the terms of the Revolving Credit Facility, the Company may borrow up to $14.0 million for working capital and operating needs. The amount available to the Company at any given time is based upon various percentages of the Company's outstanding inventories and accounts receivable as determined periodically throughout the year (the "Borrowing Base"). Any excess of the principal amount outstanding under the Revolving Credit Facility over the Borrowing Base must be repaid by the Company. The outstanding principal under the Revolving Credit Facility is due and payable on April 15, 1999. Management expects that the Borrowing Base will remain at a level for the next twelve months that will not require the Company to make any repayments of principal outstanding under the Revolving Credit Facility during such period. At August 1, 1996, the Borrowing Base under the Revolving Credit Facility was $13.8 million, of which $12.0 million was outstanding and $1.8 million was available for additional borrowing. The Revolving Credit Facility is secured by substantially all the assets of the Company, contains restrictions regarding payment of dividends, incurrence of additional debt and capital expenditures and requires compliance with various financial covenants. The indebtedness under the Revolving Credit Facility bears interest, at the Company's election, either at an annual rate of 1% plus a "base rate" (8.25% at September 2, 1996), or at 2 1/4% plus a "eurodollar rate" (5.58% at September 2, 1996).

  The Company was not in compliance as of December 31, 1995 or March 30, 1996 with a financial covenant of the Term Loan and the Revolving Credit Facility that requires the consolidated shareholders' equity of the Company at the end of each fiscal quarter to be not less than $47 million plus 50% of the Company's annual net income on a cumulative basis. Waivers were obtained for this noncompliance, which resulted primarily from the write-off of goodwill in connection with the sale of the Company's surgical drapes segment. The acquisition of TreBay in the second quarter of 1996 increased the Company's shareholders' equity and brought the Company into compliance with this covenant. In addition, as of June 29, 1996, the Company was not in compliance with financial covenants under the Term Loan and the Revolving Credit Facility that require the Company, for any consecutive four quarter period, to maintain a ratio of operating cash flow to financial obligations of not less than 1.25 to 1.0 and a ratio of earnings before interest and taxes to interest expense of not less than 3.5 to 1.0. This noncompliance, for which the Company obtained waivers on September 3, 1996, resulted primarily from (i) the $3.1 million charge associated with the restructuring actions taken by the Company in the second quarter of 1996; and (ii) the $2.4 million charge in the second quarter of 1996 for costs allocated to in-process research and development in connection with the acquisition of TreBay. In conjunction with the September 3, 1996 waivers, the Company obtained amendments to the two financial covenants that, among other things, offset the effect of the foregoing charges and made the covenants less rigorous for the four-quarter period ending September 28, 1996. The Company currently anticipates that it will be in compliance with the amended financial covenants for at least one year (from the June 29, 1996 balance sheet date), although there can be no assurance of such future compliance.

  Of the net proceeds of this offering, $20.7 million will be used to repay the entire principal amount of and accrued interest on the Term Loan. The Company will use the balance of the net proceeds of this offering, after repayment of the Term Loan, plus the net proceeds from the sale of any shares covered by the Underwriters' over-allotment option, for the redemption of up to a maximum of $25.0 million of Series C Redeemable Preferred Stock. In the Share Exchange, all shares of Series C Redeemable Preferred Stock remaining outstanding immediately following the redemption will be exchanged for shares of Common Stock, with the number of shares of Common Stock to be issued in such exchange to be determined by dividing the aggregate redemption price of such Series C Redeemable Preferred Stock, plus accrued but unpaid dividends, by the per share initial public offering price. Based upon an assumed initial public offering price of $20.00 per share, 239,234 shares of Series C Redeemable Preferred Stock having an aggregate redemption price of $25.0 million would be redeemed and the remaining 60,225 shares of Series C Redeemable Preferred Stock would be exchanged in the Share Exchange for 314,650 shares of Common Stock.

                               ----------------

SALES COMPOSITION

  Xomed-Treace was acquired by the Company in a purchase transaction on April 15, 1994. These companies were non-related entities and, under generally accepted accounting principles, the historical financial statements of the companies are required to be presented separately for periods prior to the Xomed Acquisition. However, solely to enable the assessment of the revenue trends of the two companies for analytical purposes, the total of the sales of the Company and Xomed-Treace are presented for periods prior to the acquisition as well as for periods subsequent thereto; the measures presented in the following tables of the total of sales of the Company and Xomed-Treace before the acquisition do not present measures pursuant to generally accepted accounting principles. This data does not purport to represent the revenues that would have been earned by the Company if the Xomed Acquisition had occurred at an earlier date.

 SALES BY MARKET

  The Company derives and Xomed-Treace derived sales from various markets within the ENT industry. Sinus and rhinology, head and neck and otology are the three core markets in which the Company operates. In addition to products for these markets, the Company and Xomed-Treace have other product offerings, including a line of ophthalmic products, which the Company has recently converted from distributing through its direct sales force to distributing through independent dealers. The following table summarizes the Company's and Xomed-Treace's worldwide product line sales during the periods indicated and has been prepared by summarizing the historical data of Merocel with Xomed-Treace for periods prior to the Xomed Acquisition:

                                         YEARS ENDED
                                        DECEMBER 31,          SIX MONTHS ENDED
                                   -------------------------- ----------------
                                                              JULY 1, JUNE 29,
                                    1993    1994       1995    1995     1996
                                   ------- -------    ------- ------- --------
                                                (IN THOUSANDS)
SALES:
 Sinus and Rhinology
  The Company..................... $ 8,086 $13,389    $17,038 $ 8,531 $10,920
  Xomed-Treace....................   6,187   2,252(1)     --      --      --
                                   ------- -------    ------- ------- -------
   Total Company and Xomed-Treace
    Sales......................... $14,273 $15,641    $17,038 $ 8,531 $10,920
                                   ======= =======    ======= ======= =======
 Head and Neck
  The Company..................... $   --  $ 9,847    $14,187 $ 6,781 $ 7,831
  Xomed-Treace....................  13,000   3,119(1)     --      --      --
                                   ------- -------    ------- ------- -------
   Total Company and Xomed-Treace
    Sales......................... $13,000 $12,966    $14,187 $ 6,781 $ 7,831
                                   ======= =======    ======= ======= =======
 Otology
  The Company..................... $   --  $ 7,395    $12,406 $ 6,220 $ 7,605
  Xomed-Treace....................  11,480   3,571(1)     --      --      --
                                   ------- -------    ------- ------- -------
   Total Company and Xomed-Treace
    Sales......................... $11,480 $10,966    $12,406 $ 6,220 $ 7,605
                                   ======= =======    ======= ======= =======
    Total Core Business
     The Company.................. $ 8,086 $30,631    $43,631 $21,532 $26,356
     Xomed-Treace.................  30,667   8,942(1)     --      --      --
                                   ------- -------    ------- ------- -------
      Total Company and Xomed-
       Treace Sales                $38,753 $39,573    $43,631 $21,532 $26,356
                                   ======= =======    ======= ======= =======
 Ophthalmic and Other
  The Company..................... $ 1,985 $11,844    $16,234 $ 7,892 $ 6,586
  Xomed-Treace....................  14,697   3,859(1)     --      --      --
                                   ------- -------    ------- ------- -------
   Total Company and Xomed-Treace
    Sales......................... $16,682 $15,703    $16,234 $ 7,892 $ 6,586
                                   ======= =======    ======= ======= =======
    Total
     The Company.................. $10,071 $42,475    $59,865 $29,424 $32,942
     Xomed-Treace.................  45,364  12,801(1)     --      --      --
                                   ------- -------    ------- ------- -------
      Total Company and Xomed-
       Treace Sales                $55,435 $55,276    $59,865 $29,424 $32,942
                                   ======= =======    ======= ======= =======

--------
(1) Three and one-half months ended April 15, 1994, the period prior to the Xomed Acquisition. Sales subsequent to the Xomed Acquisition are included with the Company.

                                            YEARS ENDED
                                           DECEMBER 31,       SIX MONTHS ENDED
                                         -------------------  ----------------
                                                              JULY 1, JUNE 29,
                                         1993   1994   1995    1995     1996
                                         -----  -----  -----  ------- --------
                                                   (IN THOUSANDS)
PERCENTAGE OF TOTAL COMPANY AND XOMED-
 TREACE SALES:
 Sinus and Rhinology....................  25.7%  28.3%  28.5%   29.0%   33.1%
 Head and Neck..........................  23.5   23.5   23.7    23.1    23.8
 Otology................................  20.7   19.8   20.7    21.1    23.1
                                         -----  -----  -----   -----   -----
   Total Company and Xomed-Treace Core
    Business............................  69.9   71.6   72.9    73.2    80.0
 Ophthalmic and Other...................  30.1   28.4   27.1    26.8    20.0
                                         -----  -----  -----   -----   -----
    Total Company and Xomed-Treace...... 100.0% 100.0% 100.0%  100.0%  100.0%
                                         =====  =====  =====   =====   =====

 SALES BY GEOGRAPHIC MARKET

  The Company distributes its products on a worldwide basis through a 62-person direct sales force in the U.S. and selected other countries and through a network of 121 independent distributors. The Company's core ENT products are sold in the U.S. only on a direct sales basis.

  Prior to its acquisition in 1994, Xomed-Treace's sales and distribution were conducted jointly with Zimmer International, a division of Bristol-Myers and a former affiliate. Since that time, the Company has developed its own international sales and distribution network. Approximately 29.4% of the Company's net sales in 1995 and 34.3% of its net sales during the first half of 1996 were made outside the U.S. through direct operations in the United Kingdom, Canada, France, Germany and Australia, as well as through 102 independent international distributors, many of whom distribute the Company's products exclusively. The following table summarizes the Company's U.S. and international sales for the periods indicated and has been prepared by summarizing the historical data of Merocel with Xomed-Treace for periods prior to the Xomed Acquisition:

                                       YEARS ENDED
                                      DECEMBER 31,            SIX MONTHS ENDED
                                 ---------------------------  -----------------
                                                              JULY 1,  JUNE 29,
                                  1993     1994       1995     1995      1996
                                 -------  -------    -------  -------  --------
                                              (IN THOUSANDS)
SALES:
 U.S.
  The Company................... $ 5,796  $30,943    $42,249  $20,398  $21,639
  Xomed-Treace..................  36,969    9,991(1)     --       --       --
                                 -------  -------    -------  -------  -------
    Total Company and Xomed-
     Treace U.S. Sales.......... $42,765  $40,934    $42,249  $20,398  $21,639
                                 =======  =======    =======  =======  =======
 International
  The Company................... $ 4,275  $11,532    $17,616  $ 9,026  $11,303
  Xomed-Treace..................   8,395    2,810(1)     --       --       --
                                 -------  -------    -------  -------  -------
    Total Company and Xomed-
     Treace International Sales. $12,670  $14,342    $17,616  $ 9,026  $11,303
                                 =======  =======    =======  =======  =======
 Total
  The Company................... $10,071  $42,475    $59,865  $29,424  $32,942
  Xomed-Treace..................  45,364   12,801(1)     --       --       --
                                 -------  -------    -------  -------  -------
    Total Company and Xomed-
     Treace Sales............... $55,435  $55,276    $59,865  $29,424  $32,942
                                 =======  =======    =======  =======  =======
PERCENTAGE OF TOTAL COMPANY AND
 XOMED-TREACE SALES:
  U.S...........................    77.1%    74.1%      70.6%    69.3%    65.7%
  International.................    22.9     25.9       29.4     30.7     34.3
                                 -------  -------    -------  -------  -------
    Total Company and Xomed-
     Treace.....................   100.0%   100.0%     100.0%   100.0%   100.0%
                                 =======  =======    =======  =======  =======

--------
(1) Three and one-half months ended April 15, 1994, the period prior to the Xomed Acquisition. Sales subsequent to the acquisition are included with the Company.

 SALES BY PRODUCT TYPE

  The Company places particular emphasis on disposable products and implantable devices, which represented 86.3% of sales during the first half of 1996, as compared with 78.9% of the total of the Company's and Xomed-Treace's sales in 1993. One of the Company's principal objectives is to continue to develop additional disposable products for use with its instrumentation systems. Recently, the Company introduced the Typhoon line of disposable blades, which is the only blade system in the market place that is interchangeable among the various power hand pieces on the market. The following table summarizes the Company's sales of equipment and instrumentation products as well as disposable and implantable products for the periods indicated and has been prepared by summarizing the historical data of Merocel with Xomed-Treace for periods prior to the Xomed Acquisition:

                                       YEARS ENDED
                                      DECEMBER 31,            SIX MONTHS ENDED
                                 ---------------------------  -----------------
                                                              JULY 1,  JUNE 29,
                                  1993     1994       1995     1995      1996
                                 -------  -------    -------  -------  --------
                                              (IN THOUSANDS)
SALES:
 Equipment and Instrumentation
  Products
  The Company..................  $   --   $ 7,271    $ 9,396  $ 4,448  $ 4,513
  Xomed-Treace.................   11,685    2,275(1)     --       --       --
                                 -------  -------    -------  -------  -------
    Total Company and Xomed-
     Treace Sales..............  $11,685  $ 9,546    $ 9,396  $ 4,448  $ 4,513
 Disposable and Implantable
  Products
  The Company..................  $10,071  $35,204    $50,469  $24,976  $28,429
  Xomed-Treace.................   33,679   10,526(1)     --       --       --
                                 -------  -------    -------  -------  -------
    Total Company and Xomed-
     Treace Sales..............  $43,750  $45,730    $50,469  $24,976  $28,429
 Total
  The Company..................  $10,071  $42,475    $59,865  $29,424  $32,942
  Xomed-Treace.................   45,364   12,801(1)     --       --       --
                                 -------  -------    -------  -------  -------
    Total Company and Xomed-
     Treace Sales..............  $55,435  $55,276    $59,865  $29,424  $32,942
                                 =======  =======    =======  =======  =======
PERCENTAGE OF TOTAL COMPANY AND
 XOMED-TREACE SALES:
  Equipment and Instrumentation
   Products....................     21.1%    17.3%      15.7%    15.1%    13.7%
  Disposable and Implantable
   Products....................     78.9     82.7       84.3     84.9     86.3
                                 -------  -------    -------  -------  -------
    Total Company and Xomed-
     Treace....................    100.0%   100.0%     100.0%   100.0%   100.0%
                                 =======  =======    =======  =======  =======

--------
(1) Three and one-half months ended April 15, 1994, the period prior to the Xomed Acquisition. Sales subsequent to the acquisition are included with the Company.

DISCUSSION OF TOTAL SALES COMPOSITION

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Net sales increased 8.3% to $59.9 million in 1995 from the total of the Company's and Xomed-Treace's net sales of $55.3 million in 1994. In the core businesses, sales increased 10.3% in 1995 over the 1994 total, which resulted in these product lines representing 72.9% of the Company's revenue during 1995 as compared to 71.6% in the total of 1994 revenue. This increase was primarily the result of increased volume across several product lines, most notably in the NIM-2(R) nerve monitoring system. In addition, new product sales increased from the Company's Wizard powered tissue-removal system which was introduced during the third quarter of 1995, a line of sinus microendoscopy instrumentation and sales generated from the acquisition of an otology implant line acquired in the Otology Acquisition during the third quarter of 1995. New international direct sales operations were established in Canada and Australia during the third quarter of 1994 and in the United Kingdom and

France during the first quarter of 1995, which resulted in increased penetration of existing and new products in these markets, as well as higher pricing for these products because of the change to distributing directly rather than through wholesale distribution channels. International sales increased 22.8% during the year and represented 29.4% of the Company's revenue in 1995 compared to 25.9% in the total 1994 revenue of the Company and Xomed-Treace.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Total net sales of the Company and Xomed-Treace decreased slightly to $55.3 million in 1994 from the total net sales of $55.4 million in 1993. The decrease was the result of distribution channel changes and disruptions during 1994 related to the Xomed Acquisition in April 1994 and a subsequent sales force restructuring which resulted in sales force turnover and lost revenues. In addition, during 1994 the medical device industry in general experienced a slowdown as a result of concern over healthcare reform. During this time, capital equipment purchases were postponed and the number of surgical procedures performed in various subspecialties grew slower or declined relative to historical levels. Despite these factors, the Company's and Xomed-Treace's core businesses grew 2.1% in total net worldwide sales in 1994 over the total of 1993 net sales primarily due to the Merocel fluid-control products and the international otology product line. The total of the Company and Xomed-Treace international net sales increased 13.2% during the year and represented 25.9% of the Company's and Xomed-Treace's revenue in 1994 compared to 22.9% in 1993.

                                   BUSINESS

OVERVIEW

  Xomed is a leading developer, manufacturer and marketer of a broad line of surgical products for use by ENT specialists. The Company's broad line of products includes, in its core ENT market, powered tissue-removal systems and other microendoscopy instruments, implantable devices, nerve monitoring systems and disposable fluid-control products. The Company also offers a line of ophthalmic and other products. For the first half of 1996, approximately 86% of Xomed's revenues were derived from disposable or implantable products. The Company distributes its products on a worldwide basis through a 62-person direct sales organization in the U.S. and selected other countries and through a network of 121 independent distributors. Xomed is the only major manufacturer and marketer of ENT surgical products with a direct U.S. sales force exclusively serving ENT specialists. Approximately 34% of the Company's net sales was derived from international markets during the first half of 1996, as compared to 23% of the total 1993 net sales of the Company and of Xomed-Treace, which the Company acquired in 1994. With over 25 years of industry experience, Xomed believes that it has established a long-standing reputation for innovative, high-quality products and is uniquely positioned as the only major surgical products company focused on the ENT market.

  Xomed believes that the ENT market is beginning a conversion from conventional surgical approaches to less-traumatic approaches that involves the use of advanced surgical tools, such as powered tissue-removal systems and small-diameter surgical endoscopes, thereby minimizing patient trauma and reducing procedure times. Xomed believes that the adoption of these less-traumatic techniques may be driven by several factors, including economic pressures and patient demand. Minimally invasive techniques have the potential to expand the number of ENT procedures that can be performed in lower-cost outpatient or day surgery settings. Patient demand is likely to increase due to the reduced morbidity and improved outcomes. Xomed believes that the conversion in the ENT market to less-traumatic approaches will be similar to recent conversions in the general surgery market to less invasive techniques and the orthopaedic surgery market to powered instrumentation systems.

INDUSTRY BACKGROUND

  More than an estimated 20,000 ENT specialists, also known as otorhinolaryngologists, currently practice in the U.S., Canada, Western Europe, Japan, Australia, South America and the Middle East (collectively, "worldwide"), with approximately 9,000 of those specialists practicing in the U.S. The Company estimates that sales in the U.S. market for medical instruments, devices and supplies used by ENT surgeons were approximately $200 million in 1995. ENT practitioners specialize in the diagnosis and treatment of diseases and conditions affecting the ear, nose and throat. ENT surgeons are also typically experts in tumor-related diseases of the head and neck. Increasingly, ENT surgeons are expanding their practice to include facial plastic and reconstructive surgery. Of the estimated 9,000 ENT specialists in the U.S., an estimated 3,300 currently practice facial plastic and reconstructive surgery.

  Diseases and conditions addressed by ENT specialists affect sizable patient populations. The Company estimates that ENT surgeons performed over three million procedures in the U.S. in 1995. The following chart summarizes common conditions currently treated by ENT surgeons and the Company's estimates of the number of procedures performed in the U.S. in 1995.

                                                                              NUMBER OF
        ENT                                                                 PROCEDURES IN
   SUBSPECIALTY      INDICATION/CONDITION              PROCEDURE           U.S.  IN 1995(1)
   ------------      --------------------              ---------           ----------------
 Sinus and         Chronic sinusitis (sinus   Sinus surgeries(2)                320,000
  Rhinology (nose)  inflammation)
                   Cosmetic reconstruction,   Septoplasty/rhinoplasty           414,000
                    trauma or congenital
                    defects
 Head and Neck     Chronic infection of       Tonsillectomy/adenoidectomy       684,000
                    tonsils or adenoids
                   Vocal cord polyps or       Surgical removal                   78,000
                    lesions
                   Acoustic neuromas or       Skull-base surgery                134,000
                    mastoid infection
                   Facial tumors              Surgical resection                 36,000
                   Facial cosmetic            Face lifts/facial sculpting/      700,000
                    augmentation              brow lifts and others
                   Chronic snoring or sleep   Uvulopharyngoplasty                93,000
                    disorders
 Otology (ear)     Acute otitis media         Myringotomy with vent tubes     1,098,000
                    (middle ear infection)
                   Conductive hearing loss    Middle ear reconstruction          58,000

--------
(1) Reflect outpatient procedures except in the case of sinus surgeries and the vocal cord polyp or lesion procedures which include both outpatient and inpatient procedures.
(2) Sinus surgeries include removal of polyps (polypectomy) and removal of diseased and inflamed tissue (ethmoidectomy and sinusotomy).

MARKET OPPORTUNITY

  ENT procedures currently pose the following challenges:

  (i) In many of these procedures, the target tissue is adjacent to critical anatomy, including the brain, sensory centers and facial motor nerves, limiting the surgeon's maneuverability and requiring very small, precise movements;

  (ii) The anatomy in the region generally contains many blood vessels, leading to significant blood loss during surgery that may obscure the surgeon's vision, as well as increase patient complications, or morbidity;

  (iii) The affected areas are often very small in size and require the surgeon to perform microsurgery through the use of magnifying devices such as small-diameter surgical endoscopes ("microendoscopy"); and

  (iv) The affected areas are often behind significant bony structures, including the skull, the penetration of which can entail significant patient trauma and lengthy procedure times.

  Conventional hand-held surgical instruments typically used during ENT procedures do not provide the surgeon with sufficient power or precision to minimize trauma and blood loss during the procedure and can contribute to unnecessary pain, swelling and scarring following the procedure. In addition, the need to repeatedly remove and reinsert conventional hand-held instrumentation from the surgical site during procedures can increase patient trauma and operating time. The Company believes that the limitations of conventional hand-held surgical instruments create a significant opportunity for the development of instruments designed for specific ENT procedures, including powered tissue-removal instrumentation and visualization products, that will make these procedures easier and faster to perform and less traumatic to the patient.

  The Company believes that the following factors will drive growth in the market for surgical instruments, devices and supplies for ENT surgeons:

  Advancements in Procedure-Specific Instrumentation. The Company believes that the introduction of new tools and instrumentation will enable ENT surgeons to better address the current challenges of ENT procedures. For example, powered cutting devices adapted for use in particular surgical procedures will allow surgeons to cut and extract tissue and penetrate bone with more speed, control and precision than conventional hand-held instruments, thereby minimizing patient trauma and reducing procedure times. The Company anticipates that the blades for these newly developed powered cutting devices will be disposable and thus sales of these blades will represent a significant portion of the market growth of these devices. By providing ENT surgeons with greater access to difficult-to-reach surgical sites and reducing trauma to the patient, new procedure-specific instruments potentially will increase the total number of procedures performed.

  Clinical and Cost Benefits for Patient, Surgeon and Payor. The Company believes that the adoption of these less-traumatic ENT procedures may be driven, in part, by economic pressures. Due to the reduced patient morbidity associated with less-traumatic techniques, certain procedures previously performed in hospitals and requiring longer stays can now be performed in lower-cost outpatient or day surgery settings. In addition, powered tissue-removal instrumentation allows for reduced operating times.

  Demand From Significant Patient Populations. Sizable patient populations suffer from conditions which can be treated by ENT surgical procedures. As less-traumatic instrumentation and techniques become available, the portion of these patients who will elect to undergo these procedures is likely to increase. In particular, patient demand for endoscopic sinus surgery as well as facial plastic surgery will, in the Company's view, increase as the pain and morbidity associated with these procedures is reduced through better instrumentation and techniques.

  Ease of Market Conversion. The Company believes that ENT surgeons will readily adopt new devices and instrumentation designed to meet the challenges of specific surgical procedures because of the advantages they offer over conventional instrumentation. The Company further believes that physicians will require minimal additional training (usually two to three days) to use these instruments. In addition to its functional advantages, powered instrumentation should, in the Company's view, be attractive to ENT surgeons because it requires only a relatively modest capital investment.

STRATEGY

  The Company's objective is to enhance its position in the ENT market. The principal elements of its strategy to meet this objective are outlined below.

  Focus on the ENT Market. The Company believes that, as the only major provider of surgical products with a direct sales force exclusively serving the ENT surgeon, it is well-positioned to participate in any growth in the ENT surgical market. The Company intends to continue to develop and maintain close relationships with ENT specialists from whom it has gained significant brand recognition and loyalty. The Company believes that it presently sells products to substantially all the ENT specialists in the U.S. Accordingly, the Company believes that a significant opportunity exists to increase penetration of its existing customer base.

  Facilitate ENT Market Conversion to Less-Traumatic Approaches. The Company believes that the ENT market is beginning a conversion to less-traumatic approaches that is similar to recent conversions in the general surgery market to less invasive techniques and the orthopaedic surgery market to powered instrumentation systems. The Company intends to facilitate conversion of high volume ENT procedures to less-traumatic techniques. The procedures targeted by the Company include sinus surgery, the removal of tonsils and adenoids, face and brow lifts and facial sculpting. To facilitate this conversion, the Company plans to continue its collaborative efforts with leading ENT surgeons to create products that allow physicians to re-engineer standard operating procedures to reduce patient trauma and operating time. The Company believes that the development of powered tissue-removal instrumentation systems for use in ENT procedures will play a central role in this conversion and accordingly will continue in its efforts to develop and introduce such powered instrumentation.

  Continue to Innovate; Emphasize Internal Research and Development. The Company plans to develop new proprietary products and product enhancements primarily through internal research and development efforts. The Company expects that it will invest approximately $3.7 million in research and development in 1996. The Company has introduced numerous technological advancements in the ENT market.

  Maintain a Broad Line of ENT Products; Emphasize Disposable and Implantable Products. The Company seeks to maintain a broad product line that addresses all of the surgical needs of ENT specialists. The Company's current product line consists of approximately 4,000 stock keeping units (SKUs), including equipment, disposable products and implantable devices. The Company places particular emphasis on disposable products and implantable devices, which represented 86% of the Company's sales during the first half of 1996, as compared with 79% of the total 1993 sales of the Company and of Xomed-Treace, which the Company acquired in 1994. One of the Company's principal objectives is to continue to develop additional disposable products for use with its instrumentation systems.

  Continue to Expand its Global Distribution Network. The Company believes that significant growth opportunities exist through the expansion of its global distribution network. The Company distributes its products worldwide through a 62-person direct sales force in the U.S. and selected other countries and through a network of 121 independent distributors. The Company's core ENT products are sold in the U.S. only on a direct sales basis. Approximately 29% of the Company's net sales in 1995 and 34% of its net sales in the first half of 1996 were made outside the U.S. through direct operations in the United Kingdom, Canada, France, Germany and Australia, as well as through 102 independent international distributors, many of whom distribute the Company's products exclusively.

MAJOR ENT SUBSPECIALTIES

  The three major ENT subspecialties within the ENT market are sinus and rhinology, head and neck and otology. The following table sets forth the Company's estimate of sales in the overall U.S. ENT market in 1995 for surgical instruments and related products used in procedures within each of these subspecialties:

                                 1995 U.S. SALES OF
                                 SURGICAL PRODUCTS
            ENT SUBSPECIALTY    USED IN SUBSPECIALTY
            ----------------    --------------------
           Sinus and Rhinology      $81 million
           Head and Neck            $80 million
           Otology                  $36 million

 SINUS AND RHINOLOGY

  The majority of surgical procedures within the sinus and rhinology subspecialty address disease and inflammation of the sinuses, due to enlarged tissue, deviated septum, infection, trauma or allergies.

  Endoscopic Sinus Surgery. Large numbers of the U.S. population suffer from chronic sinusitis. Although sinus medications provide temporary relief from symptoms, they may not resolve the underlying cause of the disease or inflammation and surgery is frequently required. ENT specialists utilize several methods of treatment, including medication and surgical intervention, to provide patients with symptomatic relief of sinus disease. In traditional sinus surgical procedures, surgeons remove the affected tissue or obstruction, such as a polyp, through the use of forceps. However, with traditional surgical instruments, ENT surgeons may have limited ability to visualize and gain access to the deeper sinus cavities through the natural sinus passageways and also experience significant difficulty gaining the control needed to remove the tissue effectively. This can result in uneven cutting and tearing, which in turn causes trauma to the surrounding tissue. In some cases, bony structures and tissue obstruct the nasal passageway, further complicating the procedure.

  Although a less-traumatic method for performing sinus surgery with powered tissue-removal instrumentation was introduced in 1993, much of the instrumentation used at the time was originally designed for arthroscopic procedures (less invasive knee surgery). Since this instrumentation was not designed specifically for sinus surgery, its use for these procedures was cumbersome and prone to clogging. Despite these limitations, approximately 20% of all sinus surgeries in the U.S. were performed with this less-traumatic method in 1995. Overall operating time of procedures performed with this method can be reduced by approximately 25% from that of traditional surgical methods due to the greater ease of accessing structures, the improved visualization at the site and the quicker removal of tissue with powered instrumentation.

  Rhinoplasty and Septoplasty. Rhinoplasty involves the surgical reconstruction of the nose to treat bone defects or trauma or to improve the appearance of the nose cosmetically. ENT surgeons generally use either a bone shaver or a rasp to shape or reduce the targeted area or a chisel to cut the bone. The use of a shaver or rasp results in significant post-operative swelling and the use of a chisel carries with it a significant risk of error. Septoplasty, the surgical correction of a defect, disease or trauma to the septum, is often done in conjunction with sinus surgery or rhinoplasty.

 HEAD AND NECK

  The head and neck subspecialty encompasses a wide range of procedures, including laryngeal (throat) surgery, skull-base surgery, facial tumor removal and facial plastic surgery.

  Laryngeal Surgery. Throat-based procedures include the removal of the tonsils (tonsillectomy) and adenoids (adenoidectomy), the removal of lesions, polyps and tumors on the throat or vocal cords and the surgical reduction of the uvula (the flap of tissue at the back of the throat and the soft palate).

  Tonsillectomies and adenoidectomies, which are performed to treat chronic inflammation and soreness, represented approximately 684,000 procedures in the U.S. in 1995, less than 10% of which are estimated by the Company to have been performed using powered tissue-removal instrumentation. In traditional tonsillectomies, surgeons use either forceps or snares to grasp and pull the tonsils out, or alternatively they cut away the tonsils with an electrocautery device. The use of these instruments can cause swelling, pain and post-operative bleeding. For adenoidectomies, surgeons traditionally utilize a curette, a small hand instrument, to scrape out the inflamed tissue. Due to the limited precision of a curette in removing this tissue, adenoidectomies involve many of the same problems experienced in tonsillectomies.

  Lesions, polyps or tumors on the throat or vocal cords are presently removed using either hand instrumentation, an electrocautery device or a laser. The use of hand instrumentation, electrocautery devices or lasers may result in damage to the surrounding tissue. In addition, lasers and electrocautery devices can destroy the affected tissue and thus prevent the subsequent pathological testing of a tissue sample.

  Uvulopharyngoplasty is a procedure in which the uvula and the soft palate are surgically reduced in the throat to reduce snoring and breathing interruptions (sleep apnea). The use of electrocautery devices or lasers to perform this procedure is again associated with swelling and pain.

  Skull-base Surgery. Skull-base surgery includes those procedures in which the affected anatomy, generally a tumor, is located within or near the skull. A common skull-base procedure is the removal of an acoustic neuroma, a benign tumor located on the cranial nerve adjacent to the inner ear. The symptoms of this condition include hearing loss, ringing in the ears, loss of balance, pain and headaches. Surgical removal is the only treatment alternative for persons with an acoustic neuroma; however, the traditional procedure involves drilling through the dense bone behind the ear to access the nerve, a procedure that generally takes between six to eight hours to perform and frequently results in a residual hearing loss.

  Facial Tumor Removal. ENT surgeons perform numerous procedures in order to remove facial tumors from the head and neck area. Surgical resections in this area are particularly critical procedures to perform because of the numerous motor nerve branches within the surgical area. Due to the potential complications from severing a nerve, the identification and monitoring of nerves during most facial tumor procedures are becoming a standard of care. These surgeries frequently require laser incisions in cosmetically important areas and post-operative cosmetic and functional defects are common.

  Facial Plastic Surgery. Approximately one-third of ENT surgeons in the U.S. currently perform facial plastic procedures. The number of elective procedures for cosmetic purposes is likely to increase in conjunction with the general aging demographic trend of the U.S. The procedures covered in this area include: the placement of facial implants to correct defects or augment features in the face; correction and smoothing of wrinkles; facial lifts, which involve stretching the muscles and skin of the face; and facial sculpting, which involves the removal of fat around the neck. The Company estimates that less than 10% of the facial sculpting in the U.S. presently is performed using powered tissue-removal instrumentation.

  Approximately 700,000 facial cosmetic augmentation procedures were performed in the U.S. in 1995, of which face and brow lifts represented approximately 145,000. During this procedure, the surgeon peels the skin at the hair line, pulls the facial muscles and skin taut and then stitches the long incision made at the hair line. In addition to the post-operative swelling and bruising from the procedure, the patient is left with a relatively large scar at the hair line from the long incision needed to access the entire facial region. During facial sculpting, the surgeon removes fat away from the neck area using a suction cannula, a device which evacuates fat from the facial tissue. As a result of the aggressive way in which the suction cannula evacuates the fat from the neck area, the patient experiences significant swelling and bruising following the surgical procedure.

 OTOLOGY

  Common otology procedures include myringotomies (which generally involve the insertion of ventilation tubes in the middle ear) and stapedectomies (the replacement of middle ear bones with middle ear prosthetic implants).

  Ventilation tubes are used to treat chronic middle ear infection. Their placement is one of the most common surgical procedures performed in children, with over 1.0 million of these procedures performed in 1995 in the U.S. Conductive hearing loss is caused by damage to the ossicular bone chain in the middle ear from disease, trauma or aging. The replacement of diseased bones of the middle ear with specially designed implants is the preferred method to restore hearing to these patients, and approximately 58,000 reconstructive middle ear procedures are performed in the U.S. each year. Re-engineering in the design and material of the prostheses has, in recent years, improved surgeon technique and patient hearing outcomes.

PRODUCTS

  The Company designs, develops, manufactures, and markets surgical instruments and related disposables and accessories for use by ENT surgeons. The Company believes its broad product lines focused on ENT procedures allow it to be a complete provider to its ENT customer base. The Company also designs, develops and manufactures surgical products for use during ophthalmic and orthopaedic procedures. Set forth below is a description of the Company's products by related subspecialty:

 SINUS AND RHINOLOGY

  Approximately 28% of the Company's net sales in 1995 and 33% of its net sales in the first half of 1996 were derived from a broad line of powered tissue-removal instrumentation systems, visualization products, fluid-control products and hand instruments designed for microendoscopic sinus surgery. The Company has devoted a significant portion of its investment in research and development to the development of procedure-specific products to capitalize on and facilitate the conversion to microendoscopic sinus surgery.

  Powered Tissue-Removal Instrumentation Systems. To date, the most significant product innovation facilitating the conversion of sinus procedures to less-traumatic techniques has come from the introduction of powered instrumentation designed for ENT procedures. In 1995, the Company introduced the first powered microdebrider product designed exclusively for use in ENT procedures. The Company's Wizard Plus product cuts soft tissue and bone through a unique oscillating blade design powered by a small, lightweight, surgical handpiece. This system, which employs disposable blades, enables the surgeon to target and remove diseased tissue endoscopically with less trauma to adjacent healthy tissue and less bleeding. Integrated suction and irrigation aid in cutting and removal of the tissue, and reduce the incidence of blade clogging. In 1995, the Company introduced the Typhoon family of disposable endoscopic blades for use with most competitors' power handpieces. The Company anticipates introducing in the fourth quarter of 1996 its XPS powered tissue-removal system. This new system, which will employ disposable blades, will offer the ENT surgeon significantly increased power with limited blade clogging.

  Visualization Products. The Company produces and distributes a competitive line of visualization endoscopic equipment designed for use in less-traumatic sinus, head and neck and otology surgery. These products include the Sharpsite rigid endoscopes, Lightstar Xenon light source and Digistar Plus digital enhanced camera system which were all introduced in October 1995. The Digistar Plus camera system uses a single microchip along with digital enhancement to produce picture quality approaching that of more expensive products using three-microchip technology. Exclusive to the Company is its proprietary EndoScrub(R) endoscope lens cleaning system, which was introduced in 1992 and allows the ENT surgeon to clean a scope lens during surgical procedures without the need to remove and reposition the scope repeatedly.

  Merocel Fluid-Control Products. The Company maintains a strong franchise with its proprietary disposable fluid-control products (surgical sponges), developed with proprietary polymer technology to control blood loss and simultaneously minimize adhesions at the surgical site. Under its Merocel brand name, the Company markets its fluid-control products in a broad array of sizes and shapes, designed primarily for use in sinus and rhinology procedures.

  Hand Instrumentation. In April 1996, the Company became the exclusive distributor for BOSS Instruments, Ltd. in the U.S. ENT market, and as a result now provides a complete line of sinus surgery hand instrumentation. Over 400 patterns have been developed to provide surgeons with an ergonomic design and performance that affords surgeons precision during surgical procedures.

  Rhinology Products. The Company's products for use during surgical repair of the nose include internal and external nasal splints, nasal catheters and airway and irrigation catheters.

 HEAD AND NECK

  Approximately 24% of the Company's net sales in 1995 and in the first half of 1996 were derived from products and devices related to the head and neck anatomy. The Company has a strong brand franchise in this product subspecialty with its nerve monitoring, powered systems and facial plastic implant products. Surgical techniques are being developed in the head and neck subspecialty which use the more precise tissue removal of powered instrumentation systems, similar to those being used in sinus surgery, to lessen trauma and bleeding. The Company believes there is significant opportunity to capitalize on and facilitate the conversion of this subspecialty to these new techniques.

  Powered Tissue-Removal Instrumentation Systems. The Company is currently developing powered tissue-removal instrumentation systems for use in various head and neck procedures that incorporate the Company's technology for its powered sinus tissue-removal instrumentation systems. These powered systems are being designed for use in uvulopharyngoplasty and facial sculpting as well as in the removal of polyps, lesions and tumors located on the vocal cords. The Company anticipates that these powered systems will employ disposable blades. In the case of vocal cord polyps, the Company believes that these new procedures will not only decrease patient trauma associated with existing methods but will also, unlike lasers and electrocautery devices, enable samples of the affected tissue to be tested pathologically following surgical removal. In the cases of uvuloplasty and facial sculpting, the Company believes that the use of less-traumatic procedures employing powered tissue-removal will increase patient demand for these procedures.

  Powered Drill Systems. Precision, high-powered drilling is required in head and neck surgery to access tumors or tissue behind bone structures. The Company manufactures and markets a line of electric and air powered drilling systems for such procedures, including the MPS 2000(R) electric drill system which consists of a power console, surgical handpiece and disposable and reusable cutting burrs. The Company anticipates introducing in the fourth quarter of 1996 its Powerforma drill system to replace the MPS 2000(R) electric drill system. This new system, which will employ disposable and reusable cutting burrs, will provide the ENT surgeon with significantly increased cutting speed and precision that will reduce the time necessary to complete these head and neck surgical procedures.

  Nerve Monitoring Systems. The Company's NIM-2(R) XL nerve monitor products, which were first introduced in February 1995, identify and monitor crucial motor nerve branches during various head and neck procedures. The identification of nerves during many head and neck procedures is becoming a standard of care because the inadvertent cutting of any branches of these nerves could result in facial paralysis. The NIM-2(R) XL provides surgeons with visual and audio indicators through a system which includes a battery-powered electromyographic (EMG) monitor, disposable electrodes and nerve stimulators.

  Facial Plastics Products. Increasingly, ENT surgeons are performing more facial plastic procedures, including face and brow lifts, facial sculpting and cosmetic facial implants. The Company provides a broad array of products and devices for the facial plastic market. In December 1995, the Company became the exclusive worldwide distributor for Implantech Associates, Inc. in the ENT market, and as a result now provides a broad line of facial plastic implants, including implants to augment the chin, nose and cheek.

  Hand Instrumentation. As the exclusive distributor for BOSS Instruments, Ltd. in the U.S. ENT market, the Company provides a broad line of hand instrumentation for facial plastic surgery. These products are designed to increase surgeon precision and reduce patient swelling and recovery time.

  Specialty Products. The Company's Laser-Shield II(R) is a laser resistant endotracheal tube used in throat-related surgery performed with lasers. The Company believes that the Laser-Shield II(R) is safer and more reliable than current alternatives.

 OTOLOGY

  Approximately 21% of the Company's net sales in 1995 and 23% of its net sales in the first half of 1996 were derived from otology products. The Company possesses a strong franchise and significant market share in this segment of the ENT market. The Company's otology products include ventilation tubes, middle ear implants and instrumentation used to repair conductive hearing loss and correct other problems associated with the ear. The Company believes that the conversion of ENT procedures to less-traumatic techniques is more likely to have a significant effect on the sinus and rhinology and head and neck subspecialties than on the otology subspecialty.

  Ventilation Tubes. Vent tubes are small tubes surgically implanted into the ear drum to provide ventilation to the middle ear. Vent tubes are primarily used in younger children with severe middle ear infection. The Company markets a full line of vent tubes, including its proprietary Activent anti-microbial tube.

  Middle Ear Implants. The Company develops and markets middle ear prostheses used to reconstruct any or all of the three bones of the middle ear, primarily in cases of otosclerosis and chronic middle ear infection. These permanent implants are made of stainless steel, porous polyethylene, hydroxylapatite and other bio-compatible materials.

  Microsurgical Instruments. The Company sells a broad line of microsurgical hand-held instruments such as otoscopes, vent tube inserters, disposable blades, proprietary suction irrigators and specialized instruments to insert and implant middle ear prostheses.

  Specialty Products. The Company's specialty otology products include absorbent dressings, ear plugs, ear protectors, disposable kits for ear surgery and other disposable surgical instruments. They also include the Company's proprietary Redi-Bur(R), the only disposable micro drill available for ENT procedures. The Company also produces and markets the Skeeter(R) otologic drill system which is designed for middle ear procedures.

 OPHTHALMIC AND OTHER

  Approximately 27% of the Company's net sales in 1995 and 20% of its net sales in the first half of 1996 were derived from ophthalmic and other products, with substantially all of such sales from ophthalmic products. The Company develops and manufactures instruments and disposable products for use during various ophthalmic procedures. These products are marketed under the Solan trademark through distributors specializing in the ophthalmic products market. These instruments include forceps, needle holders, hooks, probes and scissors. The Company's disposable products relating to ophthalmic surgery and procedures are micro knives, cannulae, trephines, blades, sponges, cauteries, pen lights and other miscellaneous products and kits. The Company recently has dedicated a senior executive to managing the marketing of its ophthalmic products. In connection with its acquisition of TreBay in April 1996, the Company acquired certain devices and disposable products for use during orthopaedic surgery which the Company plans to market through distributors under the TreBay name.

 LAUNCH OF NEW PRODUCTS AND SALES POLICIES

  The Company seeks to maintain inventory levels that provide its customers with a high standard of service. In addition, the Company may build inventories in advance of new product launches to support sales as well as to provide its sales force with product samples. The Company generally allows its customers to return products for any reason within 60 days of shipment.

SALES AND MARKETING

  The Company has an established worldwide distribution system with an ENT-focused direct sales force, international distributor alliances and independent distributors for select product specialties and geographic markets.

  The Company sells to substantially all of the approximately 9,000 ENT specialists in the U.S. through its direct sales force. The Company is the only major manufacturer and marketer of ENT surgical products with a direct sales force exclusively serving ENT specialists. The Company's U.S. sales force focuses its efforts on developing and maintaining business relationships with ENT specialists and those surgeons at leading academic institutions who are considered to be influential in the ENT field. The ability of the Company to build and maintain these relationships within the medical community provides a powerful base for the distribution network and what the Company believes to be a significant competitive advantage, especially in the area of product development. The Company's direct U.S. sales representatives are compensated exclusively through sales commissions. The Company's nine marketing personnel specialize according to subspecialty within the ENT market as well as by category of product.

  In the international market, the Company sells through both a direct sales force and through distributors. The Company maintains a direct sales presence in Canada, the United Kingdom, France, Australia and Germany. The Company sells its products to other countries in Europe, Asia Pacific, Africa, Central and South America using distribution partners. Prior to its divestiture from Bristol-Myers in 1994, the Company shared sales and service personnel with Zimmer International, a division of Bristol-Myers, in selected countries. The Company believes it has experienced significant international sales gains as a result of creating in certain markets a dedicated sales force focused exclusively on selling its products.

  The Company has an exclusive arrangement with the International Center for Otologic Training (ICOT), an organization affiliated with the Georgia Ear Institute in Savannah, Georgia. The charter of ICOT is to train internationally-based ENT surgeons, many from developing countries, in new and advanced ENT surgical techniques. The Company provides financial support to the ENT surgeons attending ICOT in the form of partial tuition. As a result of this relationship with the Company, the Company believes that these physicians and their affiliated hospitals will be more inclined to purchase the Company's products upon returning to their respective countries.

  The Company utilizes specialty distributors to market its non-ENT products in the U.S. The Company's Solan ophthalmic products are marketed in the U.S. through a network of dealers specializing in ophthalmic product sales. Outside of the U.S., the Solan ophthalmic product line is marketed through the same direct and independent distributor system as the Company's ENT product lines. The TreBay brand of orthopaedic products is marketed in the U.S. through independent orthopaedic product distributors.

PRODUCT DEVELOPMENT

  The Company believes that it has a strong base of proprietary engineering, manufacturing and bio-materials capabilities. Although it has in the past relied in part on strategic acquisitions and licensing of third-party technology to develop a broad line of ENT products, the Company believes it has gained expertise in the core research and development areas relevant to the production of new ENT surgical products. Primarily through internal research and development efforts, the Company plans to continue to develop new proprietary products, often in collaboration with leading ENT surgeons, that allow surgeons to perform their current or future procedures in a less-traumatic manner with more precision, less surgical time and greater simplicity. The Company believes that the strong network it has built through its marketing focus on ENT specialists gives it a competitive advantage in implementing this strategy. The Company also from time to time may evaluate strategic acquisitions and licensing of third party technology to further expand and enhance its product line.

  The Company has entered into royalty agreements or, in certain cases, consulting agreements, with more than 30 ENT specialists as part of its product development activities. The royalty agreements generally provide that the specialist is entitled to a percentage of the revenues generated from the Company's sales of products developed by the Company in collaboration with the specialist. In addition, the royalty agreements generally provide that all products developed in collaboration between the specialist and the Company will be the exclusive property of the Company, subject to the specialist's right to receive royalties. The Company is not obligated to make material payments under any of the royalty or consulting agreements.

  The Company employs mechanical, electrical, materials and polymer engineers to develop the various products offered or contemplated by the Company. The Company's research and development department has a broad range of electro-mechanical skills to address its variety of hand instruments, implants, electrical powered systems, polymer products and disposable products. Currently, the Company's research and development department consists of eleven engineers experienced in various technical specialties that complement the Company's core products.

  The research and development engineers work closely with leading surgeons in assessing new surgical procedures for opportunities to develop products that will complement current products and new "state of the art" devices that fit within the overall Company's business strategy of being the industry leader in innovative microendoscopic instrumentation and implants. During 1993, 1994, 1995 and the first half of 1996, the Company (including Xomed-Treace for periods prior to the Xomed Acquisition) spent $3.1 million, $2.7 million, $2.4 million and $1.7 million, respectively, in connection with research and development activities. However, actual spending on research and development projects was comparable during these three years. The Company expects that it will invest approximately $3.7 million in research and development in 1996.

SUPPLIERS

  Although most of the purchased components utilized by the Company in manufacturing are available from more than one vendor, certain materials, including TPE-based materials and certain fluoropolymers used in its ventilation tubes, are only supplied by a single vendor. Although it is not presently the case, if the supply of materials from a single source vendor were interrupted in the future, replacement or alternative sources may not be readily obtainable due to the regulatory requirements that the Company certify as to the quality and suitability of the new or alternate material. In addition, a new or supplemental filing would be required to be approved prior to the Company's marketing a product containing new material. This approval process may take a substantial period of time and there is no assurance that the Company would be able to identify, certify or obtain the necessary regulatory approval for the new material to be used in the Company's products. In addition, certain suppliers could terminate or limit the sales of certain materials to the Company for use in medical devices in an attempt to limit their potential exposure to product liability claims. See "Risk Factors-- Dependence Upon Key Suppliers."

COMPETITION

  The markets served by the Company are highly competitive. The Company believes that the primary competitive factors affecting its business are the reliability, cost-effectiveness, ease of use, safety and effectiveness of its products, surgeon and purchaser familiarity with its instrumentation and third-party reimbursement policies. For certain of the Company's potential products, an important factor in competition may be the timing of market introduction of its or its competitors' products. Accordingly, the relative speed with which the Company can develop products and complete approval or clearance processes and supply commercial quantities of the products to the market are also important competitive factors. The Company believes that its ability to compete successfully in the ENT markets will depend on its ability to maintain market share of its core product base and to facilitate the conversion of traditional surgical procedures to microendoscopy surgical techniques using innovative technology developed by the Company. See "Risk Factors--Possible Adverse Effects of Significant Competition."

  The Company competes with Smith & Nephew ENT (a division of Smith & Nephew plc formerly known as Richards Medical Company) in substantially all of the Company's ENT product lines. Stryker Corporation, Smith & Nephew Endoscopy (a division of Smith & Nephew plc) and Linvatec Corporation (a division of Bristol-Myers) offer endoscopic equipment and sinus power systems that compete with those of the Company. A number of other medical products companies offer products which are directly competitive to certain products or product lines marketed by the Company. Many of the Company's competitors and potential competitors have substantially greater capital resources than the Company. Some of the Company's competitors may have long term or preferential supply arrangements with hospitals. Such arrangements may act as a barrier to market entry.

GOVERNMENT REGULATION

  The Company's products, product development activities, promotional and marketing activities and manufacturing processes are subject to extensive and rigorous regulation by the FDA and comparable agencies in foreign countries. In the U.S., the FDA regulates the interstate commerce of medical devices as well as manufacturing, labeling, promotion and recordkeeping procedures for such devices. For purposes of these regulations, the Company's products are generally treated as medical "devices." In order for the Company to market its products in the U.S., the Company must obtain from the FDA marketing clearance through what is known as a 510(k) pre-market notification or obtain approval through a more detailed application process resulting in what is known as PMA. The process of obtaining marketing clearance for new medical devices from the FDA can be costly and time-consuming, and there can be no assurance that such clearance will be granted for the Company's products that are under development or future products on a timely basis, if at all, or that FDA review will not involve delays that will adversely affect the Company's ability to commercialize additional products or expand permitted uses of existing products.

  A manufacturer may seek FDA clearance to distribute a new medical device by filing a 510(k) pre-market notification. A 510(k) pre-market notification requires the manufacturer of a medical device to establish that the device is "substantially equivalent" to medical devices legally marketed in the U.S. The 510(k) pre-market notification must be accompanied by appropriate information or data establishing the claim of substantial equivalence, which, depending on the type of product, may require animal or human clinical data. If this substantial equivalence is established to the satisfaction of the FDA, the manufacturer will receive FDA clearance for marketing of the medical device. If the manufacturer cannot establish substantial equivalence or if the FDA determines that a device requires a more rigorous review, the FDA will require that the manufacturer submit a PMA application prior to obtaining approval to market the device in the U.S. The PMA process requires laboratory and animal studies, the submission to the FDA of a request for permission to clinically evaluate the medical device in humans under an Investigational Device Exemption ("IDE"), the conduct of human studies meeting the requirements of the institutional review board of the study institution, the written informed consent of all participating patients, the submission of a PMA application, the review of the human studies by an FDA-selected scientific advisory panel and final review (including manufacturing facilities review) and approval by the FDA. This process is expensive and time-consuming, generally taking more than a year and often substantially longer.

  All of the Company's currently-marketed products either have received FDA marketing clearance pursuant to 510(k) pre-market notifications filed by the Company and cleared by the FDA, or are exempt from obtaining marketing clearance by virtue of their status as pre-amendment devices (i.e. devices introduced into interstate commerce prior to May 28, 1976). Although the Company anticipates that, at least in the near term, its products will be evaluated under the 510(k) pre-market notification process, there can be no assurance that the Company's current or future products may not be subjected to the PMA process or that the Company's current or future products in development will receive FDA marketing clearance.

  Even if regulatory clearance to market a device is obtained from the FDA, this clearance may entail limitations on the indicated uses of the device. Marketing clearance can also be withdrawn by the FDA due to the failure to comply with regulatory standards or the occurrence of unforeseen problems following initial clearance. The Company may be required to make further filings with the FDA under certain circumstances such as the addition of new product claims. The Company has made modifications to its cleared products which the Company believes do not require submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determinations and not require the Company to submit new 510(k) notices for any of the changes made to its products and/or to stop marketing until new 510(k)s are cleared by the FDA.

  Failure to comply with applicable regulatory requirements could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of approvals and criminal prosecution.

  The Company is also required to register with the FDA as a medical device manufacturer. As such, the Company's manufacturing facilities are subject to inspection on a routine basis for compliance with GMP. These regulations require that the Company manufacture its products and maintain its documents in a prescribed manner with respect to manufacturing, testing and quality control activities. As a medical device manufacturer, the Company is further required to comply with FDA requirements regarding the reporting of allegations of death or serious injury associated with the use of its medical devices, as well as product malfunctions that would likely cause or contribute to death or serious injury if the malfunction were to recur. Other FDA requirements govern product labeling and prohibit a manufacturer from marketing an approved device for unapproved applications. If the FDA believes that a manufacturer is not in compliance with the law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the manufacturer, its officers and employees.

  The Company is also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's ability to do business.

  The Company may become subject to future legislation and regulations concerning the manufacture and marketing of medical devices. This could increase the cost and time necessary to begin marketing new products and could affect the Company in other respects not presently foreseeable. The Company cannot predict the effect of possible future legislation and regulations.

  Sales of medical devices outside the U.S. are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval. These differences may affect the efficiency and timeliness of international market introduction of the Company's products, and there can be no assurance that the Company will be able to obtain regulatory approvals or clearances for its products in foreign countries.

  For countries in the EU, in January 1995, CE mark certification procedures became available for medical devices, the successful completion of which would allow certified devices to be placed on the market in all EU countries. In order to obtain the right to affix the CE mark to its products, medical device companies must obtain certification that its processes meet European quality standards, including certification that its design and manufacturing facility complies with ISO 9001 standards. After June 1998, medical devices may not be sold in EU countries unless they display the CE mark. The Company successfully obtained certification under the ISO 9001 standards in November 1995. In addition, international sales of medical devices manufactured in the U.S. but not approved by the FDA for distribution in the U.S. are subject to FDA export requirements. Under these requirements, the Company must assure that the product is not in conflict with the laws of the country for which it is intended for export, in addition to complying with the other requirements of Sections 801(e) and/or 802 of the United States Food, Drug and Cosmetic Act.

THIRD-PARTY REIMBURSEMENT

  In the U.S., health care providers that purchase medical devices generally rely on third-party payors, such as Medicare, Medicaid, private health insurance plans and health maintenance organizations, to reimburse all or a portion of the cost of the devices. The Medicare program is funded and administered by the Health Care Financing Administration ("HCFA"), while the Medicaid program is jointly funded by HCFA and the states, which administer the program under general federal oversight. The Company believes its current products and the procedures in which such products are used are generally eligible for coverage under these third-party reimbursement programs. The Company also believes that the products it is developing and the procedures in which such products will be used will be eligible for third-party reimbursement. The competitive position of certain of the Company's products will be partially dependent upon the extent of coverage and adequate reimbursement for such products and for the procedures in which such products are used.

  The federal government and certain state governments are currently considering a number of proposals to reform the Medicare and Medicaid health care reimbursement system. The Company is unable to evaluate what legislation may be drafted and whether or when any such legislation will be enacted and implemented. Certain of the proposals, if adopted, could have an adverse effect on the Company's business, financial condition and results of operations.

  During the past several years, the major third-party payors have substantially revised their reimbursement methodologies in an attempt to contain their health care reimbursement costs. Medicare reimbursement for inpatient hospital services is based on a fixed amount per admission based on the patient's specific diagnosis. As a result, any illness to be treated or procedure to be performed will be reimbursed only at a prescribed rate set by the government that is known in advance to the health care provider. If the treatment costs less, the provider is still reimbursed for the entire fixed amount; if it costs more, the provider cannot bill the patient for the difference. No separate payment is made in most cases for products such as the Company's instrumentation when they are furnished or used in connection with inpatient care. Many private third-party payors and some state Medicaid programs have also adopted similar prospective payment systems.

  Third-party payors have recently increased their emphasis on managed care, which has led to an increased emphasis on cost-effective medical devices by health care providers. In addition, through their purchasing power, these payors often seek discounts, price reductions or other incentives from medical products suppliers.

  The Company intends to seek international reimbursement approvals for its products, although there can be no assurance that such approvals will be obtained in a timely manner or at all. Reimbursement and health care payment systems in international markets vary significantly by country and include both government sponsored health care and private insurance. To the extent that any of the Company's products are not entitled to reimbursement in any international market, market acceptance of such products in such international market would be adversely affected.

PATENTS, TRADE SECRETS AND PROPRIETARY RIGHTS

  Proprietary protection for the Company's products and know-how is important to the Company's business. Thus, the Company's policy is to prosecute and enforce its patents and proprietary technology. The Company intends to continue to file patent applications to protect technology, inventions and improvements that are considered important to the development of its business. The Company also relies upon trade secrets, know-how, continuing technological innovation and licensing opportunities to develop and maintain its competitive position.

  As of September 13, 1996, the Company held 56 U.S. patents and 21 foreign patents, and had filed 20 additional U.S. patent applications and 13 patent applications in certain major industrial countries. The Company is also licensed under 9 patents owned by third parties.

  The patent positions of medical device companies, including the Company, are generally uncertain and involve complex legal and factual questions. Consequently, even though the Company currently is prosecuting its patent applications with the U.S. Patent and Trademark Office and certain foreign patent authorities, the Company does not know whether any of its remaining applications will result in the issuance of any patents or, if any patents are issued, whether they will provide significant proprietary protection or will be circumvented or invalidated. Because patent applications in the U.S. are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months and there may be material patents or publications of which the Company is not aware, the Company cannot be certain that it was the first creator of inventions claimed by pending patent applications or that it was the first to file patent applications for such inventions.

  The medical device industry is characterized by frequent and substantial intellectual property litigation, particularly with respect to newly developed technology. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. Any future litigation, regardless of the outcome, is likely to result in substantial expense to the Company and significant diversion of the efforts of the Company's technical and management personnel. An adverse determination in any such proceeding could subject the Company to significant liabilities to third parties, require disputed rights to be licensed from such parties if licenses to such rights could be obtained, and/or require the Company to cease using such technology. There can be no assurance that if such licenses were obtainable, they would be obtainable at costs reasonable to the Company. If forced to cease using such technology, there can be no assurance that the Company would be able to develop or obtain alternate technology. Additionally, if third-party patents containing claims affecting the Company's technology are issued and such claims are determined to be valid, there can be no assurance that the Company would be able to obtain licenses to such patents at costs reasonable to the Company, if at all, or be able to develop or obtain alternative technology. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, using or selling certain of its products, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company's practice is to require its employees, consultants, outside collaborators and researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, subject to a right to publish certain information in the scientific literature in certain circumstances and subject to other specific exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

PRODUCT LIABILITY AND INSURANCE

  The business of the Company entails the risk of product liability claims and any such claims could have an adverse impact on the Company. The Company has taken and will continue to take what it believes are appropriate precautions, including maintaining general liability and commercial liability insurance policies which include adequate coverage for product liability claims. These policies currently provide $25 million in aggregate coverage. The Company evaluates its insurance requirements on an ongoing basis to enable it to maintain adequate levels of coverage. There can be no assurance that product liability claims will not exceed such insurance coverage limits or that such insurance will be available on commercially reasonable terms or at all. The Company currently is involved in certain legal proceedings involving product liability claims. Based on information presently available to the Company, the Company believes that it has adequate legal defenses or insurance coverage for these actions, and that the ultimate outcome of these actions will not have a material adverse effect on the Company.

MANUFACTURING AND PROPERTIES

  The Company owns its 52,000 square-foot corporate headquarters and manufacturing facility and leases a 36,863 square-foot warehouse and distribution facility in Jacksonville, Florida. At its Jacksonville corporate headquarters and manufacturing facility, which has 30,000 square feet dedicated to manufacturing, the Company produces all of the products that it manufactures other than fluid-control products and ophthalmology products. The Company has numerous manufacturing capabilities at the Jacksonville facility, including: injection molding; insert molding; CNC machining; CAD/CAM; form, fill and seal; ETO sterilization utilizing a Joslyn reclamation system; specialty surgical instrument manufacturing; tool design and manufacturing; design and production of manufacturing equipment; electronics assembly; bar code technology; and automated storage systems.

  The Company also owns a 34,000 square-foot manufacturing facility and a 6,300 square-foot distribution facility in Mystic, Connecticut and leases a 6,400 square-foot manufacturing facility in St. Louis, Missouri. The Company's Merocel product line of fluid-control products is manufactured at the Mystic facility and its ophthalmic product line is manufactured in part at the St. Louis facility.

  Currently, the Company operates one manufacturing shift at each of its three manufacturing facilities and has the ability to increase production levels of its current product line without expanding its facilities. The Company believes that the properties are adequate to serve the Company's business operations for the foreseeable future. The Company believes that if it were unable to renew the leases on any of its leased facilities, other suitable facilities would be available to meet the Company's needs.

ENVIRONMENTAL MATTERS

  The Company believes that it is in substantial compliance with all applicable laws and regulations for the protection of the environment and the health and safety of its employees. Compliance with federal, state and local environmental regulations relating to the discharge of substances into the environment, the disposal of hazardous waste and other related activities has had and will continue to have an impact on the operations of the Company, but has, since the formation of the Company, been accomplished without having a material adverse effect on the operations of the Company. While it is difficult to estimate the timing and ultimate costs to be incurred due to uncertainties about the status of laws, regulations and technology, management presently has no planned expenditures of a significant amount for future environmental compliance.

EMPLOYEES

  As of July 31, 1996, the Company had 455 full-time employees and 16 temporary employees, including 245 in production, 55 in professional and technical positions, 51 in administration and 120 in sales and marketing. The Company believes that its future success will depend in large part upon the continued service of its senior management personnel, most of whom joined the Company in April 1996, and upon the Company's continuing ability to attract and retain highly qualified managerial, operational, technical and sales and marketing personnel. Competition for highly qualified personnel is intense and there can be no assurance that the Company will be able to retain its key personnel or that it will be able to attract and retain additional qualified personnel in the future. The Company has not experienced any work stoppage and considers its relations with its employees to be satisfactory.

LITIGATION

  The Company is currently involved in certain legal proceedings incidental to the normal conduct of its business. The Company does not believe that any liabilities relating to the legal proceedings to which it is a party are likely to be, individually or in the aggregate, material to its consolidated financial position or results of operations.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information with respect to the executive officers and directors of the Company as of October 1, 1996:

                NAME                AGE                 POSITION
                ----                ---                 --------
 James T. Treace..................   50 President, Chief Executive Officer and
                                         Chairman of the Board of Directors
 F. Barry Bays....................   49 Senior Vice President, Operations and
                                         Chief Operating Officer
 Thomas E. Timbie.................   39 Vice President, Finance, Chief
                                         Financial Officer and Secretary
 John R. Treace...................   51 Vice President, U.S. Sales
 R. Glen Coleman..................   41 Vice President, Marketing
 Guy K. Williamson................   42 Vice President, International;
                                         President, Xomed International, Inc.
                                        Vice President, Research and
 Fred B. Dinger, III..............   35 Development
                                        Vice President, Regulatory Affairs and
 Dan H. Treace....................   48 Quality Assurance
                                        Vice President; President of Ophthalmic
 Mark J. Fletcher.................   40 Products
 Gerard Bussell...................   47 Vice President, Operations
 Richard B. Emmitt (1)(2).........   51 Director
 Paul H. Klingenstein.............   40 Director
 William R. Miller (1)............   68 Director
 Rodman W. Moorhead, III..........   52 Director
 James E. Thomas (2)..............   36 Director
 Elizabeth H. Weatherman (1)(2)...   36 Director

--------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  James T. Treace has been President, Chief Executive Officer and Chairman of the Board of Directors of the Company since April 1996. From 1993 until its acquisition by the Company in April 1996, Mr. Treace served as President, Chairman of the Board of Directors and Chief Executive Officer of TreBay, an ENT and orthopaedic product company founded in 1993 by Mr. Treace and Mr. F. Barry Bays. From 1990 to 1993, Mr. Treace served as President of Linvatec Corporation ("Linvatec"), a minimally invasive orthopaedic medical device company formerly known as Concept, Inc. ("Concept"), which became a wholly owned subsidiary of Bristol-Myers in 1990. Mr. Treace served as President and Chief Executive Officer of Concept from 1981 until its acquisition by Bristol-Myers in 1990. From 1966 to 1981, Mr. Treace served in a variety of positions at Richards Medical Company (now known as Smith & Nephew ENT, a subsidiary of Smith & Nephew plc), an orthopaedic and microsurgical ENT medical device company. His positions at Richards Medical Company included General Manager Veterinary Division, Sales Distributor, Executive Vice President of its orthopaedic division, Vice President Research and Development and Senior Group Vice President of Operations. Mr. Treace is the brother of John R. Treace and Dan H. Treace.

  F. Barry Bays has been Senior Vice President, Operations and Chief Operating Officer of the Company since April 1996. From 1993 to April 1996, Mr. Bays served as Vice President and Chief Operating Officer and a Director of TreBay. From 1990 to 1993, Mr. Bays served as Executive Vice President and Chief Operating Officer of Linvatec. From 1981 to 1990, Mr. Bays served as Executive Vice President and Chief Operating Officer of Concept. From 1971 to 1981, Mr. Bays served in a variety of positions at Richards Medical Company, including Engineering Manager, Vice President of its orthopaedic division and Vice President of Research and Development.

  Thomas E. Timbie has been Vice President, Finance and Chief Financial Officer of the Company since April 1996. From 1994 to April 1996, Mr. Timbie served as Vice President and Chief Financial Officer of TreBay. From 1990 to 1994, Mr. Timbie held financial management positions at Linvatec, including Senior Director, Working Capital from 1992 to 1994 and Assistant Controller from 1990 to 1992. From 1987 to 1990, Mr. Timbie served as Director, Financial Accounting and Reporting of Concept.

  John R. Treace has been Vice President, U.S. Sales of the Company since April 1996. From 1995 to April 1996, Mr. Treace served as Vice President, Sales and Marketing of TreBay. From 1966 to 1994, Mr. Treace served in a variety of positions at Richards Medical Company. His positions at Richards Medical Company included Product Manager, Director of Marketing and Sales, Group Vice President of Marketing and Sales and Sales Distributor. Mr. Treace is the brother of James T. Treace and Dan H. Treace.

  R. Glen Coleman has been Vice President, Marketing of the Company since August 1996. From January 1983 to August 1996, Mr. Coleman held several management positions at Linvatec, including Vice President, Global Marketing from June 1996 to July 1996, Vice President, Sales from October 1993 to June 1996, Vice President and General Manager of its Concept Division from May 1991 to October 1993 and Vice President, Research and Development. From 1976 to 1983, Mr. Coleman held engineering and marketing positions within divisions of Smith & Nephew plc.

  Guy K. Williamson has been Vice President, International of the Company and President, Xomed International, Inc. since July 1996. From January 1988 to June 1996, Mr. Williamson held various positions within the Bristol-Myers Medical Device Group, including Vice President, Zimmer International from January 1994 to June 1996, General Manager, China and Hong Kong from February 1992 to December 1993, Vice President, Marketing and International Administration, Linvatec from January 1988 to January 1992, and General Manager Canada of Edward Weck Inc., a surgical products manufacturer, from 1980 to 1988.

  Fred B. Dinger, III has been Vice President, Research and Development of the Company since May 1996. From 1992 to 1996, Mr. Dinger held several positions with Linvatec, including Vice President, Research and Development from 1994 to 1996, Director, New Product Development from 1993 to 1994 and Manager, Power Systems Development from 1992 to 1993. From 1984 to 1992, Mr. Dinger was Engineering Section Supervisor at Honeywell Incorporated.

  Dan H. Treace has been Vice President, Regulatory Affairs and Quality Assurance of the Company since May 1996. From 1994 to April 1996, Mr. Treace served as Vice President and Quality Manager of TreBay. From 1989 to 1994, Mr. Treace served as Vice President, Technical Affairs of Xomed-Treace, which was acquired by the Company in 1994. From 1982 to 1989, Mr. Treace was President of Treace Medical, Inc., a microsurgical ENT medical device company that he founded in 1982 and that was acquired by Bristol-Myers in 1989 and merged with the business of Xomed, Inc. to form Xomed-Treace, Inc. From 1970 to 1982, Mr. Treace served in a variety of positions at Richards Medical Company, including Product Manager, Director of Marketing, Sales Distributor and Group Director of International Marketing. Mr. Treace is the brother of James T. Treace and John R. Treace.

  Mark J. Fletcher has been Vice President of the Company and President of Ophthalmic Products since July 1996. From April 1996 to July 1996, Mr. Fletcher served as Vice President, U.S. Marketing of the Company and from 1994 to April 1996, he served as Vice President, Sales and Marketing of the Company. From 1988 to 1994, Mr. Fletcher held several senior management positions with Stryker Corporation, a medical device company, including Executive Vice President, Sales and Marketing from 1993 to 1994, Vice President and General Manager, Stryker Medical, the Netherlands from 1992 to 1993, and Vice President, Sales, Medical Division from 1990 to 1992.

  Gerard Bussell has been Vice President of Operations of the Company since March 1996 and from 1993 to March 1996 was Director of Manufacturing Operations and Director of Manufacturing of the

Company. Prior to joining the Company, Mr. Bussell served in senior management positions from 1979 to 1993 with Allergan, Inc., an ophthalmic products company, including Senior Director, Worldwide Materials, and Managing Director.

  Richard B. Emmitt has served as a Director of the Company since April 1994 and from December 1990 to 1994 was a Director of Merocel, which became a subsidiary of the Company in 1994. Mr. Emmitt has been a Managing Director of The Vertical Group, Inc., an investment firm, since February 1989. He is also a Director of SurvivaLink Corporation and Cardiotronics Systems, Inc.

  Paul H. Klingenstein has served as a Director of the Company since April 1994. Mr. Klingenstein has been with Accel Partners, a venture capital firm, since 1986, where he has been a General Partner since 1988. He is also a Director of several privately held health care and biopharmaceutical companies.

  William R. Miller has served as a Director of the Company since April 1994 and from 1991 to 1994 was a Director of Merocel. In January 1991, Mr. Miller retired as Vice Chairman of the Board of Directors of Bristol-Myers. From 1985 to January 1991 Mr. Miller was a Director of Bristol-Myers. Mr. Miller served as Chairman of the Board of the Pharmaceutical Manufacturers Association from 1986 until 1987 and was Vice President and a member of the council of the International Federation of Pharmaceutical Manufacturers Associations from 1988 until 1990. Mr. Miller is a member of the Board of Trustees of the Cold Spring Harbor Laboratory and is a Director of ImClone Systems, Inc., Isis Pharmaceuticals, Inc., St. Jude Medical, Inc. and Westvaco Corporation, as well as several private companies. In addition, Mr. Miller serves as Chairman of the Board of Directors of SIBIA Neurosciences, Inc. and Vion Pharmaceuticals, Inc. (formerly OncoRx).

  Rodman W. Moorhead, III has served as a Director of the Company since 1994 and was a Director of Merocel from 1990 to 1994. Since 1973, he has been with E.M. Warburg, Pincus & Co., Inc. ("Warburg, Pincus"), a private investment firm, where he currently serves as a Senior Managing Director. Mr. Moorhead is also a Director of NeXstar Pharmaceuticals, Inc., Value Health, Inc. and a number of privately held companies.

  James E. Thomas has served as a Director of the Company since April 1994. Since 1989, he has been with Warburg, Pincus, where he currently serves as a Managing Director. Mr. Thomas is also a Director of Anergen, Inc., Celtrix Pharmaceuticals, Inc., Menley & James Laboratories, Inc., and several privately held companies.

  Elizabeth H. Weatherman has served as a Director of the Company since April 1994 and was a Director of Merocel from December 1990 until 1994. Since 1988, she has been with Warburg, Pincus, where she currently serves as a Managing Director. Ms. Weatherman is also a Director of Cardiotronics Systems, Inc., VitalCom Inc. and several privately held health care companies.

  Each director serves until the expiration of his term and thereafter until his successor is duly elected and qualified. A stockholders agreement among the Company and substantially all of its current stockholders provides that WP Investors has the right to designate specified numbers of persons to the Company's Board of Directors so long as WP Investors maintains specified levels of ownership of the outstanding Class A Common Stock. See "-- Stockholders Agreement." Executive officers of the Company are elected annually by the Board of Directors and serve at its discretion or until their successors are duly elected and qualified.

  The Board of Directors has established a Compensation Committee, which provides recommendations concerning salaries and incentive compensation for employees of, and consultants to, the Company and administers the Stock Option Plan and the Company's 401(k) and Profit Sharing Plan (the "401(k) Plan"). During 1995, the Compensation Committee was composed of Richard B. Emmitt, James E. Thomas and Elizabeth H. Weatherman. The current members of the Compensation Committee are Richard B. Emmitt, William R. Miller and Elizabeth H. Weatherman. The Board of Directors has also established an Audit Committee, which reviews the results and scope of the annual audit of the Company's financial statements conducted by the Company's independent accountants, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting, auditing and financial controls and makes recommendations to the Board of Directors on the engagement of the independent accountants, as well as other matters which may come before the Audit Committee or at the direction of the Board of Directors. The current members of the Audit Committee are Richard B. Emmitt, James E. Thomas and Elizabeth H. Weatherman.

DIRECTORS' ANNUAL COMPENSATION

  William R. Miller receives $1,000 in directors' fees per meeting from the Company. No other member of the Board of Directors currently receives directors' fees from the Company. The Company is obligated to reimburse its Board members for all reasonable expenses incurred in connection with their attendance at directors' meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is currently composed of Richard B. Emmitt, William R. Miller and Elizabeth H. Weatherman.

EXECUTIVE COMPENSATION

  Summary Compensation Table. As required by the rules and regulations of the Securities and Exchange Commission, the following table sets forth information regarding the compensation of the Company's Chief Executive Officer during fiscal 1995 and the four other most highly compensated executive officers (the "Executive Officer Group") for fiscal 1995. In April and May 1996, four members of the Executive Officer Group were replaced. Information with respect to the Company's new executive officers is included elsewhere in this section.

                          SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION

                                                    OTHER ANNUAL   ALL OTHER
   NAME AND PRINCIPAL POSITION      SALARY   BONUS  COMPENSATION  COMPENSATION
   ---------------------------     -------- ------- ------------  ------------
Mark K. Adams (1)................. $200,525 $58,890   $37,104(5)     $2,345(8)
 President and Chief Executive
  Officer
Arthur Gertzman (2)...............  134,289  23,799          (6)      3,626(8)
 Vice President, Research and
  Development
Mark J. Fletcher..................  140,000   4,200    17,224(7)         --
 Vice President, Sales and
  Marketing
Marley Price (3)..................  116,029   2,644        --         2,603(8)
 Vice President, Operations
David R. Grant (4)................  115,923   2,673        --         2,594(8)
 Vice President, Finance

--------
(1) Mr. Adams' last day of employment with the Company was May 20, 1996.
(2) Mr. Gertzman's last day of employment with the Company was April 30, 1996.
(3) Mr. Price's last day of employment with the Company was April 22, 1996.
(4) Mr. Grant's last day of employment with the Company was June 28, 1996.
(5) Represents $30,000 paid to Mr. Adams as a housing allowance and $7,104 paid to Mr. Adams as an automobile allowance.
(6) Other annual compensation in the form of perquisites and other personal benefits has been omitted because the aggregate amount of such perquisites and other personal benefits was less than $50,000 and constituted less than 10% of the executive's total annual salary and bonus.
(7) Represents a reimbursement of Mr. Fletcher's moving expenses.
(8) Represents a matching contribution by the Company to the 401(k) Plan for the benefit of the executive.

  James T. Treace joined the Company as its President, Chief Executive Officer and Chairman of the Board of Directors in April 1996. Mr. Treace receives an annual salary of $230,000 and will be eligible to receive an annual cash bonus under the Company's Key Executive Bonus Program. On April 16, 1996, the Company granted to Mr. Treace an option under the Stock Option Plan to purchase 73,000 shares of Common Stock at an exercise price of $10.65 per share.

  F. Barry Bays joined the Company as its Senior Vice President, Operations and Chief Operating Officer in April 1996. Mr. Bays receives an annual salary of $175,000 and will be eligible to receive an annual cash bonus under the Company's Key Executive Bonus Program. On April 16, 1996, the Company granted to Mr. Bays an option under the Stock Option Plan to purchase 42,000 shares of Common Stock at an exercise price of $10.65 per share.

  John R. Treace joined the Company as its Vice President, U.S. Sales in April 1996. Mr. Treace receives an annual salary of $150,000 and will be eligible to receive an annual cash bonus under the Company's Key Executive Bonus Program. The Company granted to Mr. Treace on April 16, 1996 an option under the Stock Option Plan to purchase 8,000 shares of Common Stock at an exercise price of $10.65 per share and on June 14, 1996 an option under such plan to purchase 15,500 shares of Common Stock at an exercise price of $10.65 per share.

  R. Glen Coleman joined the Company as its Vice President, Marketing in August 1996. Mr. Coleman receives an annual salary of $150,000 and will be eligible to receive an annual cash bonus under the Company's Key Executive Bonus Program. On August 12, 1996, the Company granted to Mr. Coleman an option under the Stock Option Plan to purchase 30,000 shares of Common Stock at an exercise price of $10.65 per share.

  Guy K. Williamson joined the Company as its Vice President, International and President, Xomed International, Inc. in July 1996. Mr. Williamson receives an annual salary of $150,000 and will be eligible to receive an annual cash bonus under the Company's Key Executive Bonus Program. On July 1, 1996, the Company granted to Mr. Williamson an option under the Stock Option Plan to purchase 30,000 shares of Common Stock at an exercise price of $10.65 per share.

OPTION GRANTS DURING 1995

  During fiscal 1995, the Company granted options under the Stock Option Plan to purchase an aggregate of 8,000 shares of Common Stock at an exercise price of $9.58 per share. No stock options were granted to any member of the Executive Officer Group during fiscal 1995.

  In January 1996, the Company granted certain key employees options under the Stock Option Plan to purchase an aggregate of 96,000 shares of Common Stock at an exercise price of $9.58 per share. Included among these grants was a grant to Mark J. Fletcher of an option to purchase 10,000 shares of Common Stock at an exercise price of $9.58 per share. These options provide that the right to purchase 25% of the shares of Common Stock subject to the options vests on each of the first four anniversaries of the date of grant. The options expire five years after the date of grant.

  In April 1996, the Company granted certain employees options under the Stock Option Plan to purchase an aggregate of 131,000 shares of Common Stock at an exercise price of $10.65 per share. Included among these grants were grants to James T. Treace, F. Barry Bays and John R. Treace of options to purchase 73,000, 42,000 and 8,000 shares of Common Stock, respectively. In June 1996, the Company granted certain employees options under the Stock Option Plan to purchase an aggregate of 79,500 shares of Common Stock at an exercise price of $10.65 per share. Included among these grants were grants to John R. Treace and Thomas E. Timbie of options to purchase 15,500 and 23,500 shares of Common Stock, respectively. In July 1996, the Company granted to Guy K. Williamson options under the Stock Option Plan to purchase 30,000 shares of Common Stock, at an exercise price of $10.65 per share. On August 12,

1996, the Company granted to R. Glen Coleman options under the Stock Option Plan to purchase 30,000 shares of Common Stock, at an exercise price of $10.65 per share. These options provide that the right to purchase 25% of the shares of Common Stock subject to the options vests on each of the first four anniversaries of the date of grant. The options expire five years after the date of grant.


FISCAL YEAR-END OPTION VALUES

  The following table sets forth information concerning the number and value of unexercised stock options held at the end of 1995 by each member of the Executive Officer Group. No stock options were exercised by members of the Executive Officer Group during fiscal 1995.

                           NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                          UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                           OPTIONS AT FY-END (#)               FY-END
     NAME                EXERCISABLE/UNEXERCISABLE  EXERCISABLE/UNEXERCISABLE (1)
     ----                ------------------------- ------------------------------
Mark K. Adams...........       47,125/42,375             $801,325/$539,475
Arthur Gertzman.........        7,000/11,000               110,840/152,520
Mark J. Fletcher........        5,000/15,000                52,100/156,300
Marley Price............         2,000/6,000                 20,840/62,520
David R. Grant..........         2,000/6,000                 20,840/62,520

--------
(1) There was no public trading market for the Common Stock on December 31, 1995. Accordingly, solely for purposes of this table, the values in this column have been calculated on the basis of an assumed initial public offering price of $20.00 per share, less the aggregate exercise price of the options.

1996 STOCK OPTION PLAN

  On April 15, 1996, the Board of Directors adopted and the stockholders approved the Stock Option Plan. The Stock Option Plan was subsequently amended and restated on June 14, 1996 and July 24, 1996 and approved by stockholders on July 24, 1996. The Stock Option Plan is open to participation by directors, officers, consultants, other key employees of the Company or of its subsidiaries and certain other key persons who the Stock Option Committee (as defined below) determines shall receive options under the Stock Option Plan.

  The Stock Option Plan authorizes: (i) the grant of options to purchase Common Stock intended to qualify as incentive stock options ("Incentive Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) the grant of options that do not so qualify ("Non-Statutory Options"). The number of shares of Common Stock reserved for issuance under the Stock Option Plan is 778,000 shares. As of August 20, 1996, options to purchase an aggregate of 501,191 shares having a weighted average exercise price of $9.76 per share were outstanding under the Stock Option Plan, options for 108,900 shares had been exercised under the Stock Option Plan and options to purchase 167,909 shares are available for grant under the Stock Option Plan. The Stock Option Plan expires on April 16, 2004.

  The Stock Option Plan is administered by a committee (the "Stock Option Committee") appointed by the Board of Directors of the Company. The Compensation Committee serves as the Stock Option Committee. The Stock Option Committee has the sole authority, in its absolute discretion: (i) to determine which of the eligible employees of the Company and its subsidiaries shall be granted options; (ii) to authorize the granting of both Incentive Options and Non-Statutory Options; (iii) to determine the times when options shall be granted and the number of shares to be optioned; (iv) to determine the option price of the shares subject to each option, which price shall be not less than the fair market value of the Common Stock at the time the option was granted;
(v) to determine the time or times when each option becomes exercisable, the duration of the exercise period and any other restrictions on the exercise of options issued under the Stock Option Plan; (vi) to prescribe the form or forms of the option agreements under the Stock Option Plan; (vii) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Stock Option Plan; and (viii) to construe and interpret the Stock Option Plan, the rules and regulations and the option agreements under the Stock Option Plan and to make all other determinations deemed necessary or advisable for the administration of the Stock Option Plan. All decisions, determinations and interpretations of the Stock Option Committee are final and binding on all optionees.

  Incentive Options may be granted only to officers and other key employees of the Company or its subsidiaries. Non-Statutory Options may be granted to directors, consultants, or other key persons who the Stock Option Committee determines shall receive options under the Stock Option Plan.

  No option may be exercised after the date ten years from the date of grant of such option (five years in the case of Incentive Options of individuals holding more than ten percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof ("greater-than-ten-percent-stockholders")) (the "Termination Date"). The exercise price for Non-Statutory Options may not be less than 50% of the fair market value of the Common Stock on the date of grant. The exercise price for Incentive Options may not be less than 100% of fair market value of the Common Stock on the date of grant (110% in the case of a greater-than-ten-percent-stockholder). The aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which any Incentive Options may be exercisable for the first time by the optionee in any calendar year (under the Stock Option Plan or any other stock option plan of the Company or any parent or subsidiary thereof) shall not exceed $100,000.

  Options are non-transferable except by will or the laws of descent and distribution. Generally, unless otherwise provided by the Stock Option Committee, options granted under the Stock Option Plan terminate upon the earliest of: (i) the expiration date of the option; (ii) the date of voluntary termination of the optionee's employment by the optionee; (iii) the date of termination of the optionee's employment by the Company for cause; (iv) three months after the date of termination of the optionee's employment by the Company without cause; (v) one year after the cessation of the optionee's employment by reason of a disability within the meaning of Section 105(d)(4) of the Code; and (vi) one year after the death of an optionee prior to the Termination Date and while employed by the Company or a subsidiary thereof or while entitled to exercise an option pursuant to (v) above (such option shall be exercisable by the person to whom the optionee's rights under the option pass by will or the applicable laws of descent and distribution). For purposes of the Stock Option Plan, the Company shall have "cause" to terminate an optionee's employment if the Company has cause to terminate the optionee's employment under any existing employment agreement between the optionee and the Company or, in the absence of such an employment agreement, upon (a) determination by the Board of Directors that the optionee has ceased to perform his duties to the Company (other than as a result of his incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of his duties to the Company, (b) the Board of Directors' determination that the optionee has engaged or is about to engage in conduct materially injurious to the Company, or (c) the optionee having been convicted of a felony. If an option may be exercised during any period after the termination of an optionee's employment with the Company, such option may be exercised only to the extent that the optionee was entitled to exercise such option at the time of such termination.

KEY EXECUTIVE BONUS PROGRAM

  The Company maintains a Key Executive Bonus Program in which key management personnel are eligible to participate. The plan allows participants to earn bonuses up to stated percentages of their base salary. For 1995, the percentages were as follows: 50% for the President, 30% for Vice Presidents, 25% for sales directors, 25% for regional sales managers, 25% for international managers, 20% for first level managers and 10% for second level managers. The bonuses are paid in part based on the Company's achievement of operating results, and in part based on achievement of individual goals established for the participant. During 1995, a total of 37 key managers participated in the bonus plan. The Company presently intends to continue the bonus plan for 1996 and future years.

401(K) PLAN

  The Company presently maintains the 401(k) Plan for the benefit of substantially all full-time employees. The 401(k) Plan is qualified under Sections 401(a) and 401(k) of the Code. Participants in the plan may elect to defer up to 16% of their eligible compensation and have such amount invested in accordance with the investment alternatives available under the plan. The Company may make matching contributions each year equal to 50% of participant deferrals up to 4% of eligible compensation. The Company may also make discretionary contributions.

EMPLOYMENT AGREEMENTS AND SEVERANCE AGREEMENT

  In connection with its acquisition of TreBay, the Company executed employment agreements with James T. Treace and F. Barry Bays. The Company agreed to employ Mr. Treace as President, Chairman of the Board of Directors and Chief Executive Officer at an annual salary of $230,000 and Mr. Bays as Senior Vice President of Operations and Chief Operating Officer at an annual salary of $175,000. In addition, Messrs. Treace and Bays are eligible for the Key Executive Bonus Program adopted by the Company, which program provides for a bonus in an amount up to and at the 50% level of an employee's salary upon attainment of the bonus criteria. The employment agreements have an initial term of three years, and may be extended upon good faith negotiations between the parties, which negotiations shall begin not later than 90 days prior to the expiration of the stated term of the agreement.

  The agreements entitle these executive officers to participate in such fringe benefits as shall be generally provided to the executives of the Company, including medical insurance and retirement programs which may be adopted from time to time by the Company. In addition, the Company has granted to Messrs. Treace and Bays 73,000 and 42,000 stock options, respectively, under the Stock Option Plan, and each of Messrs. Treace and Bays are eligible for additional grants of stock options as target bonuses pursuant to corporate performance objectives established by the Company's Compensation Committee. The Compensation Committee will review each executive officer's compensation and award such bonuses or make such increases to the annual salary as the Compensation Committee, in its sole discretion, determines are merited.

  The employment agreements contain covenants prohibiting the improper disclosure and use of any of the Company's and its predecessors' trade secrets, know-how and proprietary processes, as well as provisions assigning to the Company all inventions made or conceived by the executive officer during his employment with the Company. Each executive officer agreed with the Company that until twelve months after the termination of his employment with the Company he would not (whether as an officer, director, owner, employee, partner or other direct or indirect participant) engage in any Competitive Business (defined as the manufacturing, supplying, producing, selling, distributing or providing for sale of (i) any product, device or instrument manufactured from or using polyvinal acetal (PVAc) material or technology or
(ii) any eye, ear, nose or throat product, device or instrument (x) of a type manufactured or sold by the Company or its subsidiaries or (y) in clinical development sponsored by the Company or its subsidiaries, in each case, as of the date of termination of employment).

  The Company may terminate the employment of the executive officers under the employment agreements (i) upon 30 days' notice if the employee becomes physically or mentally incapacitated or is injured so that he is unable to perform the services required of him and such inability to perform continues for a period in excess of six months and is continuing at the time of such notice; (ii) for cause upon notice of such termination to the employee; or
(iii) without cause upon 30 days' notice of such termination to the employee. If an employment agreement is terminated pursuant to (i) above, the executive officer shall receive salary continuation pay from the date of such termination until April 16,

1999, reduced by applicable payroll taxes and amounts received by the executive officer under any Company-maintained disability insurance policy or plan under Social Security or similar laws. If an employment agreement is terminated pursuant to (ii) above, the executive officer shall receive no salary continuation pay or severance pay. If an employment agreement is terminated pursuant to (iii) above, the executive officer shall receive salary continuation pay for a period of twelve months from and after the date of such termination.

  On May 10, 1996, the Company entered into a Separation Agreement with Mark
K. Adams (the "Separation Agreement"). Pursuant to the terms of the Separation
Agreement: (i) all options received by Mr. Adams under the Stock Option Plan became fully vested; (ii) the Company agreed to provide to Mr. Adams an allowance for outplacement services; (iii) the Company paid Mr. Adams a lump sum of $249,532; (iv) the Company agreed to forgive a loan to Mr. Adams in the amount of $300,007 in exchange for his surrender of 9,563 shares of Series A Convertible Preferred Stock and 2,074 shares of Series C Redeemable Preferred Stock held by him; and (v) the Company agreed to make monthly severance payments to Mr. Adams at a rate of $175,000 per year for two years, with the first year's payment guaranteed and payments in the second year payable only until such time as he obtains full time employment elsewhere. Mr. Adams has also agreed to provide consulting services to the Company for a period of two years for no additional consideration. In addition, Mr. Adams has agreed with the Company that, until May 10, 1998, he will not (whether as an officer, director, owner, employee, partner or other direct or indirect participant) engage in any Competitive Business (defined in substantially the same manner as described above with respect to the employment agreements of James T. Treace and F. Barry Bays). During this same two-year period, Mr. Adams has agreed that he will not, directly or indirectly, employ or solicit for employment any person then employed by the Company. Mr. Adams also has agreed that he only will use confidential information with respect to the Company for the benefit of the Company and only disclose this information to others with the Company's prior approval.

STOCKHOLDERS AGREEMENT

  Under a stockholders agreement among the Company and substantially all of its existing stockholders, the parties agree to take all action within their respective power, including but not limited to, the voting of capital stock of the Company, required to cause the Board of Directors of the Company to consist of seven members. The stockholders agreement provides that, so long as WP Investors owns 40% or more of the total number of outstanding shares of Common Stock, WP Investors will have the right to designate three persons to be appointed or nominated for election to the Company's Board of Directors. If at any time WP Investors owns less than 40%, but 20% or more, of the total number of outstanding shares of Common Stock, WP Investors will have the right to designate two persons to be appointed or nominated for election to the Company's Board of Directors. If at any time WP Investors owns less than 20%, but 10% or more, of the total number of outstanding shares of Common Stock, WP Investors will have the right to designate one person to be appointed or nominated for election to the Company's Board of Directors. WP Investors has informed the Company that it intends, upon the closing of this offering, to convert all of its Non-Voting Common Stock into Common Stock, provided that, in no event will such conversion result in its holding more than 49% of the outstanding shares of Common Stock following such conversion. Upon completion of this offering and the Share Exchange, WP Investors will have under the stockholders agreement the right to designate three persons to be appointed or nominated to the Company's Board of Directors. In addition, the stockholders agreement provides each current stockholder with certain rights to inspect the Company's properties and its books and records and to discuss its affairs with management so long as the stockholder holds at least 2% of the combined outstanding Common Stock and Non-Voting Common Stock.

                             CERTAIN TRANSACTIONS

  As part of the financing of the Xomed Acquisition, the Company issued to certain institutional investors, including WP Investors, an aggregate of: (i) 340,454 shares of Series A Convertible Preferred Stock for approximately $3,261,549 in aggregate consideration; (ii) 2,127,838 shares of Series B Convertible Preferred Stock for approximately $20,384,688 in aggregate consideration; and (iii) 198,561 shares of Series C Redeemable Preferred Stock for approximately $19,856,100 in aggregate consideration. Of the shares issued by the Company, WP Investors purchased all of the shares of Series B Convertible Preferred Stock for approximately $20,384,688 in aggregate consideration and 171,173 of the shares of Series C Redeemable Preferred Stock for approximately $17,173,000 in aggregate consideration.

  The Company is a party to a stockholders agreement with substantially all of its existing stockholders relating to, among other things, the composition of the Company's Board of Directors. See "Management--Stockholders Agreement."

  On November 7, 1995, TreBay loaned $883,000 to James T. Treace, its President and Chief Executive Officer. Following the Company's acquisition of TreBay in April 1996, Mr. Treace became the Company's President and Chief Executive Officer. The loan is payable on demand at any time following November 7, 2000 and matures on November 7, 2002. Interest accrues on the loan at an annual rate of 10% and is payable, at Mr. Treace's election, upon each anniversary of the loan or its maturity. The loan is secured by a pledge of 40,280 shares of Series A Convertible Preferred Stock and 2,940 shares of Series C Redeemable Preferred Stock. The entire amount to be received from the redemption of Mr. Treace's shares of Series C Redeemable Preferred Stock securing the loan will be used to repay a portion of the loan. See "Principal Stockholders."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with regard to the beneficial ownership of the Common Stock as of October 10, 1996, and as adjusted to reflect the sale of the shares of Common Stock being offered hereby, by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each director of the Company, its Chief Executive Officer, certain of its other most highly compensated current executive officers of the Company and each member of the Executive Officer Group; and (iii) all current directors and executive officers of the Company as a group. Except as otherwise noted, the named beneficial holder has sole voting and investment power.

                             SHARES BENEFICIALLY
   NAMES AND ADDRESSES OF        OWNED BEFORE           SHARES BENEFICIALLY
     BENEFICIAL HOLDERS            OFFERING            OWNED AFTER OFFERING
   ----------------------    ------------------------ --------------------------
                             NUMBER(1)     PERCENT(3) NUMBER(1)(2)    PERCENT(3)
                             ---------     ---------- ------------    ----------
5% Stockholders:
  Warburg, Pincus Investors,
   L.P. (4)................. 2,997,453        75.3%    3,306,204(5)      48.1%
   466 Lexington Avenue
   New York, NY 10017
  Accel IV L.P. ............   259,880         6.5%      287,594(6)       4.2%
   1 Embarcadero Center
   San Francisco, CA 94111
Directors and executive of-
 ficers:
  James T. Treace...........   136,172(7)      3.4%      150,587(7)       2.2%
  F. Barry Bays.............    80,596(8)      2.0%       88,907(8)       1.3%
  R. Glen Coleman...........       -- (9)        *           -- (9)         *
  Guy K. Williamson.........       -- (10)       *           -- (10)        *
  Thomas E. Timbie..........    17,643(11)       *        18,831(11)        *
  Mark J. Fletcher..........    10,000(12)       *        10,000(12)        *
  John R. Treace............    11,007(13)       *        11,488(13)        *
  Dan H. Treace.............    11,873(14)       *        12,446(14)        *
  Richard B. Emmitt.........   159,594(15)     4.0%      173,193(15)      2.5%
  Paul H. Klingenstein......   277,470(16)     7.0%      307,060(16)      4.5%
  William R. Miller.........     5,500           *         5,500            *
  Rodman W. Moorhead, III... 2,997,453(17)    75.3%    3,306,204(17)     48.1%
  James E. Thomas........... 2,997,453(17)    75.3%    3,306,204(17)     48.1%
  Elizabeth H. Weatherman... 2,997,453(17)    75.3%    3,306,204(17)     48.1%
  Mark K. Adams (18)........    80,000         2.0%       80,000          1.2%
  David R. Grant (19).......     9,679           *        10,283            *
  Arthur Gertzman (20)......     7,840           *         8,143            *
  Marley Price (21).........       --            *           --             *
  All current directors and
   executive officers as a
   group (16 persons)
   (15)(16)(17)............. 3,708,308        92.4%    4,085,217         59.1%

--------
*Less than 1%.

 (1) Except as otherwise indicated, the persons in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and subject to the information contained in the footnotes to this table. Amounts shown for each stockholder include all shares of Common Stock obtainable upon the Stock Conversion (except that shares obtainable with respect to accreted dividends upon the conversion of preferred stock are not included in shares beneficially owned before this offering), together with shares subject to stock options exercisable within 60 days of October 10, 1996. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of and percent owned by such person or group.
 (2) Amounts shown for each stockholder include all shares of Common Stock issuable in the Share Exchange, based upon an assumed initial offering price of $20.00 per share.

 (3) The number of shares of Common Stock deemed outstanding before this offering consists of 679,270 shares of Common Stock outstanding as of October 10, 1996, 744,652 shares of Common Stock issuable upon conversion of outstanding shares of Series A Convertible Preferred Stock, 426,777 shares of Common Stock issuable upon conversion of outstanding shares of Non-Voting Common Stock and 2,127,838 shares of Common Stock issuable upon conversion of the shares of Non-Voting Common Stock which are issuable upon conversion of outstanding shares of Series B Convertible Preferred Stock. The number of shares of Common Stock deemed outstanding after this offering includes an additional 2,500,000 shares of Common Stock being offered for sale by the Company in this offering, 314,650 shares of Common Stock issued in the Share Exchange and 86,175 shares of Common Stock issued in the Stock Conversion with respect to accreted dividends on preferred stock.
 (4) The sole general partner of WP Investors is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Company, a New York general partnership that has the same general partners as WP ("E.M. Warburg"), manages WP Investors. WP has a 20% interest in the profits of WP Investors and, through its wholly-owned subsidiary, Warburg, Pincus, owns 1.13% of the limited partnership interests in WP Investors. Messrs. Moorhead and Thomas and Ms. Weatherman, each a director of the Company, are Managing Directors of Warburg, Pincus and general partners of WP and E.M. Warburg. As such, Messrs. Moorhead and Thomas and Ms. Weatherman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by WP Investors, Warburg, Pincus, and WP.
 (5) Includes 244,915 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 46,874 shares of Series C Redeemable Preferred Stock. An additional 186,217 shares of Series C Redeemable Preferred Stock held by WP Investors will be redeemed from the net proceeds of this offering for approximately $19.5 million.
 (6) Includes 19,918 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 3,812 shares of Series C Redeemable Preferred Stock. An additional 15,144 shares of Series C Redeemable Preferred Stock held by such person will be redeemed from the net proceeds of this offering for approximately $1.6 million.

 (7) Includes 1,083 shares of Common Stock subject to options exercisable within 60 days of October 10, 1996, but does not include 76,250 shares of Common Stock subject to options that will not be exercisable within 60 days of such date. Shares beneficially owned after this offering include 10,362 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 1,983 shares of Series C Redeemable Preferred Stock. An additional 7,879 shares of Series C Redeemable Preferred Stock held by Mr. Treace will be redeemed from the net proceeds of this offering for approximately $823,356. Mr. Treace has pledged certain of his shares to the Company to secure repayment of a loan, and the entire amount received from the redemption of Mr. Treace's shares of Series C Redeemable Preferred Stock pledged to the Company will be used to repay a portion of such loan. Mr. Treace has pledged 91,929 shares of Common Stock and 6,711 shares of Series C Redeemable Preferred Stock to WP Investors to secure repayment of a loan of $1,649,998 from WP Investors used to purchase such shares. The loan bears interest at an annual rate of 7% and matures on April 16, 2001. The entire amount received from the redemption of Mr. Treace's shares of Series C Redeemable Preferred Stock pledged to WP Investors and half of the amount received from the redemption of any of Mr. Treace's shares that are not pledged to WP Investors or the Company will be used to repay a portion of the loan. See "Certain Transactions."

 (8) Includes 2,708 shares of Common Stock subject to options exercisable within 60 days of October 10, 1996, but does not include 50,125 shares of Common Stock subject to options that will not be exercisable within 60 days of such date. Shares beneficially owned after this offering include 5,974 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 1,143 shares of Series C Redeemable Preferred Stock. An additional 4,543 shares of Series C Redeemable Preferred Stock held by Mr. Bays will be redeemed from the net proceeds of this offering for approximately $474,744. Mr. Bays has pledged 52,928 shares of Common Stock and 3,864 shares of Series C Redeemable Preferred Stock to WP Investors to secure repayment of a loan of $949,998 from WP Investors used to purchase such shares. The loan bears interest at an annual rate of 7% and matures on April 16, 2001. The entire amount received from the redemption of Mr. Bays' shares of Series C Redeemable Preferred Stock pledged to WP Investors and half of the amount received from the redemption of any of Mr. Bays' shares of Series C Redeemable Preferred Stock that are not pledged will be used to repay a portion of the loan.

 (9) Does not include 30,000 shares of Common Stock subject to options that will not be exercisable within 60 days of October 10, 1996.

(10) Does not include 30,000 shares of Common Stock subject to options that will not be exercisable within 60 days of October 10, 1996.

(11) Includes 6,500 shares of Common Stock subject to options exercisable within 60 days of October 10, 1996, but does not include 23,500 shares of Common Stock subject to options that will not be exercisable within 60 days of such date. Shares beneficially owned after this offering include 854 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 163 shares of Series C Redeemable Preferred Stock. An additional 650 shares of Series C Redeemable Preferred Stock held by Mr. Timbie will be redeemed from the net proceeds of this offering for approximately $84,959. Mr. Timbie has pledged 11,143 shares of Common Stock and 813 shares of Series C Redeemable Preferred Stock to WP Investors to secure repayment of a loan of $200,004 from WP Investors used to purchase such shares. The loan bears interest at an annual rate of 7% and matures on April 16, 2001 and the entire amount received from the redemption of Mr. Timbie's shares of Series C Redeemable Preferred Stock pledged to the Company will be used to repay a portion of such loan.

(12) Represents shares of Common Stock subject to options exercisable within 60 days of October 10, 1996, but does not include 20,000 shares of Common Stock subject to options that will not be exercisable within 60 days of such date.

(13) Includes 6,500 shares of Common Stock subject to options exercisable within 60 days of October 10, 1996, but does not include 23,500 shares of Common Stock subject to options that will not be exercisable within 60 days of such date. Shares beneficially owned after this offering include 346 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 66 shares of Series C Redeemable Preferred Stock. An additional 263 shares of Series C Redeemable Preferred Stock held by Mr. Treace will be redeemed from the net proceeds of this offering for approximately $27,484.

(14) Includes 6,500 shares of Common Stock subject to options exercisable within 60 days of October 10, 1996, but does not include 23,500 shares of Common Stock subject to options that will not be exercisable within 60 days of such date. Shares beneficially owned after this offering include 412 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 78 shares of Series C Redeemable Preferred Stock. An additional 314 shares of Series C Redeemable Preferred Stock held by Mr. Treace will be redeemed from the net proceeds of this offering for approximately $32, 813.
(15) Includes only shares held by Vertical Fund Associates, L.P. ("Vertical Fund"). Mr. Emmitt is a Managing Director of The Vertical Group, Inc., the general partner of Vertical Fund. As such, Mr. Emmitt may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the shares beneficially held by Vertical Fund. Mr. Emmitt disclaims beneficial ownership of the shares held by Vertical Fund. Shares beneficially owned after this offering include 11,897 shares of Common Stock held by Vertical Fund issuable within 30 days of the closing of this offering in exchange for 2,277 shares of Series C Redeemable Preferred Stock. An additional 9,046 shares of Series C Redeemable Preferred Stock held by Vertical Fund will be redeemed from the net proceeds of this offering for approximately $945,307.
(16) Includes only shares held by Accel IV L.P., Accel Keiretsu L.P., Accel Investors '94 L.P. and Prosper Partners (collectively, the "Funds"). Mr. Klingenstein is (i) a general partner of the general partner of Accel IV L.P.; (ii) an officer of the general partner of Accel Keiretsu L.P.;
     (iii) a general partner of Accel Investors '94 L.P.; and (iv) attorney-in-fact for Prosper Partners. As such, Mr. Klingenstein may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the shares beneficially held by the Funds. Mr. Klingenstein disclaims beneficial ownership of the shares held by the Funds. Shares beneficially owned after this offering by the Funds include 21,266 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 4,070 shares of Series C Redeemable Preferred Stock. An additional 16,169 shares of Series C Redeemable Preferred Stock held by the Funds will be redeemed from the net proceeds of this offering for approximately $1.7 million.
(17) Includes only shares held by WP Investors, of which Messrs. Moorhead and Thomas and Ms. Weatherman may be deemed to have beneficial ownership. Messrs. Moorhead and Thomas and Ms. Weatherman disclaim beneficial ownership of the shares held by WP Investors.

(18) Mr. Adams's last day of employment with the Company was May 20, 1996. Includes 60,000 shares of Common Stock subject to options exercisable within 60 days of October 10, 1996.
(19) Mr. Grant's last day of employment with the Company was June 28, 1996. Includes 4,000 shares of Common Stock subject to options exercisable within 60 days of September 13, 1996. Shares beneficially owned after this offering include 434 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 83 shares of Series C Redeemable Preferred Stock. An additional 330 shares of Series C Redeemable Preferred Stock held by Mr. Grant will be redeemed from the net proceeds of this offering for approximately $34,485.
(20) Mr. Gertzman's last day of employment with the Company was April 30, 1996. Shares beneficially owned after this offering include 218 shares of Common Stock issuable within 30 days of the closing of this offering in exchange for 42 shares of Series C Redeemable Preferred Stock. An additional 165 shares of Series C Redeemable Preferred Stock held by Mr. Gertzman will be redeemed from the net proceeds of this offering for approximately $17,243.
(21) Mr. Price's last day of employment with the Company was April 22, 1996.

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  The authorized capital stock of the Company consists of (i) 30,000,000 shares of Common Stock, par value $.01 per share; (ii) 4,000,000 shares of Non-Voting Common Stock, par value $.01 per share; (iii) 1,200,000 shares of Series A Convertible Preferred Stock, par value $1.00 per share; (iv) 3,500,000 shares of Series B Convertible Preferred Stock, par value $1.00 per share; (v) 600,000 shares of Series C Redeemable Preferred Stock, par value $1.00 per share; and (vi) 1,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

  As of August 20, 1996, there were outstanding 679,270 shares of Common Stock held of record by 15 persons. Upon the closing of this offering, there will be outstanding 6,879,362 shares of Common Stock, after giving effect to the Stock Conversion and the Share Exchange and assuming no exercise of the Underwriters' over-allotment option or exercise of outstanding options to purchase an aggregate of 501,191 shares of Common Stock.

  Holders of Common Stock are entitled to one vote per share in all matters to be voted on by the stockholders of the Company and do not have cumulative voting rights. Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of the Company's liabilities and the liquidation preference, if any, of any outstanding Preferred Stock. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are, subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. See "Dividend Policy."

NON-VOTING COMMON STOCK

  As of October 10, 1996, there were outstanding 426,777 shares of Non-Voting Common Stock held of record by one institution. Upon the closing of this offering, there will be outstanding no shares of Non-Voting Common Stock, after giving effect to the conversion into shares of Non-Voting Common Stock of all outstanding shares of Series B Convertible Preferred Stock and the subsequent conversion of all then outstanding Non-Voting Common Stock into shares of Common Stock.

  Holders of Non-Voting Common Stock are not entitled to vote on any matter to be voted on by the stockholders, except as required by law. Holders of shares of Non-Voting Common Stock other than WP Investors or its affiliates may elect at any time to convert their shares of Non-Voting Common Stock into an equivalent number of fully paid and nonassessable shares of Common Stock. WP Investors and its affiliates may elect to convert shares of Non-Voting Common Stock that they hold into an equivalent number of fully paid and nonassessable shares of Common Stock so long as after giving effect to the conversion WP Investors and its affiliates collectively own beneficially and of record no more than 50% of the then outstanding shares of Common Stock. Except with respect to voting rights and the conversion rights of the Non-Voting Common Stock, shares of Non-Voting Common Stock have the same powers, rights and qualifications (including relative, participating, optional and other special rights, dividend rights, and rights on liquidation, dissolution or winding up) as shares of Common Stock and rank pari passu with shares of Common Stock.

PREFERRED STOCK

  As of October 10, 1996, there were outstanding 744,652 shares of Series A Convertible Preferred Stock held of record by 16 persons, 2,127,838 shares of Series B Convertible Preferred Stock held of record by one institution and 299,459 shares of Series C Redeemable Preferred Stock held of record by 22 persons.

  The holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have agreed that, upon the closing of this offering the outstanding shares of Series A Convertible Preferred Stock and the accrued and unpaid dividends thereon will convert into 766,991 shares of Common Stock and the outstanding shares of Series B Convertible Preferred Stock and the accrued and unpaid dividends thereon will automatically convert into 2,191,674 shares of Non-Voting Common Stock. Immediately thereafter, the holder of all then outstanding shares of Non-Voting Stock will convert such shares into Common Stock. Upon the closing of this offering, the Company intends to amend the Restated Certificate to eliminate the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock. Upon the closing of the Share Exchange, the Company intends to amend its Restated Certificate of Incorporation (the "Restated Certificate") to eliminate the Series C Redeemable Preferred Stock.

  The holders of shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are entitled to receive quarterly cash dividends (to the extent of legally available funds) at the rate of six percent per annum. At the option on the Company, dividends on the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may be paid in additional shares of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, respectively, instead of in cash. Dividends on the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock must be paid before any dividends may be set apart or paid upon the Common Stock or Non-Voting Common Stock in any year. Dividends on the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock began accruing from April 16, 1996 and are cumulative, whether or not in any fiscal year there are net profits or surplus available for the payment of dividends in such fiscal year.

  Holders of Series C Redeemable Preferred Stock are not entitled to vote on any matter to be voted on by the stockholders, except as required by law. The holders of shares of Series C Redeemable Preferred Stock are entitled to receive quarterly cash dividends (to the extent of legally available funds) at the rate of nine percent per annum. At the option of the Company, dividends on the Series C Redeemable Preferred Stock may be paid in additional shares of Series C Redeemable Preferred Stock instead of in cash. Dividends on the Series C Redeemable Preferred Stock must be paid before any dividends may be set apart for or paid upon the Common Stock or Non-Voting Common Stock in any year. Dividends on the Series C Redeemable Preferred Stock began accruing from April 16, 1996 and are cumulative, whether or not in any fiscal year there are net profits or surplus available for the payment of dividends in such fiscal year.

  The Company is obligated on April 15, 2001 to redeem all outstanding shares of Series C Preferred Stock (to the extent that such redemption does not violate any applicable provisions of Delaware law) at a price of $100 per share, plus an amount equal to any and all dividends accrued and unpaid, but without interest (the "Series C Redemption Price"). The Company may at any time, and with the affirmative vote or written consent of the holders of record of a majority of the shares of Series C Redeemable Preferred Stock then outstanding, redeem shares of Series C Redeemable Preferred Stock at the Series C Redemption Price.

  The Company will use the balance of the net proceeds of this offering, after repayment of the Term Loan, plus the net proceeds from the sale of any shares covered by the Underwriters' over-allotment option, for the redemption of up to a maximum of $25.0 million of Series C Redeemable Preferred Stock. In the Share Exchange, all shares of Series C Redeemable Preferred Stock remaining outstanding immediately following the redemption will be exchanged for shares of Common Stock, with the number of shares of Common Stock to be issued in such exchange to be determined by dividing the aggregate redemption price of such Series C Redeemable Preferred Stock, plus accrued but unpaid dividends, by the per share initial public offering price.

  The Board of Directors has the authority, without any further vote or action by the stockholders, to provide for the issuance of up to 1,000,000 shares of Preferred Stock from time to time in one or more series with such designations, rights, preferences and limitations as the Board of Directors may determine, including the consideration received therefor. The Board also will have the authority to determine the number of shares comprising each series, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions, conversion rights and voting rights without approval by the holders of Common Stock. Although it is not possible to state the effect that any issuance of Preferred Stock might have on the rights of holders of Common Stock, the issuance of Preferred Stock may have one or more of the following effects: (i) to restrict Common Stock dividends if Preferred Stock dividends have not been paid; (ii) to dilute the voting power and equity interest of holders of Common Stock to the extent that any Preferred Stock series has voting rights or is convertible into Common Stock; or (iii) to prevent current holders of Common Stock from participating in the Company's assets upon liquidation until any liquidation preferences granted to holders of Preferred Stock are satisfied. In addition, the issuance of Preferred Stock may, under certain circumstances, have the effect of discouraging a change in control of the Company by, for example, granting voting rights to holders of Preferred Stock that require approval by the separate vote of the holders of Preferred Stock for any amendment to the Restated Certificate or any reorganization, consolidation, merger or other similar transaction involving the Company. As a result, the issuance of such Preferred Stock may discourage bids for the Common Stock at a premium over the market price therefor, and could have a materially adverse effect on the market value of the Common Stock. See "Risk Factors--Anti-takeover Considerations."

REGISTRATION RIGHTS

  In connection both with the formation of the Company and its acquisition of TreBay, the Company granted certain rights with respect to the registration of an aggregate of 4,340,429 shares of Common Stock held by certain stockholders (the "Investors"), after giving effect to the Stock Conversion and the Share Exchange (collectively, the "Registrable Securities"). Such registration rights also extend to any capital stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares of Common Stock referred to above and any additional shares of Common Stock which any of the Investors may hereafter acquire. Certain of the Investors hold options to purchase an aggregate of 298,416 shares of Common Stock. The shares obtained upon the exercise of such options also will be Registrable Securities. A holder or holders of the Registrable Securities (each a "Holder") who (i) prior to this offering, are a Holder or Holders of more than 50% of the then outstanding Registrable Securities; or (ii) following this offering, are a Holder or Holders of more than 20% of the then outstanding Registrable Securities (each, an "Initiating Holder") are entitled to request that the Company file a registration statement under the Securities Act covering the sale of some or all of the Registrable Securities owned by such holders, subject to certain conditions. The Company is required to effect no more than two such registrations (three if the prior two registrations did not include WP Investors as an Initiating Holder). The Company is not required to effect any such registration if the anticipated aggregate public offering price of the shares of Common Stock proposed to be registered is less than $5.0 million. If officers or directors of the Company holding other securities of the Company shall request inclusion in any such registration, or if holders of securities of the Company other than Registrable Securities who are entitled, by contract with the Company or otherwise, to have securities included in such a registration (the "Other Stockholders") request such inclusion, the Holders shall offer to include the securities of such officers, directors and Other Stockholders in any underwriting involved in such registration, provided, among other conditions, that the underwriter representative of any such offering has the right, subject to certain conditions, to limit the number of Registrable Securities included in the registration. In addition, in the event that the Company proposes to register any of its securities under the Securities Act (other than registrations relating solely to employee benefit plans or pursuant to Rule 145 or on a form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities), either for its own account or for the account of other security holders or holders exercising their respective demand registration rights, holders of Registrable Securities may require the Company to include all or a portion of their Registrable Securities in the registration and in any underwriting involved therein, provided, among other conditions, that the underwriter representative of any such offering has the right, subject to certain conditions, to limit the number of Registrable Securities included in the registration. Further, once the Company is qualified to use Form S-3 to register securities under the Securities Act, the holders of Registrable Securities shall have the right to request three registrations on Form S-3 to register all or a portion of such shares under the Securities Act, subject to certain conditions. In general, all fees, costs and expenses of such registrations (other than underwriting discounts and selling commissions applicable to sales of the Registrable Securities and all fees and disbursements of counsel for each of the Holders) will be borne by the Company.

LIMITATIONS ON DIRECTORS' LIABILITY

  The Restated Certificate and Restated By-laws limit the liability of directors and officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, including gross negligence, except liability for (i) breach of the directors' and officers' duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) the unlawful payment of a dividend or unlawful stock purchase or redemption; and (iv) any transaction from which the director or officer derives an improper personal benefit. Delaware law does not permit a corporation to eliminate a director's or an officer's duty of care, and this provision of the Restated Certificate has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of the duty of care.

  These provisions will not limit liability under state or federal securities laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

POSSIBLE ISSUANCES OF PREFERRED STOCK

  The Company has amended its Restated Certificate to authorize the issuance of Preferred Stock without stockholder approval and upon such terms as the Board of Directors may determine. This amendment could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or making a proposal to acquire, a majority of the outstanding stock of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of Preferred Stock that may be issued in the future. The Company has no present plans to issue any shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock" and "Risk Factors--Anti-takeover Considerations."

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

  The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain "business combinations" between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" are prohibited for a three-year period following the date that such a stockholder became an interested stockholder, unless (i) the corporation has elected in its original certificate of incorporation not to be governed by Section 203 (the Company did not make such an election); (ii) the business combination was approved by the Board of Directors of the corporation before the other party to the business combination became an interested stockholder; (iii) upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender or vote stock held by the plan); or
(iv) the business combination was approved by the Board of Directors of the corporation and ratified by two-thirds of the voting stock which the interested stockholder did not own. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the majority of the corporation's directors. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder's percentage ownership of stock. The term "interested stockholder" is defined generally as a stockholder who, together with affiliates and associates, owns (or, within three years prior, did own) 15% or more of a Delaware corporation's voting stock. Section 203 could prohibit or delay a merger, takeover or other change in control of the Company and therefore could discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar of the Company's Common Stock is First Union Bank of North Carolina.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the offering there has been no market for the shares of the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the Common Stock in the public market, or the perception that such sales may occur, could adversely affect prevailing market prices. See "Risk Factors--Shares Eligible for Future Sale; Potential for Adverse Effect on Stock Price."

  Upon completion of this offering, the Company expects to have 6,879,362 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option. Of these shares, the 2,500,000 shares of Common Stock sold in this offering will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company (an "Affiliate") as that term is defined in Rule 144 under the Securities Act, which shares will be subject to the resale limitations of Rule 144.

  An aggregate of approximately 4,379,362 shares of Common Stock held by existing stockholders upon completion of this offering and the Share Exchange will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to exemptions from such registration, including among others, the exemption provided by Rule 144 under the Securities Act. Except as described below, ninety days after the date of this Prospectus, approximately 108,900 shares of Common Stock (plus 137,816 shares issuable upon exercise of then vested options) will be eligible for sale in the public market pursuant to Rule 701 under the Securities Act. In addition, approximately 4,206,711 shares will be eligible for sale in the public market under Rule 144, subject to the volume limitations and other restrictions described below, 90 days after the date of this Prospectus and 48,399 shares will be eligible for sale without restriction under Rule 144(k).

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a period of at least two years has elapsed since the later of the date the "restricted securities" were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 68,794 shares immediately after this offering) or the average weekly reported volume of trading of the Common Stock on the Nasdaq National Market during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the two-year holding period. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

  Any employee of the Company who purchased his or her shares of Common Stock pursuant to a written compensation plan or contract may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provision of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions.

  The Company intends to file as soon as practicable after the closing of this offering a registration statement on Form S-8 under the Securities Act to register approximately 669,100 shares of Common Stock reserved for issuance under the Stock Option Plan, including, in some cases, shares for which an exemption under Rule 144 or Rule 701 would also be available, thus permitting the resale of shares issued under the Stock Option Plan by non-affiliates in the public market without restriction under the Securities Act. Such registration statement is expected to become effective immediately upon filing, whereupon shares registered thereunder will become eligible for sale in the public market, subject to vesting and, in certain cases, subject to the lock-up agreements described below. At the date of this Prospectus, options to purchase an aggregate of 501,191 shares of Common Stock are outstanding under the Stock Option Plan.

  Notwithstanding the foregoing, in connection with this offering, the Company and certain of its executive officers, directors and stockholders, who will own an aggregate of approximately 4,093,014 shares of Common Stock after this offering and the Share Exchange, have agreed that, without the prior written consent of Alex. Brown & Sons Incorporated on behalf of the Underwriters, they will not offer, sell, sell short or otherwise dispose of any shares of Common Stock or other capital stock of the Company, or any other securities convertible, exchangeable or exercisable for Common Stock or derivatives of Common Stock owned by such person or request the registration for the offer or sale of any of the foregoing (or as to which such person has the right to direct the disposition of) for a period of 180 days after the date of this Prospectus, directly or indirectly. In its sole discretion and at any time without notice, Alex. Brown & Sons Incorporated may release all or any portion of the shares subject to lock-up agreements.

  The holders of approximately 4,340,429 shares, after giving effect to the Stock Conversion and the Share Exchange, will be entitled to certain registration rights with respect to their shares. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and UBS Securities LLC, have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                      NUMBER OF
         UNDERWRITER                                                   SHARES
         -----------                                                  ---------
   Alex. Brown & Sons Incorporated...................................
   UBS Securities LLC................................................
                                                                      ---------
     Total........................................................... 2,500,000
                                                                      =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and
to certain dealers at such price less a concession not in excess of $   per
share. The Underwriters may allow, and such dealers may reallow, a concession
not in excess of $   per share to certain other dealers. After the initial
public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 375,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,500,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,500,000 shares are being offered.

  Up to five percent of the shares of Common Stock offered hereby may be reserved for sale to the Company's employees and certain other persons. Sales of shares to such persons will be at the initial public offering price. The number of shares available for sale to the general public may be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same terms as the other shares offered hereby.

  The Company has agreed to indemnify the Underwriters and certain controlling persons against certain liabilities, including liabilities under the Securities Act.

  The Company and each of its directors and executive officers and certain of its shareholders have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Alex. Brown & Sons Incorporated, except that the Company may issue, and grant options to purchase, shares of Common Stock under the Stock Option Plan, and other currently outstanding options. See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. The material factors to be considered in such negotiations are prevailing market conditions, the results of operations of the Company in recent periods, the market capitalization and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company and the present stage of the Company's development.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York. Certain legal matters relating to this offering will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The consolidated financial statements as of December 31, 1995 and for each of the three years in the period ended December 31, 1995 of the Company, the combined financial statements as of December 31, 1993 and April 15, 1994 and for the year ended December 31, 1993 and for the three and one-half months ended April 15, 1994 of Xomed, Inc. and the financial statements as of December 31, 1994 and December 31, 1995 and for each of the two years in the period ended December 31, 1995 of TreBay Medical Corporation included in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement and have been so included in reliance on their reports given on their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission under the Securities Act a Registration Statement on Form S-1 with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part hereof. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (Seven World Trade Center, New York, New York 10007) and Chicago (Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611). Copies of such material can be obtained from the public reference section of the Commission at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports and information statements and other materials that are filed through the Commission's Electronic Data Gathering, Analysis, and Retrieval System. The Web site can be accessed at http://www.sec.gov.

  The Company intends to distribute to its stockholders annual reports containing audited financial statements and quarterly reports containing unaudited interim financial information for the first three quarters of each fiscal year of the Company.

                               ----------------

  Xomed(R), EndoScrub(R), NIM-2(R), NIM-2(R) XL, Laser-Shield II(R), MPS 2000(R), Redi-Bur (R) and Skeeter(R) are registered trademarks of the Company. Wizard, Wizard Plus, Activent, Typhoon, Sharpsite, Lightstar, Digistar Plus, XPS and Powerforma are trademarks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                         INDEX TO FINANCIAL STATEMENTS

XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

Report of Independent Auditors............................................. F-2
Consolidated Balance Sheets at December 31, 1995 and 1994, and June 29,
 1996 (Unaudited) and July 1, 1995 (Unaudited)............................. F-4
Consolidated Statements of Operations for the Three Years Ended December
 31, 1995 and the Six Months Ended June 29, 1996 (Unaudited) and July 1,
 1995 (Unaudited).......................................................... F-5
Consolidated Statements of Changes in Shareholders' Equity for the Three
 Years Ended December 31, 1995 and the Six Months Ended June 29, 1996 (Un-
 audited) ................................................................. F-6
Consolidated Statements of Cash Flows for the Three Years Ended December
 31, 1995 and the Six Months Ended June 29, 1996 (Unaudited) and July 1,
 1995 (Unaudited).......................................................... F-8
Notes to Consolidated Financial Statements................................. F-9

XOMED, INC.

Report of Independent Auditors............................................  F-26
Combined Balance Sheets at December 31, 1993 and April 15, 1994...........  F-27
Combined Statements of Income and Retained Earnings for the Year Ended
 December 31, 1993 and Three and One-Half Months Ended April 15, 1994.....  F-28
Combined Statements of Cash Flows for the Year Ended December 31, 1993 and
 the Three and
 One-Half Months Ended April 15, 1994.....................................  F-29
Notes to Combined Financial Statements....................................  F-30

TREBAY MEDICAL CORPORATION

Report of Independent Auditors............................................  F-36
Balance Sheets at December 31, 1994 and 1995 and April 1, 1995 (Unaudited)
 and March 30, 1996 (Unaudited)...........................................  F-37
Statements of Operations for the Two Years Ended December 31, 1995 and the
 Three Months Ended April 1, 1995 (Unaudited) and March 30, 1996 (Unau-
 dited)...................................................................  F-38
Statements of Shareholders' Equity for the Two Years Ended December 31,
 1995 and the Three Months Ended March 30, 1996 (Unaudited)...............  F-39
Statements of Cash Flows for the Two Years Ended December 31, 1995 and the
 Three Months Ended April 1, 1995 (Unaudited) and March 30, 1996
 (Unaudited)..............................................................  F-40
Notes to Financial Statements.............................................  F-41

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Xomed Surgical Products, Inc. and Subsidiaries

  We have audited the accompanying consolidated balance sheets of Xomed Surgical Products, Inc. and Subsidiaries (the Company) as of December 31, 1994 and 1995, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Xomed Surgical Products, Inc. and Subsidiaries at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                  Ernst & Young LLP

Jacksonville, Florida
June 19, 1996, except for the 4th paragraph of footnote No. 8 for which the date is September 3, 1996

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                DECEMBER 31,
                               ----------------
                                                                     PRO FORMA
                                                 JULY 1,  JUNE 29,   JUNE 29,
                                1994     1995     1995      1996       1996
                               -------  -------  -------  --------  -----------
                                                   (UNAUDITED)      (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents...  $   260  $   417  $   446  $   521     $   521
 Accounts receivable, less
  allowance for doubtful
  accounts of $358 and $483
  at December 31, 1994 and
  1995, respectively.........    8,889   11,951    9,104    9,666       9,666
 Other receivables...........      479    1,348      444      225         225
 Inventories.................   12,529   11,994   11,104   14,412      14,412
 Prepaid expenses............      668      564      448      507         507
 Income taxes receivable.....      442      274      --       --          --
 Deferred income taxes.......    1,816    1,379    1,816    2,718       2,718
                               -------  -------  -------  -------     -------
Total current assets.........   25,083   27,927   23,362   28,049      28,049
Investments..................    1,199      861      861      531         531
Notes receivable from
 officers....................      332      332      332      --          --
Property, plant and
 equipment, net..............   13,854   15,355   14,541   16,383      16,383
Cost in excess of net assets
 acquired, net...............   54,300   46,381   53,182   45,963      45,963
Other assets.................      952    2,068      659    3,999       3,999
Deferred income taxes........      --       199      --     1,229       1,229
                               -------  -------  -------  -------     -------
Total assets.................  $95,720  $93,123  $92,937  $96,154     $96,154
                               =======  =======  =======  =======     =======
LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable............  $ 2,177  $ 5,841  $ 3,099  $ 4,616     $ 4,616
 Accrued expenses............    5,061    4,512    4,667    4,075       4,075
 Accrued restructuring
  costs......................    1,740      695      578    3,061       3,061
 Current portion long-term
  debt and capital lease ob-
  ligations..................    3,361    4,645    4,611    5,236       5,236
                               -------  -------  -------  -------     -------
Total current liabilities....   12,339   15,693   12,955   16,988      16,988
Long-term debt and capital
 lease obligations, less
 current portion.............   36,106   32,719   31,980   30,322      30,322
Deferred income taxes........      732      --       732      749         749
Redeemable preferred stock:
 Series C, nonvoting,
  cumulative, $1.00 par
  value, 600,000 shares
  authorized, 299,459 shares
  issued and outstanding
  (aggregate liquidation
  value of $30,619)..........   28,996   31,454   30,224   30,619      22,519
Redeemable convertible pre-
 ferred stock:
 Series A, convertible,
  voting, cumulative, $1.00
  par value; 1,200,000 shares
  authorized, 744,652 shares
  issued and outstanding
  (aggregate liquidation
  value of $7,241)...........    3,632    3,841    3,736    7,241         --
 Series B, convertible,
  nonvoting, cumulative,
  $1.00 par value; 3,500,000
  shares authorized,
  2,127,838 shares issued and
  outstanding (aggregate
  liquidation value of
  $20,690)...................   21,251   22,474   21,863   20,690         --
Shareholders' equity
 (deficit):
 Common stock:
  Common Stock, voting, $.01
   par value; 30,000,000
   shares authorized, 679,270
   shares issued and
   outstanding...............        6        6        6        7          70
  Common Stock, non-voting,
   $.01 par value; 4,000,000
   shares authorized, 426,777
   shares issued and
   outstanding...............        4        4        4        4         --
 Accumulated deficit.........   (6,997) (12,719)  (8,214) (10,391)    (10,391)
 Shareholders' notes receiv-
  able.......................     (349)    (349)    (349)    (187)       (187)
 Additional paid-in capital..      --       --       --       112      36,084
                               -------  -------  -------  -------     -------
Total shareholders' equity
 (deficit)...................   (7,336) (13,058)  (8,553) (10,455)     25,576
                               -------  -------  -------  -------     -------
Total liabilities and
 shareholders' equity........  $95,720  $93,123  $92,937  $96,154     $96,154
                               =======  =======  =======  =======     =======

                            See accompanying notes.

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                    YEARS ENDED DECEMBER
                                             31,              SIX MONTHS ENDED
                                   -------------------------  -----------------
                                                              JULY 1,  JUNE 29,
                                    1993     1994     1995     1995      1996
                                   -------  -------  -------  -------  --------
                                                                (UNAUDITED)
Sales, net.......................  $10,071  $42,475  $59,865  $29,424  $ 32,942
Cost of sales....................    2,876   19,233   23,175   11,605    12,690
                                   -------  -------  -------  -------  --------
Gross profit.....................    7,195   23,242   36,690   17,819    20,252
Operating expenses:
  Selling, general and adminis-
   trative.......................    6,074   19,126   27,077   12,440    14,129
  Research and development.......      311    1,958    2,405    1,158     1,719
  Amortization of intangibles....      394    2,652    2,579    1,224     1,168
  Write-off of acquired research
   and development...............      --       --       --       --      2,380
  Restructuring charges..........      --       --       --       --      3,093
                                   -------  -------  -------  -------  --------
Total operating expenses.........    6,779   23,736   32,061   14,822    22,489
                                   -------  -------  -------  -------  --------
Operating income (loss) from
 continuing operations...........      416     (494)   4,629    2,997    (2,237)
Interest expense.................     (102)  (2,148)  (3,063)  (1,579)   (1,536)
Other income (expense), net......       26      313      114     (136)       64
                                   -------  -------  -------  -------  --------
Income (loss) from continuing
 operations before income tax
 expense (benefit)...............      340   (2,329)   1,680    1,282    (3,709)
Income tax expense (benefit).....      121     (774)   1,355      855      (536)
                                   -------  -------  -------  -------  --------
Income (loss) from continuing
 operations......................      219   (1,555)     325      427    (3,173)
Discontinued operations:
  Income from operations of dis-
   continued surgical drapes seg-
   ment (less applicable income
   tax expense of $309, $203 and
   $197 for the period ended De-
   cember 31, 1994, 1995 and July
   1, 1995, respectively)........      --       463      306      295       --
  Loss on disposal of surgical
   drapes segment (less applica-
   ble income tax benefit of           --       --    (2,485)     --        --
   $1,386).......................  -------  -------  -------  -------  --------
Net income (loss)................  $   219  $(1,092) $(1,854) $   722  $ (3,173)
                                   =======  =======  =======  =======  ========
Pro forma:
  Income (loss) from continuing
   operations....................                    $  (149)          $ (3,249)
  Preferred stock dividends......                        --                 538
                                                     -------           --------
  Income (loss) from continuing
   operations available to common
   shareholders..................                       (149)            (3,787)
  Interest expense, net of taxes.                      1,300                581
                                                     -------           --------
  Supplementary income (loss)                        $ 1,151           $ (3,206)
   from continuing operations....                    =======           ========
Pro forma per share:
  Income (loss) from continuing
   operations available to common                    $  (.03)          $   (.82)
   shareholders..................                    =======           ========
  Supplementary income (loss)
   from continuing operations
   available to common                               $   .16           $   (.45)
   shareholders..................                    =======           ========
Pro forma weighted average common                      4,632              4,635
 shares outstanding..............                    =======           ========
Supplementary pro forma weighted
 average common shares                                 7,132              7,135
 outstanding.....................                    =======           ========

                            See accompanying notes.

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1992...................................................
Net income.....................................................................
Stock options exercised........................................................
Accretion of cumulative preferred stock dividends..............................
Balance at December 31, 1993...................................................
Forgiveness of accretion of cumulative preferred stock dividends...............
Exchange of outstanding shares.................................................
Issuance of shares.............................................................
Net loss.......................................................................
Stock repurchase, August 1994..................................................
Stock sale.....................................................................
Dividends paid, August 1994....................................................
Accretion of cumulative preferred stock dividends..............................
Shareholders' notes receivable.................................................
Balance at December 31, 1994...................................................
Net loss.......................................................................
Stock options exercised........................................................
Accretion of cumulative preferred stock dividends..............................
Balance at December 31, 1995...................................................
Unaudited:
 Net loss......................................................................
 Accretion of cumulative preferred stock dividends.............................
 Forgiveness of cumulative preferred stock dividends...........................
 Stock options exercised.......................................................
 Shareholders stock returned...................................................
 Acquisition of TreBay Medical.................................................
Balance at June 29, 1996.......................................................


                            See accompanying notes.

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                    NON-VOTING
 COMMON STOCK      COMMON STOCK              SHAREHOLDERS' ADDITIONAL PREDECESSOR
----------------- -------------- ACCUMULATED     NOTE       PAID-IN      BASIS
 SHARES    AMOUNT SHARES  AMOUNT   DEFICIT    RECEIVABLE    CAPITAL   ADJUSTMENT   TOTAL
--------   ------ ------- ------ ----------- ------------- ---------- ----------- --------
 290,355    $ 3       --   $--     $(1,180)      $ --         $287      $(1,677)  $ (2,567)
     --     --        --    --         219         --          --           --         219
   1,375    --        --    --         --          --            1          --           1
     --     --        --    --        (757)        --          --           --        (757)
--------    ---   -------  ----   --------       -----        ----      -------   --------
 291,730      3       --    --      (1,718)        --          288       (1,677)    (3,104)
     --     --        --    --       2,270         --          --           --       2,270
(291,730)    (3)      --    --      (3,653)        --         (288)       1,677     (2,267)
 574,471      6   426,777     4        --          --          --           --          10
     --     --        --    --      (1,092)        --          --           --      (1,092)
  (1,351)   --        --    --         --          --          --           --         --
     --     --        --    --         --          --          --           --         --
     --     --        --    --        (105)        --          --           --        (105)
     --     --        --    --      (2,699)        --          --           --      (2,699)
     --     --        --    --         --         (349)        --           --        (349)
--------    ---   -------  ----   --------       -----        ----      -------   --------
 573,120      6   426,777     4     (6,997)       (349)        --           --      (7,336)
     --     --        --    --      (1,854)        --          --           --      (1,854)
  19,000    --        --    --         --          --           22          --          22
     --     --        --    --      (3,868)        --          (22)         --      (3,890)
--------    ---   -------  ----   --------       -----        ----      -------   --------
 592,120      6   426,777     4    (12,719)       (349)        --           --     (13,058)
     --     --        --    --      (3,173)        --          --           --      (3,173)
     --     --        --    --      (2,058)        --          --           --      (2,058)
     --     --        --    --       7,559         --          --           --       7,559
  87,150      1       --    --         --          --          112          --         113
     --     --        --    --         --          162         --           --         162
     --     --        --    --         --          --          --           --         --
--------    ---   -------  ----   --------       -----        ----      -------   --------
 679,270    $ 7   426,777  $  4   $(10,391)      $(187)       $112      $   --    $(10,455)
========    ===   =======  ====   ========       =====        ====      =======   ========

                 XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                  YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED
                                  --------------------------  -----------------
                                                              JULY 1,  JUNE 29,
                                   1993     1994      1995      1995     1996
                                  ------  --------  --------  -------  --------
                                                                (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)...............  $  219  $ (1,092) $ (1,854) $   722  $ (3,173)
Adjustments to reconcile net
 income (loss) to net cash
 provided by
 operating activities:
 Depreciation...................     349     1,549     2,038    1,014     1,209
 Amortization of intangibles....     394     2,825     2,702    1,346     1,168
 Loss on disposal of property
  and equipment.................     --        742     4,963      --        --
 Write-off of acquired research
  and development...............     --        --        --       --      2,380
 Changes in operating assets
  and liabilities net of
  effects of
  purchased business
   (Increase) decrease in
    accounts and other
    receivables, net............    (587)   (1,038)   (3,228)    (180)    3,545
   (Increase) decrease in
    inventories, net............     (62)    3,786       535    1,425    (1,990)
   Decrease (increase) in
    deferred income taxes.......      49       628      (494)     --     (2,711)
   (Increase) decrease in other
    assets......................     (88)     (538)      130      732       315
   Increase (decrease) in
    accounts payable and accrued
    expenses....................     298     2,442     2,510      528    (1,736)
   (Decrease) increase in
    accrued restructuring            --     (5,315)   (1,045)  (1,162)    2,366
    costs.......................  ------  --------  --------  -------  --------
Net cash provided by operating
 activities.....................     572     3,989     6,257    4,425     1,373
INVESTING ACTIVITIES
Purchases of property and equip-
 ment...........................    (448)   (2,183)   (2,969)  (1,701)   (1,668)
Loans to officers...............     --       (332)      --       --        --
Proceeds from certificates of
 deposit........................     --        --        338      338       330
Purchase of other assets........     --        --     (1,388)     --        (32)
Other...........................               --        --       --       (166)
Purchases of businesses.........    (155)  (80,873)      --       --      2,000
                                  ------  --------  --------  -------  --------
Net cash (used in) provided by
 investing activities...........    (603)  (83,388)   (4,019)  (1,363)      464
FINANCING ACTIVITIES
Proceeds from issuance of debt..     --     45,919       --       --        --
Proceeds from revolving line of
 credit.........................     600     9,275    28,810   11,611    14,706
Payments on revolving line of
 credit.........................    (117)  (15,692)  (24,986) (11,708)  (13,725)
Payments on term notes payable..     --     (2,684)   (5,732)  (2,500)   (2,771)
Payments on capital lease obli-
 gation.........................     --       (117)     (195)    (279)      (56)
Issuance of stock...............       1    43,503        22      --        113
Repurchases of redeemable pre-       --     (1,870)      --       --        --
 ferred stock...................  ------  --------  --------  -------  --------
Net cash provided by (used in)       484    78,334    (2,081)  (2,876)   (1,733)
 financing activities...........  ------  --------  --------  -------  --------
Net increase (decrease) in cash
 and cash equivalents...........     453    (1,065)      157      186       104
Cash and cash equivalents at be-     872     1,325       260      260       417
 ginning of period..............  ------  --------  --------  -------  --------
Cash and cash equivalents at end  $1,325  $    260  $    417  $   446  $    521
 of period......................  ======  ========  ========  =======  ========
SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
 Cash paid during the period
  for:
 Interest.......................  $  102  $  2,205  $  3,118  $ 1,681  $  1,172
                                  ======  ========  ========  =======  ========
 Taxes..........................  $  161  $    428  $    228  $   --   $    --
                                  ======  ========  ========  =======  ========
 Increase in preferred stock
  attributable to accretion of
  cumulative
  preferred stock dividends:
 Series A.......................  $  699  $    143  $    209  $   104  $     52
 Series B.......................     --        866     1,223      614       306
 Series C.......................     --        143     2,458    1,228       614
                                  ------  --------  --------  -------  --------
                                  $  699  $  1,152  $  3,890  $ 1,946  $    972
                                  ======  ========  ========  =======  ========
Non-Cash financing and investing
 activities
 Note receivable accepted in ex-
  change for surgical drapes
  segment                            --        --   $  1,125      --        --
  assets........................  ======  ========  ========  =======  ========
 Purchase of business with pre-
  ferred stock, net of cash re-      --        --        --       --   $  4,583
  ceived........................  ======  ========  ========  =======  ========

                            See accompanying notes.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

1. ORGANIZATION

  Xomed Surgical Products, Inc. (the Company), a Delaware corporation was organized on April 5, 1994 for the purpose of acquiring on April 15, 1994, all of the outstanding stock of Xomed-Treace, Inc. and Xomed-Treace, P.R. Inc. (collectively Xomed-Treace) and Merocel Corporation (Merocel). The Company had no operations or material assets prior to this transaction. As the owners of the Company were also owners of Merocel, these transactions have been accounted for as if Xomed-Treace were acquired by Merocel. Therefore, the assets and liabilities of Merocel were not revalued and are presented in the accompanying balance sheet at historical cost. All operating results and changes in shareholders' equity as reported for the periods prior to April 15, 1994 represent those of Merocel.

  The acquisition of Xomed-Treace has been accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $81,000 was allocated to the individual assets acquired and liabilities assumed of Xomed-Treace based upon their respective fair values at the date of acquisition. The transaction resulted in cost in excess of net assets acquired of $55,988. The acquisition was funded primarily through the issuance of preferred stock ($43,502) and proceeds from long-term debt.

  Xomed is a leading developer, manufacturer and marketer of a broad line of surgical products for use by ear, nose and throat (ENT) specialists. The Company's broad line of products, includes in its core ENT market, powered tissue-removal systems and other microendoscopy instruments, implantable devices, nerve monitoring systems and disposable fluid-control products. The Company also offers a line of ophthalmic and other products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements of the Company includes the accounts of Merocel and subsidiary and Xomed-Treace and subsidiaries. Significant intercompany transactions and balances between entities have been eliminated.

 Basis of Presentation--Unaudited Interim Financial Statements

  The accompanying unaudited financial statements as of July 1, 1995 and June 29, 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended June 29, 1996 is not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

 Cash and Cash Equivalents

  The Company considers all highly liquid short-term investments with original maturities of three months or less when purchased to be cash equivalents.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Inventory Valuation


  Inventories are generally stated at average cost on a first-in, first-out valuation basis not in excess of market. Market for raw materials is based on replacement costs and for work-in-process and finished goods on net realizable value.

 Investments

  Investments consist of certificates of deposit with maturities ranging from one to three years and are stated at cost which approximates market value. These certificates of deposit were purchased in connection with a tax exemption grant from the government of Puerto Rico, for a period not to exceed five years.

 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred. Additions, improvements and major replacements are capitalized. The costs and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income. Depreciation is computed using the straight-line method based on the estimated useful lives of the related asset categories as follows--building and building improvements 27 to 35 years and machinery and equipment 3 to 15 years.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes", which requires the use of the liability method of accounting for deferred income taxes.

 Revenue Recognition

  The Company recognizes revenue when inventory is shipped to the customer.

 Research and Development

  Expenditures related to research and development of new products and processes, including research related to product alternatives, are expensed as incurred.

 Translation Adjustments

  The remeasurement gains and losses of foreign currencies related to foreign operations are included in income (loss) from operations and totaled $50,000
(loss) and $67,000 (gain) for the years ended December 31, 1994 and 1995, respectively. There were no foreign operations in 1993.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on identifiable long-lived assets used in operations and related goodwill when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. If an asset is determined to be impaired, a loss is to be recorded based upon the difference between fair value of the asset and its carrying value. Fair value is to be estimated based on estimated selling prices or discounted future cash flows. Statement No. 121 also addresses the accounting for the expected disposition of long-lived assets.

  The Company has adopted Statement No. 121 effective January 1, 1996, and the effect of adoption was not material to the financial position or the results of operations of the Company.

  The FASB also issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative for income statement recognition of costs associated with stock-based employee compensation plans and requires expanded disclosures with respect to such plans.

  The Company will adopt the disclosure requirements of Statement No. 123 in 1996 and, based on current information, does not believe the effect of adoption will be material to the financial position or results of operations of the Company.

3. DISCONTINUED OPERATIONS

  During mid 1995, the Company approved a plan to dispose of and finalized an agreement for the disposal of all operating assets, inventory, patents and license agreements of its surgical drapes segment in exchange for cash, notes receivable, inventory and fixed assets related to several otology product lines of a nonrelated entity. Management decided the surgical drapes were not part of the Company's core business and disposed of this product line in exchange for the head and neck product line of another entity which is more compatible with the Company's other products. There was no intent to dispose of the surgical drapes segment at the time of the Xomed-Treace acquisition. The operating results of the otology product lines were not significant to the Company's overall results of operations during 1995.

  Certain financial information related to the surgical drapes product line, which was acquired from Xomed-Treace on April 15, 1994, is as follows:

                                                                           SIX
                                                          YEAR ENDED     MONTHS
                                                         DECEMBER 31,     ENDED
                                                      ------------------ JULY 1,
                                                      1993  1994   1995   1995
                                                      ---- ------ ------ -------
Sales................................................ $--  $5,586 $5,385 $3,699
                                                      ==== ====== ====== ======
Pre-tax income....................................... $--  $  772 $  509 $  493
                                                      ==== ====== ====== ======
Income tax expense................................... $--  $  309 $  203 $  198
                                                      ==== ====== ====== ======
Net income........................................... $--  $  463 $  306 $  295
                                                      ==== ====== ====== ======

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995
3. DISCONTINUED OPERATIONS (CONTINUED)

  The surgical drapes business accounts consisted principally of inventory, fixed assets and related goodwill aggregating approximately $7,100 on the date of disposition. Interest expense attributed to the drapes business was $79 and $56 for 1994 and 1995, respectively. The Company realized a net loss of $2,485, after income tax benefits of $1,386, on this transaction and has restated its financial statements for the discontinued operations. The loss on disposal was computed as the difference between the carrying value of the surgical drapes segment assets disposed of and the estimated fair value of the assets received related to the otology product lines. There were no significant intangibles such as customer lists or patents acquired in connection with the otology product lines, nor was any work force transferred. The components of the loss on disposal are as follows:

     Cash and notes receivable acquired................................  $ 2,250
     Less: Transaction fees............................................     (316)
       Goodwill related to the surgical drapes segment.................   (5,805)
                                                                         -------
     Pre-tax loss......................................................    3,871
     Tax benefit.......................................................   (1,386)
                                                                         -------
     Net loss on disposition...........................................  $ 2,485
                                                                         =======

  The inventory and fixed assets of the otology product lines acquired were recorded at fair values of $1,170 and $154, respectively, which approximated the aggregate carrying value of assets disposed of related to the surgical drapes business.

  Included in other receivables and other assets at December 31, 1995 are notes receivable of approximately $1,000 and $750, respectively, related to this transaction. As part of the transaction both parties agreed to manufacture their existing products through the end of 1995 and supply those products to the other party at cost. As a result of this agreement, amounts totaling $1,704 and $1,564 are included in trade receivables and accounts payable, respectively, at December 31, 1995.

4. INVENTORIES

  Inventories are summarized as follows:

                                                 DECEMBER 31,            JUNE
                                                --------------- JULY 1,   29,
                                                 1994    1995    1995    1996
                                                ------- ------- ------- -------
Finished goods................................. $ 6,581 $ 6,695 $ 5,881 $ 7,519
Work in process................................   1,675   1,572   2,219   1,867
Raw materials and packaging....................   4,273   3,727   3,004   5,026
                                                ------- ------- ------- -------
                                                $12,529 $11,994 $11,104 $14,412
                                                ======= ======= ======= =======

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment, at cost, less allowances for depreciation, is as follows:

                                                                DECEMBER 31,
                                                               ----------------
                                                                1994     1995
                                                               -------  -------
      Land and land improvements.............................. $ 1,413  $ 1,413
      Building and building improvements......................   5,525    6,061
      Machinery and equipment.................................   8,026   10,625
                                                               -------  -------
                                                                14,964   18,099
      Allowances for depreciation.............................  (2,315)  (4,353)
                                                               -------  -------
                                                                12,649   13,746
      Capital projects in process.............................   1,205    1,609
                                                               -------  -------
                                                               $13,854  $15,355
                                                               =======  =======

Depreciation expense, including expense on assets under capital lease obligations, is approximately $349, $1,549 and $2,038 for the years ended December 31, 1993, 1994 and 1995, respectively.

6. COST IN EXCESS OF NET ASSETS ACQUIRED

  The cost in excess of net assets acquired relates to goodwill in the acquisition of Xomed-Treace, which is being amortized over 25 years on the straight line basis and is summarized as follows:

                                                              DECEMBER 31,
                                                             ----------------
                                                              1994     1995
                                                             -------  -------
      Cost in excess of net assets acquired at purchase
       date................................................. $55,988  $55,988
      Other/purchase price adjustments......................    (105)    (105)
      Surgical drape product line disposition...............      --   (5,805)
      Amortization..........................................  (1,583)  (3,697)
                                                             -------  -------
      Cost in excess of net assets acquired at end of peri-
       od................................................... $54,300  $46,381
                                                             =======  =======

  The recoverability of goodwill is periodically assessed by the Company at the product line level. Cash flows and profitability of each product line as well as changes in the operations of businesses acquired are reviewed to determine if impairment exists. If this review indicates that goodwill will not be recoverable, the Company's carrying value of the goodwill is reduced by the estimated shortfall of cash flows.

  The $5,805 reduction of goodwill ($6,100 at purchase date) relates to the disposal of the surgical drapes segment in July 1995 and is included in loss on disposal of discontinued operations.

7. ACCRUED RESTRUCTURING COSTS

  Incident to the acquisition of Xomed-Treace, the Company initiated a plan to restructure certain of its operations and established a reserve of $3,258 as part of the cost of the acquired business associated primarily with closing a plant facility and significantly reducing the Company's work force. The preacquisition contingencies were included as part of the cost of the acquired business pursuant to SFAS 38. Included in accrued restructuring costs of $1,740 and $695 at December 31, 1994 and 1995, respectively, are the remaining estimated costs associated with closing a plant facility and significantly reducing the Company's work force.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995
8. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

  The Company was obligated under long-term debt and capital lease obligations as follows:

                                                            DECEMBER 31,
                                                           ---------------
                                                            1994      1995
                                                           ------- -----------
      Term notes payable to financial institutions in
       quarterly principal installments ranging from $975
       to $1,775 through April 15, 1999, plus interest
       payable quarterly (interest at LIBOR (5.71875% at
       December 31, 1995) plus 2.25% or lender's base
       rate plus 1%).....................................  $31,750 $25,985
      Revolving line-of-credit agreement with interest
       payable quarterly and all outstanding principal
       due April 15, 1999 (interest at LIBOR (5.71875% at
       December 31, 1995) plus 2.25% or lender's base
       rate plus 1%).....................................    6,942  10,765
      Note payable under capital lease obligation to ven-
       dor in quarterly principal and interest install-
       ments of $38 through October 1, 1998. The Note
       carries interest at 10.8% and is collateralized by
       equipment with a net book value of $592 at Decem-
       ber 31, 1995. Total future interest payments are
       $93...............................................      775     614
                                                           ------- -------
                                                            39,467  37,364
      Less current portion...............................    3,361   4,645
                                                           ------- -------
                                                           $36,106 $32,719
                                                           ======= =======

Annual maturities of long-term debt and the capital lease obligations outstanding at December 31, 1995 are as follows:

                                     REVOLVING
                                     LINE-OF-  TERM NOTES CAPITAL LEASE
      YEAR ENDING DECEMBER 31,        CREDIT    PAYABLE    OBLIGATIONS   TOTAL
      ------------------------       --------- ---------- ------------- -------
1996................................ $    --    $  4,500      $145      $ 4,645
1997................................      --       6,100       136        6,236
1998................................      --       7,100       333        7,433
1999................................   10,765      8,285        --       19,050
                                     --------   --------      ----      -------
                                     $ 10,765   $ 25,985      $614      $37,364
                                     ========   ========      ====      =======

  Commencing March 31, 1995, the Company was required to make additional principal payments on the term notes payable based on excess cash flow, if any, from the preceding year. Also, the Company is required to pay at least 50% of the proceeds from any sale of capital stock or other securities (net of any fees, commissions or expenses incurred in the sale of such securities), which are required to be registered under the Securities Act of 1933, toward the outstanding principal on the term notes at the time of such sale.

  During 1995, the Company was required to make an additional principal payment of $1,440 based on excess cash flow. Also, the Company was required to make an additional principal payment of $1,125 based on the proceeds from the disposal of the surgical drapes segment.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

8. LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS (CONTINUED)

  Under the terms of the revolving line-of-credit, the Company may borrow up to a maximum capacity of $14,000 to be used for working capital and operating needs. The amount available to the Company at any given time is based upon various percentages of the Company's outstanding inventories and accounts receivable as determined periodically throughout the year (borrowing base). Any principal amounts outstanding on the line-of-credit in excess of the borrowing base must be repaid by the Company. In any event, all outstanding principal on the line-of-credit is due and payable on April 15, 1999. Management expects that the borrowing base will remain at a sufficient level for the next 12 months such that no payment on the line-of-credit will be required. Accordingly, the line-of-credit outstanding at December 31, 1995 is classified as long-term. The Company pays a quarterly commitment fee equal to 0.5% per annum on the average daily unused balance on the line-of-credit during the preceding calendar quarter from April 15, 1994 through April 15, 1999.

  The Company was not in compliance as of December 31, 1995 or March 30, 1996 with a financial covenant of the term notes and the revolving line-of-credit that requires the consolidated shareholders equity of the Company at the end of each fiscal quarter to be not less than $47 million plus 50% of the Company's annual net income on a cumulative basis. Waivers were obtained for this noncompliance, which resulted primarily from the write-off of goodwill in connection with the sale of the Company's surgical drape segment. The acquisition of TreBay Medical Corporation (Trebay) in the second quarter of 1996 increased the Company's shareholders equity and brought the Company into compliance with this covenant. In addition, as of June 29, 1996, the Company was not in compliance with financial covenants under the term notes and the revolving line-of-credit that require the Company, for any consecutive four quarter period, to maintain a ratio of operating cash flow to financial obligations of not less than 1.25 to 1.0 and a ratio of earnings before interest and taxes to interest expense of not less than 3.5 to 1.0. This noncompliance, for which the Company obtained waivers on September 3, 1996, resulted primarily from (i) the $3.1 million charge associated with the restructuring actions taken by the Company in the second quarter of 1996; and
(ii) the $2.4 million charge in the second quarter of 1996 for costs allocated to in-process research and development in connection with the acquisition of TreBay. In conjunction with the September 3, 1996 waivers, the Company obtained amendments to the two financial covenants that, among other things, offset the effect of the foregoing charges and made the covenants less rigorous for the four quarter period ending September 28, 1996. The Company currently anticipates that it will be in compliance with the amended financial covenants for at least one year (from the June 29, 1996 balance sheet date), although there can be no assurance of such future compliance. The revolving line of credit and term notes payable have been classified as long term or short term in accordance with their scheduled payment terms.

  Both the term notes and line-of-credit are collateralized by all assets of the Company except for those collateralized under the capital lease obligations. The debt agreements have restrictions regarding payment of dividends, incurrence of additional debt and require compliance with various financial covenants.

9. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

  On April 15, 1994, the Company issued 574,471 shares of Common Stock; 426,777 shares of Non-Voting Common Stock; 340,454 shares of Series A Convertible Preferred Stock; 2,127,838 shares of Series

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

9. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK (CONTINUED)

B Convertible Preferred Stock; and 289,853 shares of Series C Redeemable Preferred Stock in exchange for the outstanding stock of Merocel and the acquisition of Xomed, except that cash equal to the redemption value of $100.00 per share was received for 198,561 shares of the Series C Redeemable Preferred Stock. The acquisition of Merocel was accounted for under the historical cost basis due to the common ownership between the Company and Merocel, and the acquisition of Xomed-Treace was accounted for under the purchase method of accounting.

  The following securities were issued by the Company in connection with raising the funds necessary to complete the acquisition of Xomed-Treace:

                                                CASH VALUE NUMBER OF
                     DESCRIPTION                PER SHARE   SHARES      VALUE
                     -----------                ---------- --------- -----------
      Redeemable Preferred
       Stock Series C..........................    $100      198,561 $19,856,100
      Series A and B Convertible                                     $23,646,237
       Preferred Stock.........................   $9.58    2,468,292 -----------
                                                                     $43,502,337
                                                                     ===========

  The shares were valued based upon cash proceeds received by individual stock issue, which the Company believes is representative of fair market value. The $81.0 million purchase price for Xomed-Treace was funded through the issuance of the above preferred shares and bank borrowings.

  As a result of the acquisition of Merocel and Xomed-Treace at April 15, 1994, the accumulated deficit includes $3,653 which consists primarily of the predecessor basis adjustment related to the original acquisition of Merocel, the excess of the carrying value of the stock issued over the net assets received in the acquisition of Merocel and the retained deficit of Xomed-Treace.

  In August 1994, the Company repurchased 18,698 shares of its outstanding Series C Redeemable Preferred Stock, which were originally issued at April 15, 1994, from holders of the stock. The stock was repurchased at a price of $1,870 which represented the amount originally paid by the shareholders for the stock. The repurchase was the result of the partial refund of the purchase price by the seller for Xomed (see Note 1). In addition, cash dividends of $105 were paid in August 1994 to the remaining holders of the Series C Redeemable Preferred Stock, also from the proceeds of the partial refund of the Xomed purchase price.

  Also in August 1994, the Company issued 23,761 shares of its Series A Convertible Preferred Stock and 1,908 shares of its Series C Redeemable Preferred Stock to certain officers and members of management (purchasers) of the Company. The Series A Convertible Preferred Stock was issued at $9.58 per share (equal to its redemption value) for a total price of approximately $227. The Series C Redeemable Preferred Stock was issued at $100.00 per share (equal to its redemption value) for a total price of approximately $191. Of the total purchase price for all shares issued of $418, the Company has received $69 in cash and the remaining $349 of notes receivable have been reflected as a component of shareholders' equity in the accompanying balance sheets (see Note
13).

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

9. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK (CONTINUED)

  During the year ended December 31, 1995, the Company issued 19,000 of Common Stock under the employee stock incentive plan. The stock was issued at option prices of between $1.00 to $2.00 per share and resulted in $22 of additional paid-in capital (see Note 11).

 Common Stock

  Each share of Common Stock and Non-Voting Common Stock (collectively Common Equity) entitles its holder to receive dividends as declared by the Company's Board of Directors, subject to the preferences and other rights of the Series A, Series B and Series C Redeemable Preferred Stock. Each share of Non-Voting Common Stock is convertible into one share of Common Stock at the election of the shareholder.

  Subsequent to year end, the Company amended and restated its Restated Certificate of Incorporation to, among other things, (i) change the designation of its Class A Common Stock to "Common Stock," (ii) change the designation of its Class B Common Stock to "Non-Voting Common Stock," (iii) increase the number of authorized shares of Common Stock to 30,000,000 and
(iv) authorize a class of undesignated Preferred Stock, par value $.01 per share.

 Redeemable Preferred Stock

  Each share of Series A and Series B Convertible Preferred Stock (collectively Convertible Preferred Stock) entitles its holder to receive an annual cumulative cash dividend at the rate of six percent per annum, payable on a quarterly basis. At the election of the Board of Directors, dividends may be paid in shares of Series A or Series B Convertible Preferred Stock, respectively, in lieu of cash. Dividends are cumulative and must be paid prior to any dividends being paid on the Common Equity. The Company at its option, with the majority consent of the holders of the Convertible Preferred Stock, may redeem any or all of the outstanding shares of the Convertible Preferred Stock at a price of $9.58 per share, plus accrued dividends. At December 31, 1995, dividends in arrears on the Series A and Series B Convertible Preferred Stock were $352 ($0.97 per share) and $2,089 ($0.98 per share), respectively (see Note 17). The Series A Convertible Preferred Stock is voting along with the Common Equity on an as converted basis, whereas the Series B has no voting rights.

  In any event, all outstanding shares of the Convertible Preferred Stock at April 15, 2001 are required to be redeemed on that date by the Company at $9.58 per share, plus accrued dividends. Each share of Convertible Preferred Stock, at the election of the holder, may be converted for one share of like Common Equity (the conversion rate being subject to adjustment from time-to-time). All shares of Convertible
Preferred Stock will be automatically converted into shares of Common Equity at the conversion rate in effect upon the closing of an underwritten public offering made pursuant to an effective registration statement under the Securities Act of 1933.

  Each share of Series C Redeemable Preferred Stock (Series C Preferred Stock) entitles its holder to receive an annual cumulative cash dividend at the rate of nine percent per annum, payable on a quarterly basis. At the election of the Board of Directors, dividends may be paid in shares of Series C Preferred Stock in lieu of cash. Dividends are cumulative and must be paid prior to any dividends being paid on the Common Equity. The Company at its option, with the majority consent of the holders of the Series C

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

9. SHAREHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK (CONTINUED)

Preferred Stock, may redeem any or all of the outstanding shares of the Series C Preferred Stock at a price of $100.00 per share, plus accrued dividends. At December 31, 1995, dividends in arrears on Series C Preferred Stock were $4,148 ($15.19 per share, see Note 17).

  In any event, all outstanding shares of the Series C Preferred Stock at April 15, 2001 are required to be redeemed on that date by the Company at $100.00 per share, plus accrued dividends.

  The following table presents changes in redeemable preferred stock (dollars in thousands):

                             SERIES A            SERIES B           SERIES C
                          PREFERRED STOCK    PREFERRED STOCK     PREFERRED STOCK
                          ----------------  -------------------  ----------------
                          SHARES   AMOUNT    SHARES     AMOUNT   SHARES   AMOUNT
                          -------  -------  ---------  --------  -------  -------
Balance at December 31,
 1992...................   68,900  $ 8,268      8,498     $ 985      --   $   --
Accretion of dividends..      --       689        --         68      --       --
                          -------  -------  ---------  --------  -------  -------
Balance at December 31,
 1993...................   68,900    8,957      8,498     1,053      --       --
Forgiveness of accretion
 of dividends...........      --    (2,067)       --       (203)     --       --
Exchange of shares
 outstanding............  (68,900)  (6,890)    (8,498)     (850)     --       --
Issuance of shares......  340,454    3,262  2,127,838    20,385  289,853   28,985
Repurchase of preferred
 stock..................      --       --         --        --   (18,698)  (1,870)
Issuance of preferred
 stock..................   23,761      227        --        --     1,908      191
Accretion of dividends..      --       143        --        866      --     1,690
                          -------  -------  ---------  --------  -------  -------
Balance at December 31,
 1994...................  364,215    3,632  2,127,838    21,251  273,063   28,996
Accretion of dividends..      --       209        --      1,223      --     2,458
                          -------  -------  ---------  --------  -------  -------
Balance at December 31,
 1995...................  364,215    3,841  2,127,838    22,474  273,063   31,454
 Accretion of dividends.      --       159        --        611      --     1,287
 Forgiveness of
  dividends.............      --      (404)       --     (2,395)     --    (4,761)
 Shareholders stock
  returned..............   (9,563)     (91)       --        --    (2,074)    (208)
 Issuance of shares in
  acquisition of TreBay
  Medical ..............  390,000    3,736        --        --    28,470    2,847
                          -------  -------  ---------  --------  -------  -------
Balance at June 29,
 1996...................  744,652  $ 7,241  2,127,838  $ 20,690  299,459  $30,619
                          =======  =======  =========  ========  =======  =======

10. RETIREMENT BENEFITS

  Retirement benefits are provided to all eligible employees through the participation in defined contribution plans maintained by the Company which comply with the provisions of Section 401(k) of the Internal Revenue Code (the "Savings Plans"). The provisions of the Savings Plans differ with respect to employee contributions, employer matching percentages and profit sharing depending on the country in which the employees work. Expense recorded by the Company for the various plans for the years ended December 31, 1993, 1994 and 1995 was approximately $401, $295 and $520, respectively.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

11. EMPLOYEE STOCK INCENTIVES

  The Company has reserved an aggregate of 415,000 shares of its Common Stock (see Note 9) for grant or sale to key employees of the Company. These shares may be issued in such amounts and in such a manner (including stock options, restricted stock grants, stock bonuses, or other stock incentive programs) as determined by the Company's Board of Directors from time-to-time. The options are granted at exercise prices equal to the fair market value of common stock on the date of grant. The following table summarizes option activity which may be exercised at various dates through January 2000:

                                                                     JUNE 29,
                                   1993        1994        1995        1996
                                ----------  ----------  ----------  -----------
Options outstanding beginning
 of the period................      91,950     132,850     257,100      251,350
Options granted...............      45,900     131,000       8,000      361,666
Options exercised.............      (5,000)     (6,750)     (6,750)     (87,150)
Options canceled..............         --          --       (7,000)     (75,175)
                                ----------  ----------  ----------  -----------
Options outstanding end of pe-
 riod.........................     132,850     257,100     251,350      450,691
                                ==========  ==========  ==========  ===========
Range of option prices on op-
 tions granted................  $1.00-2.00       $9.58       $9.58  $9.58-10.65
                                ==========  ==========  ==========  ===========
Range of option prices on op-
 tions exercised..............       $1.00  $1.00-2.00  $1.00-2.00   $1.00-2.00
                                ==========  ==========  ==========  ===========

12. INCOME TAXES

  The provision for income taxes (benefit) from continuing operations consists of the following:

                                                              1993 1994    1995
                                                              ---- -----  ------
      Current:
        Federal.............................................. $ 30 $(292) $  206
        State................................................   41   (47)     33
                                                              ---- -----  ------
                                                                71  (339)    239
      Deferred...............................................   50  (435)  1,116
                                                              ---- -----  ------
                                                              $121 $(774) $1,355
                                                              ==== =====  ======

  Income tax expense (benefit) from continuing operations reconciled to the amount computed at statutory rates is as follows:

                                                             1993  1994    1995
                                                             ----  -----  ------
      Federal tax (benefit) at statutory rate..............  $116  $(815) $  588
      State income taxes (benefit) (net of federal income
       tax effect).........................................    14    (78)    136
      Unrecognized loss from foreign operations............   --      45     387
      Loss from unconsolidated subsidiary for tax purposes.   --     114     192
      Other, net...........................................    (9)   (40)     52
                                                             ----  -----  ------
                                                             $121  $(774) $1,355
                                                             ====  =====  ======

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

12. INCOME TAXES (CONTINUED)

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income taxes are as follows:

                                                            DECEMBER 31,
                                                            --------------
                                                             1994    1995
                                                            ------  ------
      Deferred income tax assets:
        Amortization of goodwill........................... $  --   $   84
        Net operating loss carryforwards...................    872     --
        Losses from foreign operations and unconsolidated
         subsidiary........................................    159     579
        Severance accruals.................................    687     275
        Patents............................................    405     358
        Inventory..........................................    350     291
        AMT credit.........................................    --      161
        Non-deductible accrued expenses....................    124     778
                                                            ------  ------
                                                             2,597   2,526
        Valuation allowance................................   (159)   (579)
                                                            ------  ------
                                                             2,438   1,947
                                                            ------  ------
      Deferred income tax liabilities:
        Amortization of goodwill........................... (1,160)    --
        Depreciation.......................................   (152)   (339)
        Deductible prepaid expenses........................    (42)    (30)
                                                            ------  ------
                                                            (1,354)   (369)
                                                            ------  ------
                                                            $1,084  $1,578
                                                            ======  ======

  The valuation allowance at December 31, 1994 and 1995 related to recurring losses from foreign operations and an unconsolidated subsidiary which management believes the ultimate realization of the related tax benefits is not more likely than not at the present time.

13. RELATED PARTY TRANSACTIONS

  At December 31, 1994 and 1995, the Company had notes receivable from its officers for advances made to acquire the Company's stock (see Note 9) and for other purposes as follows:

                                                            DECEMBER 31,
                                                            --------------
                                                             1994    1995
                                                            ------  ------
      Total notes outstanding.............................. $  681  $  681
      Shareholders' notes receivable.......................   (349)   (349)
                                                            ------  ------
      Other notes receivable............................... $  332  $  332
                                                            ======  ======

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1995

13. RELATED PARTY TRANSACTIONS (CONTINUED)


  The notes bear interest at rates ranging from 7% to 8% and are due in annual installments payable from the annual bonuses (if any) paid to the officers. In any event, all remaining principal, including accrued interest thereon, is due and payable on August 15, 1998.

  The loans made to the officers to acquire the Company's stock and other notes from officers have been reflected as shareholders' notes receivable as a component of shareholder's equity and non-current notes receivable from officers, respectively, in the accompanying balance sheets.

14. LEASE COMMITMENTS

  The Company was committed under noncancelable operating leases with terms in excess of one year involving certain property and equipment. Annual minimum rental commitments under these leases are as follows:

        YEAR ENDING DECEMBER 31,
        ------------------------
        1996...........................................................  $ 549
        1997...........................................................    509
        1998...........................................................    297
        1999...........................................................    138
        2000 and thereafter............................................    224
                                                                        ------
                                                                        $1,717
                                                                        ======

15. CONTINGENCIES

  The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

16. SEGMENT INFORMATION

  The Company's subsidiaries operate distribution facilities in a number of foreign countries. Currently, international subsidiaries are present in Canada, Australia, United Kingdom, France and Germany. These subsidiaries represent approximately 14% of 1995 total sales of the Company, with France representing the largest portion of this with 4% of total sales. Inter-area sales are not significant to the total sales of any one geographic area.

                          INFORMATION ABOUT THE COMPANY'S OPERATIONS IN DIFFERENT GEOGRAPHIC
                                                         AREAS
                         ----------------------------------------------------------------------
                                        1994                                1995
                         ----------------------------------- ----------------------------------
                         UNITED   INTERNATIONAL              UNITED  INTERNATIONAL
                         STATES    OPERATIONS   CONSOLIDATED STATES   OPERATIONS   CONSOLIDATED
                         -------  ------------- ------------ ------- ------------- ------------
Sales................... $40,716     $1,759       $42,475    $51,644    $ 8,221      $59,865
Income (loss) from
 operations............. $(2,102)    $ (227)      $(2,329)   $ 2,801    $(1,121)     $ 1,680
Identifiable assets..... $93,709     $2,011       $95,720    $87,873    $ 5,250      $93,123

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1995
16. SEGMENT INFORMATION (CONTINUED)

  The Company had export sales of $12.7 million in 1994 and $9.4 million in 1995 representing 30% and 15% of total sales, respectively.

17. SUBSEQUENT EVENTS

  In April 1996, the Company acquired all of the outstanding stock of TreBay which was involved in the development of ear, nose and throat surgical specialties. The acquisition will be accounted for under the purchase method of accounting. Accordingly, the purchase price of approximately $6.6 million will be allocated to the individual assets acquired and liabilities assumed based upon their respective fair values at the date of acquisition. The transaction resulted in cost in excess of net assets acquired of approximately $4.4 million, of which $2.4 million was allocated to in-process research and development and was subsequently written off. Also, as part of the acquisition accrued cumulative preferred stock dividends of approximately $7.6 million at March 30, 1996 were waived by the holders, and accounted for as a capital contribution by the Company.

  The executive management of TreBay replaced former management of the Company. As a result of the above transaction and a plan by new management to combine certain operations and provide severance benefits to terminated employees the Company recorded restructuring charges of approximately $3.1 million related principally to termination benefits during the quarter ending June 29, 1996.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1995

18. PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED)

Pro Forma Statement of Operations

  The following unaudited pro forma statements of operations for the year ended December 31, 1995 and for six months ended June 29, 1996 reflects: 1) the statement of operations of the Company for the periods presented as if TreBay was purchased on January 1, 1995; and 2) excludes the discontinued operations of the Company for the year ended December 31, 1995. The pro forma statement of operations should be read in conjunction with the financial statements and notes thereto included elsewhere herein.

                          SIX MONTHS ENDED THREE MONTHS ENDED
                           JUNE 29, 1996     MARCH 30, 1996
                          ---------------- ------------------
                                                                             PRO
                               XOMED             TREBAY       ADJUSTMENTS   FORMA
                          ---------------- ------------------ -----------  -------
Sales, net..............      $32,942            $ 279           $--       $33,221
Cost of sales...........       12,690              219            --        12,909
                              -------            -----           ----      -------
Gross profit............       20,252               60            --        20,312
Operating Expenses:
  Selling, general and
   administrative.......       14,129              299           (154)(a)   14,274
  Research and develop-
   ment.................        1,719              138            (66)(a)    1,791
  Amortization of intan-
   gibles...............        1,168              --             --         1,168
  Write-off of acquired
   research and
   development..........        2,380              --             --         2,380
  Restructuring charges.        3,093              --             --         3,093
                              -------            -----           ----      -------
Total operating ex-            22,489              437           (220)      22,706
 penses.................      -------            -----           ----      -------
Operating income (loss)
 from continuing opera-        (2,237)            (377)           220       (2,394)
 tions..................      -------            -----           ----      -------
Interest expense........       (1,536)             --             --        (1,536)
Other income (expense),            64               54            --           118
 net....................      -------            -----           ----      -------
Income (loss) before in-
 come tax expense (bene-
 fit)...................       (3,709)            (323)           220       (3,812)
Income tax expense (ben-         (536)             --             (27)(a)     (563)
 efit)..................      -------            -----           ----      -------
Net income (loss).......      $(3,173)           $(323)          $247      $(3,249)
                              =======            =====           ====
Preferred stock divi-                                                          538
 dends..................                                                   -------
Net (loss) attributable
 to common shareholders.                                                   $(3,787)
                                                                           -------
Pro forma net (loss) per                                                   $  (.82)
 share (b)..............                                                   =======
Pro forma weighted aver-
 age shares outstanding
 (b)....................                                                     4,635
                                                                           =======

--------
(a) Elimination of general and administrative expenses which are duplicative and will not be incurred subsequent to the purchase date, amortization of acquired developed research and development, non-cash compensation expense related to stock options granted, closing of the TreBay facility and calculation of income tax benefit on the TreBay loss after adjustments.
(b) See Note 19.

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1995

18. PRO FORMA STATEMENT OF OPERATIONS (UNAUDITED) (CONTINUED)

                                         YEAR ENDED
                                        DECEMBER 31,
                                            1995
                                       ----------------
                                        XOMED   TREBAY   ADJUSTMENTS   PRO FORMA
                                       -------  -------  -----------   ---------
Sales, net............................ $59,865     $450    $  --        $60,315
Cost of sales.........................  23,175      528       --         23,703
                                       -------  -------    ------       -------
Gross profit..........................  36,690      (78)      --         36,612
Operating expenses:
 Selling, general and administrative..  27,077    1,084      (713)(a)    27,448
 Research and development.............   2,405      443       (49)(a)     2,799
 Amortization.........................   2,579      --        --          2,579
                                       -------  -------    ------       -------
Total operating expenses..............  32,061    1,527      (762)       32,826
                                       -------  -------    ------       -------
Operating income (loss) from
 continuing operations................   4,629   (1,605)      762         3,786
Interest expense......................  (3,063)     --        --         (3,063)
Other income (expense), net...........     114      109       --            223
                                       -------  -------    ------       -------
Income (loss) before income tax
 expense (benefit)....................   1,680   (1,496)      762           946
Income tax expense (benefit)..........   1,355      --       (260)(a)     1,095
                                       -------  -------    ------       -------
Net income (loss)..................... $   325  $(1,496)   $1,022       $  (149)
                                       =======  =======    ======
Dividends on preferred stock..........                                      --
                                                                        -------
Net income available to common
 shareholders.........................                                  $  (149)
                                                                        =======
Pro forma net income (loss) per
 share(b).............................                                  $ (0.03)
                                                                        =======
Pro forma weighted average shares
 outstanding(b).......................                                    4,632
                                                                        =======

--------
(a) Elimination of general and administrative expenses which are duplicative and will not be incurred subsequent to the purchase date, amortization of acquired developed research and development, non-cash compensation expense related to stock options granted, closing of the TreBay facility and calculation of income tax benefit on the TreBay loss after adjustment.
(b) See Note 19.

19. PRO FORMA AND SUPPLEMENTARY PRO FORMA NET INCOME PER SHARE

  Pro forma net income per share is computed based on the weighted average number of shares of common stock outstanding assuming conversion on January 1, 1995 of: 1) all Series A and B Convertible Preferred Stock outstanding as of December 31, 1995; 2) 390,000 shares of Series A Convertible Preferred Stock issued in the purchase of TreBay; 3) all stock options including the options issued after December 31, 1995 which have been assumed to be outstanding as of January 1, 1995; and 4) the conversion of 60,225 shares of Series C Preferred Stock into 314,650 shares of Common Stock on the date of the initial public offering, based upon an assumed initial public offering price of $20.00 per share.

  The terms of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock provide that both series will automatically convert into Common Stock and Non-Voting Common Stock, respectively, with the consent of the holders of a majority of the aggregate outstanding shares of both series considered together. The Company has circulated an Exchange Agreement to certain of its stockholders that, among other things, provides for a consent to such conversion. All holders of Series A

                XOMED SURGICAL PRODUCTS, INC. AND SUBSIDIARIES

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1995

19. PRO FORMA AND SUPPLEMENTARY PRO FORMA NET INCOME PER SHARE (CONTINUED)

Convertible Preferred Stock and Series B Convertible Preferred Stock have signed the Exchange Agreement.

  Supplementary pro forma net income per share is computed upon the basis stated above and giving effect to the Company's proposed initial public offering of 2,500,000 shares of Common Stock and paydown of approximately $23,213,000 of term notes payable and $25,000,000 of Series C Preferred Stock as if the offering was effective January 1, 1995. Interest expense, net of tax benefit, totaling $1,299,770 and $580,632 for the year ended December 31, 1995 and six months ended June 29, 1996 has been eliminated as a result of the assumed paydown of debt. The supplementary pro forma income (loss) per share from continuing operations for the year ended December 31, 1995 and for the six months ended June 29, 1996 was $.16 and $(.45), respectively.

20. PRO FORMA JUNE 29, 1996 BALANCE SHEET

  The pro forma June 29, 1996 balance sheet reflects the Company's financial position as of that date adjusted to give effect to the simultaneous conversion of $8.1 million of Series C Redeemable Preferred Stock, Series A Convertible Preferred Stock of $7.2 million and Series B Convertible Preferred Stock of $20.7 million into Common Stock and conversion of the Non-Voting Common Stock into Common Stock.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Xomed, Inc.

  We have audited the accompanying combined balance sheets of Xomed, Inc. (formerly Xomed-Treace, Inc. and Xomed Treace P.R. Inc.) (the Company) as of December 31, 1993 and April 15, 1994, and the related combined statements of income and retained earnings and cash flows for the year ended December 31, 1993 and the three and one-half months ended April 15, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Xomed, Inc. at December 31, 1993 and April 15, 1994, and the combined results of their operations and their cash flows for the year ended December 31, 1993 and the three and one-half months ended April 15, 1994 in conformity with generally accepted accounting principles.

                                              Ernst & Young LLP

Jacksonville, Florida
May 31, 1996

                                  XOMED, INC.

                            COMBINED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                         DECEMBER 31, APRIL 15,
                                                             1993       1994
                                                         ------------ ---------
ASSETS
Current assets:
  Cash and cash equivalents.............................   $   417     $    90
  Accounts receivable, less allowance for doubtful
   accounts
   of $328--1993 and $278--1994.........................     8,005       6,438
  Other receivables.....................................       --          427
  Inventories...........................................     9,800      10,124
  Prepaid expenses......................................       290         220
                                                           -------     -------
Total current assets....................................    18,512      17,299
Investments.............................................     1,199       1,199
Property, plant and equipment, net......................     9,785      10,403
Goodwill................................................     7,711       7,413
Other assets............................................       326         309
                                                           -------     -------
Total assets............................................   $37,533     $36,623
                                                           =======     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................................   $ 2,727     $ 1,992
  Accrued expenses......................................     2,351       1,264
  Due to parent.........................................     7,164       7,532
  Current portion capital lease obligation..............       267         178
                                                           -------     -------
Total current liabilities...............................    12,509      10,966
Obligation under capital lease..........................       686         715
                                                           -------     -------
Total liabilities.......................................    13,195      11,681
Shareholders' equity:
  Common stock, $1.00 par value; 1,000 shares
   authorized,
   issued and outstanding...............................         1           1
  Additional paid-in capital............................    12,579      12,579
  Retained earnings.....................................    11,758      12,362
                                                           -------     -------
Total shareholders' equity..............................    24,338      24,942
                                                           -------     -------
Total liabilities and shareholders' equity..............   $37,533     $36,623
                                                           =======     =======


                            See accompanying notes.

                                  XOMED, INC.

               COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS
                             (DOLLARS IN THOUSANDS)

                                                                    THREE AND
                                                                     ONE-HALF
                                                       YEAR ENDED  MONTHS ENDED
                                                      DECEMBER 31,  APRIL 15,
                                                          1993         1994
                                                      ------------ ------------
Sales, net...........................................   $45,364      $12,801
Cost of sales........................................    20,692        6,086
                                                        -------      -------
Gross profit.........................................    24,672        6,715
Operating expenses:
 Selling, general and administrative.................    15,065        5,371
 Research and development............................     2,766          692
 Amortization of intangibles.........................       807          298
                                                        -------      -------
Total operating expenses.............................    18,638        6,361
Operating income from continuing operations..........     6,034          354
Other income, net....................................       334           17
                                                        -------      -------
Income from continuing operations before income tax
 expense.............................................     6,368          371
Allocation for income tax expense....................     2,420          141
                                                        -------      -------
Income from continuing operations....................     3,948          230
Discontinued operations:
  Income from operations of discontinued surgical
   drapes segment (less applicable income taxes of
   $1,243 and $230 at December 31, 1993 and April 15,
   1994, respectively)...............................     2,029          374
                                                        -------      -------
Net income...........................................     5,977          604
Retained earnings, beginning of period...............     5,781       11,758
                                                        -------      -------
Retained earnings, end of period.....................   $11,758      $12,362
                                                        =======      =======


                            See accompanying notes.

                                  XOMED, INC.

                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                    THREE AND
                                                                     ONE-HALF
                                                       YEAR ENDED  MONTHS ENDED
                                                      DECEMBER 31,  APRIL 15,
                                                          1993         1994
                                                      ------------ ------------
OPERATING ACTIVITIES
Net income...........................................   $ 5,977      $   604
Adjustments to reconcile net income to cash flow
 provided
 by operating activities:
  Depreciation and amortization......................     1,810          642
  Loss on disposal of assets.........................       --           230
  (Increase) decrease in accounts and other receiv-
   able, net.........................................    (1,660)       1,140
  Decrease (increase) in inventories, net............     1,660         (324)
  Decrease in prepaid expenses and other assets......       152           87
  Increase (decrease) in accounts payable and accrued
   expenses..........................................     1,444       (1,822)
  (Decrease) increase due to parent..................    (6,360)         367
                                                        -------      -------
Net cash provided by operating activities............     3,023          924
INVESTING ACTIVITIES
Purchases of property, plant and equipment...........    (2,018)      (1,170)
Purchases of other assets............................      (495)         --
                                                        -------      -------
Net cash used in investing activities................    (2,513)      (1,170)
FINANCING ACTIVITIES
Proceeds from capital lease obligation...............        90          --
Principal payments on capital lease obligation.......      (267)         (81)
                                                        -------      -------
Net cash used in financing activities................      (177)         (81)
                                                        -------      -------
Increase (decrease) in cash and cash equivalents.....       333         (327)
Cash and cash equivalents, beginning of period.......        84          417
                                                        -------      -------
Cash and cash equivalents, end of period.............   $   417      $    90
                                                        =======      =======


                            See accompanying notes.

                                  XOMED, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                APRIL 15, 1994

1. ORGANIZATION

  Xomed-Treace, Inc. and Xomed-Treace, P.R., Inc. (collectively, Xomed, Inc. or the Company) designs, manufactures and sells otolaryngology/head and neck and ophthalmology surgical specialties to domestic and foreign hospitals, medical care facilities and physicians. The Company performs ongoing credit evaluations of its customers' financial condition and generally no collateral is required. Xomed-Treace, Inc. and Xomed-Treace, P.R. Inc. are wholly-owned subsidiaries of Bristol-Myers Squibb Company ("BMS"). As of April 15, 1994, the Company was purchased by Xomed Surgical Products, Inc. (see Note 13).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

  The combined financial statements of the Company include the accounts of Xomed-Treace, Inc. and Xomed-Treace, P.R. Inc. Significant intercompany transactions and balances between entities have been eliminated.

 Cash and Cash Equivalents

  The Company considers all highly liquid short-term investments with original maturities of three months or less to be cash equivalents.

 Inventory Valuation

  Inventories are stated at the lower of cost, as determined on the average cost method, or market. Market for raw materials is based on replacement costs and for other inventory classifications on net realizable value.

 Investments

  Investments consist of certificates of deposit with maturities ranging from one to three years and are stated at cost which approximates market value. These certificates of deposit were purchased in connection with a tax exemption grant from the government of Puerto Rico, for a period not to exceed five years.


 Property, Plant and Equipment

  Property, plant and equipment are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred. Additions, improvements and major replacements are capitalized. The costs and accumulated depreciation related to assets sold or retired are removed from the accounts and any gain or loss is credited or charged to income. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets which are as follows--buildings and improvements 27 to 35 years and machinery and equipment 3 to 15 years.

 Income Taxes

  The Company files federal consolidated tax returns with BMS. Under a tax sharing agreement BMS allocates federal and state income tax expense to the Company at an effective tax rate of approximately

                                  XOMED, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                APRIL 15, 1994

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

38% and makes all income tax payments on the Company's behalf. The balance sheet does not reflect any current or deferred income tax assets or liabilities as such amounts will be realized by BMS. Amounts payable or receivable from BMS related to income taxes are included in due to parent in the 1993 and 1994 balance sheets. Management believes the allocation method used to estimate income tax expense approximates tax expense calculated on a separate return basis as there was no significant permanent differences.

 Revenue Recognition

  The Company recognizes revenue when inventory is shipped to the customer.

 Research and Development

  Expenditures related to research and development of new products and processes, including research related to product alternatives, are expensed as incurred.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying value. Statement No. 121 also addresses the accounting for the expected disposition of long-lived assets.

  The FASB also issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative for income statement recognition of costs associated with stock-based employee compensation plans and requires expanded disclosures with respect to such plans.

  The Company will adopt Statement No. 121 and No. 123 in 1996 and, based on current information, does not believe the effect of adoption will be material to the financial condition or results of operations of the Company.

3. DISCONTINUED OPERATIONS

  The Company was acquired by Xomed Surgical Products, Inc., the successor company, in April 1994. During July 1995, the successor company sold the surgical drapes segment and disclosed the effect of the transaction as discontinued operations. The surgical drapes segment in the accompanying financial statements has been reported as discontinued operations to be consistent with the presentation in the successor company financial statements.

                                  XOMED, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                APRIL 15, 1994

3. DISCONTINUED OPERATIONS (CONTINUED)

  Certain financial information related to the discontinued operations of the surgical drapes segment is as follows:

                                                                 THREE AND ONE-
                                                     YEAR ENDED    HALF MONTHS
                                                    DECEMBER 31, ENDED APRIL 15,
                                                        1993          1994
                                                    ------------ ---------------
      Sales........................................    $8,480        $1,915
                                                       ======        ======
      Pre-tax income...............................    $3,272        $  604
                                                       ======        ======
      Income tax expense...........................    $1,243        $  230
                                                       ======        ======
      Net income...................................    $2,029        $  374
                                                       ======        ======

4. INVENTORIES

                                                                         APRIL
                                                           DECEMBER 31,   15,
                                                               1993      1994
                                                           ------------ -------
        Finished goods....................................   $ 9,504    $11,438
        Work in process...................................       866        714
        Raw materials and packaging.......................     6,768      6,474
                                                             -------    -------
                                                              17,138     18,626
        Less reserves for slow-moving/obsolescence........     7,338      8,502
                                                             -------    -------
                                                             $ 9,800    $10,124
                                                             =======    =======

  The reserve for slow-moving/obsolescence on January 1, 1993 was $6,621. Write-offs for the periods ended December 31, 1993 and April 15, 1994 were $343 and $242, respectively, and the provision for the reserve was $1,060 and $1,406, respectively.

5. PROPERTY, PLANT AND EQUIPMENT

  Property, plant and equipment, less allowances for depreciation, is a follows:

                                                          DECEMBER 31, APRIL 15,
                                                              1993       1994
                                                          ------------ ---------
        Land and land improvements.......................   $   911     $   911
        Building and building improvements...............     3,988       4,065
        Machinery and equipment..........................     8,466       9,921
                                                            -------     -------
                                                             13,365      14,897
        Less allowances for depreciation.................     6,490       6,812
                                                            -------     -------
                                                              6,875       8,085
        Capital projects in process......................     2,910       2,318
                                                            -------     -------
                                                            $ 9,785     $10,403
                                                            =======     =======

  Depreciation expense for the year ended December 31, 1993 and the three and one-half months ended April 15, 1994 was approximately $1,014 and $343, respectively, and is reflected in selling, general and administrative expenses.

                                  XOMED, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                 APRIL 15, 1994

6. GOODWILL

  Goodwill represents the excess of cost over net tangible identifiable assets received in business acquisitions and is being amortized on the straight-line basis over periods of 10 and 40 years.

                                                                         APRIL
                                                           DECEMBER 31,   15,
                                                               1993      1994
                                                           ------------ -------
        Goodwill..........................................   $12,936    $12,936
        Less accumulated amortization.....................     5,225      5,523
                                                             -------    -------
                                                             $ 7,711    $ 7,413
                                                             =======    =======

7. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                          DECEMBER 31, APRIL 15,
                                                              1993       1994
                                                          ------------ ---------
        Payroll and related costs........................    $1,154     $  467
        Other............................................     1,197        797
                                                             ------     ------
                                                             $2,351     $1,264
                                                             ======     ======

8. OBLIGATION UNDER CAPITAL LEASE

  The Company was obligated under a capital lease as follows:

                                                        DECEMBER 31, APRIL 15,
                                                            1993       1994
                                                        ------------ ---------
        Note payable under capital lease obligation to
         vendor in quarterly installments ranging from
         $34 to $69 which includes interest through Oc-
         tober 1, 1997, with interest payable at rates
         ranging from 6% to 10.8% collateralized by
         equipment with a net book value of approxi-
         mately $890 at April 15, 1994.................     $953       $893
        Less current portion...........................      267        178
                                                            ----       ----
                                                            $686       $715
                                                            ====       ====

  Annual maturities of the capital lease obligations for the eight and one-half month period ending December 31, 1994 and years ending 1995 through 1998 are as follows:

        PERIOD ENDING DECEMBER 31,
        --------------------------
        1994.............................................................. $138
        1995..............................................................  189
        1996..............................................................   87
        1997..............................................................   87
        1998..............................................................  392
                                                                           ----
                                                                           $893
                                                                           ====

                                  XOMED, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                APRIL 15, 1994

9. RETIREMENT AND POSTRETIREMENT BENEFITS

  Retirement benefits are provided to all eligible employees through the Bristol-Myers Squibb Retirement Income Plan and the Bristol-Myers Squibb Puerto Rico Retirement Income Plan (the "Pension Plans"). The Pension Plans are noncontributory, defined benefit plans. Benefits are based primarily on years of credited service and on participants' compensation. The Company's employees also participate in defined contribution plans maintained by BMS which comply with the provisions of Section 401(k) of the Internal Revenue Code (the "Savings Plans").

  The assets, projected benefit obligations and the related costs associated with the Pension Plans of the Company are not separately identifiable. The Company receives an allocation from BMS to record its estimated share of pension expense. Pension expense allocated to the Company by BMS was approximately $1,273 and $263 for the year ended December 31, 1993 and the three and one-half months ended April 15, 1994, respectively.

  Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits". Statement No. 106 requires that postretirement health costs be recorded in the financial statements as earned by employees. The Company receives an allocation from BMS to record its estimated share of postretirement benefit expense. The allocated expense was $303 and $89 for the year ended December 31, 1993 and the three and one-half months ended April 15, 1994, respectively. The liability associated with the adoption of this Statement is not separately identifiable and has not been reflected in the accompanying financial statements.

10. RELATED PARTY TRANSACTIONS

  The Company is charged for various services provided by BMS. The more significant services include employee benefits and insurance. BMS provides medical and life insurance benefits for certain employees and allocates the related costs to the Company as the benefits are paid by BMS. The expense allocated to the Company by BMS for these benefits was approximately $2,275 and $511 for the year ended December 31, 1993 and the three and one-half months ended April 15, 1994, respectively. The charges for benefits provided by BMS are based on the number of employees times a fixed charge per employee. Management believes these charges are reasonable and compare favorably to actual costs of medical and life insurance coverage from an unrelated entity.

  The Company provides certain products to other BMS subsidiaries which sell in international markets. Net sales to these BMS subsidiaries were $6,794 and $782 and related cost of sales were $3,678 and $402 for the year ended December 31, 1993 and the three and one-half months ended April 15, 1994, respectively. No direct sales costs such as commissions and marketing were charged to the Company by these BMS subsidiaries; therefore, no such amounts have been recorded in the accompanying financial statements. Additionally, the Company is not charged interest on its outstanding intercompany balances, which amounted to $7,164 and $7,841 as of December 31, 1993 and April 15, 1994.

11. LEASE COMMITMENTS

  At April 15, 1994, the Company was committed under noncancelable operating leases with terms in excess of one year involving certain property and equipment. Minimum rental commitments under these

                                  XOMED, INC.

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                APRIL 15, 1994

11. LEASE COMMITMENTS (CONTINUED)

leases for the eight and one-half month period ending December 31, 1994 and year ending December 31, 1995 are as follows:

      PERIOD ENDING DECEMBER 31,
      --------------------------
      1994................................................................. $229
      1995.................................................................   27
                                                                            ----
                                                                            $256
                                                                            ====

  Rental expenses for the above commitments for the year ended December 31, 1993 and the three and one-half month period ended April 15, 1994 was approximately $421 and $158, respectively.

12. CONTINGENCIES

  The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities, including product liability claims. Management believes that any liability that ultimately results from the resolution of these matters will not have a material adverse effect on the financial position or results of operations of the Company.

13. SUBSEQUENT EVENT: SALE OF XOMED, INC.

  On April 15, 1994, all of the outstanding stock of Xomed, Inc. was acquired from BMS by Xomed Surgical Products, Inc. for approximately $81,000. The acquisition was funded primarily through the issuance of preferred stock ($43,502) and proceeds from long-term debt.

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
TreBay Medical Corporation

  We have audited the accompanying balance sheets of TreBay Medical Corporation (the Company) as of December 31, 1994 and 1995, and the related statements of operations, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TreBay Medical Corporation at December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                              Ernst & Young LLP

Jacksonville, Florida
May 31, 1996

                           TREBAY MEDICAL CORPORATION

                                 BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                             DECEMBER 31,
                                             --------------  APRIL 1, MARCH 30,
                                              1994    1995     1995     1996
                                             ------  ------  -------- ---------
                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents................. $  668  $  297   $1,130   $  345
  Investments...............................  2,960   1,448    1,937    1,000
  Accounts receivable, less allowance for
   doubtful accounts of $5 and $74 at
   December 31, 1994 and 1995, respectively.     38     127       28      174
  Other receivables.........................     24      44       50       55
  Inventories...............................    127     404      218      424
  Other current assets......................     15      34       38       37
                                             ------  ------   ------   ------
Total current assets........................  3,832   2,354    3,401    2,035
Investments.................................  1,505     703    1,504      701
Note receivable from officer................    --      883      --       883
Equipment and leasehold improvements, net...    480     503      509      479
Cost in excess of net assets acquired, net..    141     --       140      --
Other assets................................     65      86       62      105
                                             ------  ------   ------   ------
Total assets................................ $6,023  $4,529   $5,616   $4,203
                                             ======  ======   ======   ======
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................... $  133  $  117   $   76   $  115
  Accrued expenses..........................     72      98       65      101
  Current portion capital lease obligations.     12      13       12       13
                                             ------  ------   ------   ------
Total current liabilities...................    217     228      153      229
Long-term capital lease obligations, less
 current portion............................     45      31       42       28
Deferred rent and other.....................     10      15       10       14
                                             ------  ------   ------   ------
Total liabilities...........................    272     274      205      271
Shareholders' equity:
  Common stock, $.01 par value, 1,000,000
   shares authorized, 650,000 shares issued
   and outstanding..........................      7       7        7        7
  Additional paid-in capital................  6,480   6,480    6,480    6,480
  Accumulated deficit.......................   (736) (2,232)  (1,076)  (2,555)
                                             ------  ------   ------   ------
Total shareholders' equity..................  5,751   4,255    5,411    3,932
                                             ------  ------   ------   ------
Total liabilities and shareholders' equity.. $6,023  $4,529   $5,616   $4,203
                                             ======  ======   ======   ======

                            See accompanying notes.

                           TREBAY MEDICAL CORPORATION

                            STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                               YEARS ENDED
                                              DECEMBER 31,    THREE MONTHS ENDED
                                              --------------  ------------------
                                                              APRIL 1, MARCH 30,
                                              1994    1995      1995     1996
                                              -----  -------  -------- ---------
                                                                 (UNAUDITED)
Sales, net................................... $  82  $   450   $  47     $ 279
Cost of sales................................    42      528      84       219
                                              -----  -------   -----     -----
Gross profit.................................    40      (78)    (37)       60
Operating expenses:
 Selling, general and administrative.........   721    1,084     269       299
 Research and development....................   211      443      97       138
                                              -----  -------   -----     -----
Total operating expenses.....................   932    1,527     366       437
                                              -----  -------   -----     -----
Loss from operations.........................  (892)  (1,605)   (403)     (377)
Interest income..............................   171      250      68        55
Other expense, net...........................   (15)    (141)     (5)       (1)
                                              -----  -------   -----     -----
Net loss..................................... $(736) $(1,496)  $(340)    $(323)
                                              =====  =======   =====     =====


                            See accompanying notes.

                           TREBAY MEDICAL CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                      COMMON STOCK            ADDITIONAL
                                     -------------- RETAINED   PAID-IN
                                     SHARES  AMOUNT DEFICIT    CAPITAL    TOTAL
                                     ------- ------ --------  ---------- -------
Balance at January 1, 1994..........     --  $ --   $   --      $  --    $   --
Issuance of common stock............ 650,000     7      --       6,480     6,487
Net loss ...........................     --    --      (736)       --       (736)
                                     ------- -----  -------     ------   -------
Balance at December 31, 1994........ 650,000     7     (736)     6,480     5,751
Net loss ...........................     --    --    (1,496)       --     (1,496)
                                     ------- -----  -------     ------   -------
Balance at December 31, 1995........ 650,000     7   (2,232)     6,480     4,255
Net loss ...........................     --    --     (323)        --      (323)
                                     ------- -----  -------     ------   -------
Balance at March 30, 1996........... 650,000 $   7  $(2,555)    $6,480    $3,932
                                     ======= =====  =======     ======   =======



                            See accompanying notes.

                           TREBAY MEDICAL CORPORATION

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                   YEARS ENDED
                                   DECEMBER 31,         THREE MONTHS ENDED
                                  ---------------  ----------------------------
                                   1994    1995    APRIL 1, 1995 MARCH 30, 1996
                                  ------  -------  ------------- --------------
                                                           (UNAUDITED)
OPERATING ACTIVITIES
Net loss........................  $ (736) $(1,496)    $ (340)        $(323)
Adjustments to reconcile net
 loss to net cash used in
 operating activities:
  Depreciation and amortization.      25      130         26            37
  Write-off of costs in excess
   of net assets acquired.......     --       131        --            --
  Bond discount amortization....     (72)     (61)       (22)           (2)
  Increase in accounts and other
   receivables, net.............     (35)    (109)       (16)          (58)
  Increase in inventories.......    (100)    (277)       (91)          (20)
  Increase (decrease) in
   deferred rent................      10        5        --             (1)
  Increase in other assets......     (82)    (923)       (20)          (22)
  Increase (decrease) in
   accounts payable and accrued
   expenses.....................     163        9        (64)            1
                                  ------  -------     ------         -----
Net cash used in operating ac-
 tivities.......................    (827)  (2,591)      (527)         (388)
INVESTING ACTIVITIES
Purchases of investments........  (6,142)  (1,818)       --            --
Purchases of property, plant and
 equipment......................    (399)    (142)       (54)          (13)
Purchase of River Medical, Inc.,
 net of cash acquired...........    (201)     --         --            --
Proceeds from maturity of
 investments....................   1,752    4,193      1,046           452
                                  ------  -------     ------         -----
Net cash (used in) provided by
 investing activities...........  (4,990)   2,233        992           439
FINANCING ACTIVITIES
Proceeds from sale of common
 stock..........................   6,487      --         --            --
Principal payments on capital
 lease obligations..............      (2)     (13)        (3)           (3)
                                  ------  -------     ------         -----
Net cash provided by (used in)
 financing activities...........   6,485      (13)        (3)           (3)
                                  ------  -------     ------         -----
Net increase (decrease) in cash
 and cash equivalents...........     668     (371)       462            48
Cash and cash equivalents at
 beginning of period............     --       668        668           297
                                  ------  -------     ------         -----
Cash and cash equivalents at end
 of period......................  $  668  $   297     $1,130         $ 345
                                  ======  =======     ======         =====


                            See accompanying notes.

                          TREBAY MEDICAL CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

1. ORGANIZATION

  TreBay Medical Corporation (the Company), a Delaware corporation, was formed in December of 1993 and commenced operations in January 1994. The Company did not report significant operating revenues in 1994 and was deemed to be a development stage company until January 1, 1995. The Company develops and markets microsurgical products for ear, nose and throat surgeons and orthopaedic surgical instruments.

 Basis of Presentation--Unaudited Interim Financial Statements

  The accompanying unaudited financial statements as of April 1, 1995 and March 30, 1996 have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 30, 1996 are not necessarily indicative of the results that may be expected for the year ended December 31, 1996.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and Cash Equivalents

  The Company considers all highly liquid short-term investments with original maturities of three months or less when purchased to be cash equivalents.

 Inventory Valuation

  Inventories are generally stated at average cost on a first-in, first-out valuation basis not in excess of market. Market for raw materials is based on replacement costs and for work-in-process and finished goods on net realizable value.

 Investments

  Investments consist of U.S. Treasury and Government Agency notes. All investments are classified as held- to-maturity and are carried at amortized cost.

 Equipment and Leasehold Improvements

  Equipment and leasehold improvements are stated at cost. Expenditures for maintenance and repairs are charged to income as incurred. Depreciation is computed using the straight-line method based on the estimated useful lives of the related assets not exceeding ten years.

 Income Taxes

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes", which requires the use of the liability method of accounting for deferred income taxes.

                          TREBAY MEDICAL CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Revenue Recognition

  The Company recognizes revenue when inventory is shipped to the customer.

 Research and Development

  Expenditures related to research and development of new products and processes, including research related to product alternatives, are expensed as incurred.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 New Accounting Pronouncements

  In March 1995, the FASB issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for the expected disposition of long-lived assets.

  The Company has adopted Statement No. 121 effective January 1, 1996 and the effect of adoption was not material to the financial position or results of operations of the Company.

  The FASB also issued Statement No. 123, Accounting for Stock-Based Compensation, which provides an alternative for income statement recognition of costs associated with stock-based employee compensation plans and requires expanded disclosures with respect to such plans.

  The Company will adopt the disclosure requirements of Statement No. 123 in 1996 and, based on current information, does not believe the effect of adoption will be material to the financial condition or results of operations of the Company.

3. INVENTORIES

  Inventories are summarized as follows:

                                                                  DECEMBER 31,
                                                                  -------------
                                                                   1994   1995
                                                                  ------ ------
        Finished goods........................................... $   43 $  173
        Work in process..........................................     10     11
        Raw materials and packaging..............................     74    220
                                                                  ------ ------
                                                                    $127   $404
                                                                  ====== ======

                          TREBAY MEDICAL CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

4. EQUIPMENT AND LEASEHOLD IMPROVEMENTS

  Equipment and leasehold improvements, at cost, less allowances for depreciation, are as follows:

                                                                 DECEMBER 31,
                                                                 --------------
                                                                  1994    1995
                                                                 ------  ------
        Equipment............................................... $  260  $  478
        Leasehold improvements..................................     74     131
                                                                 ------  ------
                                                                    334     609
        Allowances for depreciation.............................    (21)   (141)
                                                                 ------  ------
                                                                    313     468
        Capital projects in process.............................    167      35
                                                                 ------  ------
                                                                 $  480  $  503
                                                                 ======  ======

4. EQUIPMENT AND LEASEHOLD IMPROVEMENTS (CONTINUED)

  Depreciation expense, including expense on assets under capital lease obligations, was approximately $21 and $120 for the years ended December 31, 1994 and 1995, respectively.

5. COST IN EXCESS OF NET ASSETS ACQUIRED

  In June 1994, the Company acquired River Medical, Inc. for $204 in an acquisition accounted for as a purchase. Assets acquired included accounts receivable, inventory and equipment and liabilities assumed consisted of accounts payable. Costs in excess of net assets acquired amounted to approximately $145, which was being amortized over 15 years. In December 1995, management determined that the business acquired from River Medical, Inc. had no significant continuing value. As a result, the remaining cost in excess of net assets acquired of $131 was written off.

6.  INVESTMENTS

  The following is a summary of investments, all of which are U.S. Treasury and Government Agency notes to be held-to-maturity:

                                                          DECEMBER 31, 1994
                                                     ---------------------------
                                                     AMORTIZED  FAIR  UNREALIZED
                                                       COST    VALUE     LOSS
                                                     --------- ------ ----------
      Due within one year...........................  $2,960   $2,939    $21
      Due in one to three years.....................   1,505    1,464     41
                                                          DECEMBER 31, 1995
                                                     ---------------------------
                                                     AMORTIZED  FAIR  UNREALIZED
                                                       COST    VALUE     GAIN
                                                     --------- ------ ----------
      Due within one year...........................  $1,448   $1,450     $2
      Due in one to three years.....................     703      709      6

  Fair value is determined by quoted market price.

                           TREBAY MEDICAL CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

7. CAPITAL LEASE OBLIGATIONS

  The Company leases certain equipment under agreements classified as capital leases. These leases have terms ranging from three to five years.

  Annual maturities under capital lease obligations outstanding at December 31, 1995 are as follows:

        YEAR ENDING DECEMBER 31,
        ------------------------
        1996.............................................................. $13
        1997..............................................................  12
        1998..............................................................  12
        1999..............................................................   7
                                                                           ---
                                                                           $44
                                                                           ===

8. EMPLOYEE STOCK OPTION PLANS
  The Company has granted options to key employees to acquire 68,609 shares of common stock at $10 a share, which was the estimated fair market value of the stock at the date of grant. In addition, the Company has reserved 3,613 options to be granted at a later date. As a result of the acquisition of the Company by Xomed Surgical Products, Inc. on April 16, 1996 (See Note 13), 43,332 of the options became immediately exercisable. The remaining 25,277 options granted become exercisable at 25% a year from December 1995 through December 1998.

9. RELATED PARTY TRANSACTION

  At December 31, 1995, the Company had a note receivable from an officer in the amount of $883 which is due on demand. The note bears interest at 10% compounded annually and is secured by 88,333 shares of stock of the Company.

10. INCOME TAXES

  At December 31, 1995, the Company had accumulated net operating losses for financial reporting and tax purposes of approximately $2.2 million and $1.6 million, respectively, to be carried forward to future periods. These carryforwards expire for tax purposes beginning in 2009. Due to a history of net operating losses, the Company's management has concluded that it is more likely than not that the tax benefit of the carryforward will not be realized and has established a valuation allowance to offset the deferred tax asset related to the net operating loss carryforward for 1994 and 1995.

11. LINE OF CREDIT AGREEMENT

  The Company has a $150 line of credit payable on demand. The line of credit bears interest at prime, payable monthly and is secured by $225 of the Company's investments. There was no balance outstanding at year end.

                          TREBAY MEDICAL CORPORATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                               DECEMBER 31, 1995

12. LEASE COMMITMENTS

  The Company was committed under a noncancelable operating lease with a term in excess of one year related to the building it occupies. Annual minimum lease commitments under the lease are as follows:

        YEAR ENDING DECEMBER 31,
        ------------------------
        1996............................................................. $ 56
        1997.............................................................   57
        1998.............................................................   59
        1999.............................................................   30
                                                                          ----
                                                                          $202
                                                                          ====

  The Company's rental expense was $40 and $68 for the years ending 1994 and 1995, respectively.

13. SUBSEQUENT EVENTS

  In April 1996, the Company was acquired by Xomed Surgical Products, Inc. in an acquisition accounted for under the purchase method of accounting. The purchase price was approximately $6.6 million.

        [COLOR PICTURE OF WORLD MAP WITH NOTATIONS INDICATING LOCATIONS OF THE COMPANY'S DIRECT OPERATIONS AND DISTRIBUTORS WITH CAPTION WHICH READS "XOMED IS THE ONLY MAJOR MANUFACTURER AND MARKETER OF ENT SURGICAL PRODUCTS WITH A DIRECT U.S. SALES FORCE EXCLUSIVELY SERVING ENT SPECIALISTS. THE COMPANY DISTRIBUTES ITS PRODUCTS WORLDWIDE THROUGH A 62-PERSON DIRECT SALES FORCE IN THE U.S. AND IN SELECTED OTHER COUNTRIES, AS WELL AS THROUGH A NETWORK OF 121 INDEPENDENT DISTRIBUTORS."]

        [COLOR PICTURES OF NEW COMPANY PRODUCTS WITH CAPTION WHICH READS "THROUGH FOCUSED INTERNAL RESEARCH AND DEVELOPMENT, XOMED'S STRATEGY IS TO CONTINUE ITS EMPHASIS ON PRODUCT INNOVATION."]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO PERSON HAS BEEN AUTHORIZED IN CON- NECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTA-TION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESEN-TATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UN-DERWRITER. THIS PROSPECTUS DOES NOT CONSTI-TUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUN- DER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CON- TAINED HEREIN IS CORRECT AS OF ANY DATE SUBSE-QUENT TO THE DATE HEREOF.

                                 ------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    7
Use of Proceeds...........................................................   14
Dividend Policy...........................................................   14
Capitalization............................................................   15
Dilution..................................................................   16
Selected Consolidated Financial Data......................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   19
Business..................................................................   32
Management................................................................   49
Certain Transactions......................................................   58
Principal Stockholders....................................................   59
Description of Capital Stock..............................................   62
Shares Eligible for Future Sale...........................................   67
Underwriting..............................................................   69
Legal Matters.............................................................   70
Experts...................................................................   70
Additional Information....................................................   70
Index to Financial Statements.............................................  F-1

                                 ------------

  UNTIL        , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECT- ING TRANSACTIONS IN THE COMMON STOCK OF-FERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------


                               2,500,000 Shares

                                    [LOGO]


                                 Common Stock

                                 -------------

                                  PROSPECTUS

                                 -------------

                              Alex. Brown & Sons
                                 INCORPORATED

                                UBS Securities

                                       , 1996

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered which will be paid solely by the Company. All the amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee:


                                                                       AMOUNT
                                                                     ----------
      SEC registration fee.......................................... $   20,819
      NASD filing fee...............................................      6,538
      Nasdaq listing fee............................................     34,699
      Transfer agent and registrar fees and expenses................     10,000
      Printing and engraving expenses...............................    300,000
      Legal fees and expenses.......................................    500,000
      Accounting fees and expenses..................................    475,000
      Blue Sky fees and expenses....................................     15,000
      D&O insurance premium.........................................     92,000
      Miscellaneous expenses .......................................     20,944
                                                                     ----------
        Total....................................................... $1,475,000
                                                                     ==========

--------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Company's Restated Certificate of Incorporation (the "Restated Certificate") provides that the Company shall indemnify each person who is or was a director, officer or employee of the Company to the fullest extent permitted under Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify such person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A corporation may, in advance of the final disposition of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys' fees) incurred by any officer or director in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's bylaw, agreement, vote or otherwise.

  The Restated Certificate provides that a director of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

  While the Restated Certificate provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Restated Certificate will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of the Restated Certificate described above apply to an officer of the Company only if he or she is a director of the Company and is acting in his or her capacity as director, and do not apply to officers of the Company who are not directors.

  Reference is made to the Underwriting Agreement (Exhibit 1) which provides for indemnification of the Company, its directors, officers and controlling persons.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  The following information is furnished with regard to all securities sold by the Company within the past three years which were not registered under the Securities Act.

  On April 15, 1994, in connection with the Xomed Acquisition, the Company:

  1. Issued an aggregate of 573,120 shares of Common Stock, 426,777 shares of Non-Voting Common Stock and 91,292 shares of Series C Redeemable Preferred Stock to the stockholders of Merocel in exchange for an aggregate consideration of 291,730 shares of Merocel Common Stock, 68,900 shares of Merocel Series A Preferred Stock and 8,498 shares of Merocel Series B Preferred Stock;

  2. Issued an aggregate of 340,454 shares of Series A Convertible Preferred Stock to certain institutional investors for an aggregate consideration of $3,261,549.32;

  3. Issued 2,127,838 shares of Series B Convertible Preferred Stock to WP Investors for an aggregate consideration of $20,384,688.04; and

  4. Issued an aggregate of 198,561 shares of Series C Redeemable Preferred Stock to certain institutional investors for an aggregate consideration of $19,856,100.

  On August 15, 1994, the Company issued 9,563 shares of Series A Convertible Preferred Stock to Mark K. Adams for an aggregate consideration of $91,613.54 in connection with the concurrent execution of an Employment Agreement and Loan and Pledge Agreement with Mr. Adams.

  On August 15, 1994, the Company issued 768 shares of Series C Redeemable Preferred Stock to Mark K. Adams for an aggregate consideration of $76,800 in connection with the concurrent execution of an employment agreement and loan and pledge agreement with Mr. Adams.

  On August 15, 1994, the Company issued 5,679 shares of Series A Convertible Preferred Stock to David R. Grant for an aggregate consideration of $54,404.82 in connection with the concurrent execution of a Loan, Stock Purchase and Pledge agreement with Mr. Grant.

  On August 15, 1994, the Company issued 456 shares of Series C Redeemable Preferred Stock to David R. Grant for an aggregate consideration of $45,600 in connection with the concurrent execution of a Loan, Stock Purchase and Pledge agreement with Mr. Grant.

  On August 15, 1994, the Company issued 5,679 shares of Series A Convertible Preferred Stock to Thomas J. Drury for an aggregate consideration of $54,404.82 in connection with the concurrent execution of a Loan, Stock Purchase and Pledge agreement with Mr. Drury.

  On August 15, 1994, the Company issued 456 shares of Series C Redeemable Preferred Stock to Thomas J. Drury for an aggregate consideration of $45,600 in connection with the concurrent execution of a Loan, Stock Purchase and Pledge agreement with Mr. Grant.

  On August 15, 1994, the Company issued 2,840 shares of Series A Convertible Preferred Stock to Arthur A. Gertzman for an aggregate consideration of $27,207.20 in connection with the concurrent execution of a Loan, Stock Purchase and Pledge agreement with Mr. Gertzman.

  On August 15, 1994, the Company issued 228 shares of Series C Redeemable Preferred Stock to Arthur A. Gertzman for an aggregate consideration of $22,800 in connection with the concurrent execution of a Loan, Stock Purchase and Pledge agreement with Mr. Gertzman.

  On April 15, 1996, in connection with the Company's acquisition of TreBay, the Company:

  1. Issued an aggregate of 390,000 shares of Series A Convertible Preferred Stock and 28,470 shares of Series C Redeemable Preferred Stock to certain stockholders of TreBay for an aggregate consideration of 650,000 shares of TreBay Common Stock; and

  2. Issued stock options (outside of the Stock Option Plan) to purchase an aggregate of 41,166 shares of Common Stock for an aggregate exercise price of $385,313.76 to certain optionholders of TreBay for an aggregate consideration of stock options to purchase an aggregate of 68,609 shares of TreBay Common Stock.

  The sales described in this Item 15 were made in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. The foregoing transactions did not involve a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities and no commissions or discounts were paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
   1         Form of Underwriting Agreement
  +3.1.1     Restated Certificate of Incorporation
  +3.1.2     Second Restated Certificate of Incorporation
  +3.2.1     By-Laws
  +3.2.2     Restated By-Laws
   4         Specimen of Company's Common Stock certificate
   5         Opinion of Willkie Farr & Gallagher as to the Legality of the
             Common Stock
 +10.1       Stockholders Agreement, dated as of April 16, 1996, among the
             Company, Warburg, Pincus Investors, L.P., Accel IV L.P., Accel
             Investors '94 L.P., Accel Keiretsu L.P., Elmore C. Patterson
             Partners, Prosper Partners, Vertical Fund Associates, L.P.,
             Vertical Medical Partners, L.P., Vertical Partners, L.P., Mark K.
             Adams, Solomon Rosenblatt, Ronald J. Cercone, William R. Miller,
             Robert A. Reeves, First Union Capital Partners, Inc., James T.
             Treace, John R. Treace, Daniel H. Treace and F. Barry Bays.
 +10.2       Credit Agreement, dated as of April 15, 1994, by and among
             Merocel/Xomed Holdings, Inc., Merocel Corporation, Xomed-Treace,
             Inc., Xomed-Treace, P.R. Inc., Bank of Boston Connecticut, certain other lenders which are or may become parties and Bank of Boston
             Connecticut, as Agent.

 +10.3  Fourth Amendment and Waiver Agreement, dated as of June 7, 1996, by and among Xomed Surgical Products, Inc., formerly known as Merocel/Xomed
        Holdings, Inc., Merocel Corporation, Xomed, Inc., formerly known as
        Xomed-Treace, Inc., Xomed-Treace, P.R. Inc., TreBay Medical
        Corporation, Bank of Boston Connecticut, Chemical Bank, Bank of
        Scotland, Internationale Nederlanden (U.S.) Capital Corporation and
        Bank of Boston Connecticut, as Agent.
 +10.4  Third Amendment and Waiver Agreement, dated as of April 15, 1996, by and among Xomed Surgical Products, Inc., formerly known as
        Merocel/Xomed Holdings, Inc., Merocel Corporation, Xomed, Inc.,
        formerly known as Xomed-Treace, Inc., Xomed-Treace, P.R. Inc., Bank of
        Boston Connecticut, Chemical Bank, Bank of Scotland, Internationale
        Nederlanden (U.S.) Capital Corporation and Bank of Boston Connecticut,
        as Agent.
 +10.5  Second Amendment and Waiver Agreement, dated as of July 3, 1995, by and among Merocel/Xomed Holdings, Inc., Merocel Corporation, Xomed-Treace,
        Inc., Xomed-Treace, P.R. Inc., Bank of Boston Connecticut, Chemical
        Bank, Bank of Scotland, Internationale Nederlanden (U.S.) Capital
        Corporation and Bank of Boston Connecticut, as Agent.
 +10.6  Amendment and Waiver Agreement, dated as of March 31, 1995, by and among Merocel/Xomed Holdings, Inc., Merocel Corporation, Xomed-Treace,
        Inc., Xomed-Treace, P.R. Inc., Bank of Boston Connecticut, Chemical
        Bank, Bank of Scotland, Internationale Nederlanden (U.S.) Capital
        Corporation and Bank of Boston Connecticut, as Agent.
 +10.7  First Amendment Agreement, dated as of June 24, 1994, by and among
        Merocel/Xomed Holdings, Inc., Merocel Corporation, Xomed-Treace, Inc.,
        Xomed-Treace, P.R. Inc., Bank of Boston Connecticut, Chemical Bank,
        Bank of Scotland, Internationale Nederlanden (U.S.) Capital Corporation
        and Bank of Boston Connecticut, as Agent.
 +10.8  1996 Stock Option Plan
 +10.9  Employment Agreement, dated as of April 16, 1996, between the Company and James T. Treace.
 +10.10 Employment Agreement, dated as of April 16, 1996, between the Company and F. Barry Bays.
 +10.11 Fifth Amendment and Waiver Agreement, dated as of September 3, 1996, by and among Xomed Surgical Products, Inc., formerly known as
        Merocel/Xomed Holdings, Inc., Merocel Corporation, Xomed, Inc.,
        formerly known as Xomed-Treace, Inc., Xomed-Treace, P.R. Inc., TreBay
        Medical Corporation, Bank of Boston Connecticut, The Chase Manhattan
        Bank (formerly known as Chemical Bank), Bank of Scotland,
        Internationale Nederlanden (U.S.) Capital Corporation and Bank of
        Boston Connecticut, as Agent.
 +10.12 Separation Agreement, dated as of May 10, 1996, between the Company and
        Mark K. Adams.
  10.13 Agreement, dated as of September 12, 1996, by and among the Company,
        Warburg, Pincus Investors, L.P., Accel IV L.P., Accel Investors '94
        L.P., Accel Keiretsu L.P., Elmore C. Patterson Partners, Prosper
        Partners, Vertical Fund Associates, L.P., Mark K. Adams, Solomon
        Rosenblatt, Ronald J. Cercone, William R. Miller, Robert A. Reeves,
        First Union Capital Partners, Inc., James T. Treace, John R. Treace,
        Dan H. Treace, F. Barry Bays, Thomas E. Timbie, Thomas Drury and David
        R. Grant.
  10.14 Compliance Agreement, dated as of April 1, 1996, by and between Daikin
        America, Inc. and Xomed Surgical Products, Inc.
  10.15 Supply Agreement, dated as of November 9, 1994, by and between TreBay
        Medical Corporation (formerly known as Micromed Development
        Corporation) and Consolidated Polymer Technologies.
 +21    Subsidiaries
  23.1  Consent of Willkie Farr & Gallagher (included in their opinion filed as
        Exhibit 5.1)
  23.2  Consent of Ernst & Young LLP
 +24    Power of Attorney
 +27    Financial Data Schedule

--------

+ Previously filed.

  (b) Financial Statement Schedules

     None.

ITEM 17. UNDERTAKINGS

  (1) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Restated Certificate, Bylaws, the Underwriting Agreement or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (3) The Registrant hereby undertakes that:

  (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

  (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN JACKSONVILLE, FLORIDA ON OCTOBER 10, 1996.

                                          Xomed Surgical Products, Inc.


                                          By:   /s/ Thomas E. Timbie
                                             ----------------------------------
                                             Name: Thomas E. Timbie
                                             Title: Vice President, Finance
                                                  and Chief Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                         TITLE                DATE


                  *                     President, Chief
-------------------------------------    Executive Officer       October 10,
           JAMES T. TREACE               and Chairman of the      1996
                                         Board of Directors
                                         (Principal
                                         Executive Officer)

        /s/ Thomas E. Timbie            Vice President,
-------------------------------------    Finance and Chief       October 10,
          THOMAS E. TIMBIE               Financial Officer        1996
                                         (Principal
                                         Financial and
                                         Accounting Officer)

                  *                     Director
-------------------------------------                            October 10,
          RICHARD B. EMMITT                                       1996

                  *                     Director
-------------------------------------                            October 10,
        PAUL H. KLINGENSTEIN                                      1996

                  *                     Director
-------------------------------------                            October 10,
          WILLIAM R. MILLER                                       1996

                  *                     Director
-------------------------------------                            October 10,
       RODMAN W. MOORHEAD, III                                    1996

             SIGNATURES                        TITLE                 DATE

                  *                    Director
-------------------------------------                            October 10,
           JAMES E. THOMAS                                        1996

                  *                    Director
-------------------------------------                            October 10,
       ELIZABETH H. WEATHERMAN                                    1996

  Thomas E. Timbie, by signing his name below, signs this document on behalf of each of the above-named persons specified by an asterisk (*), pursuant to powers of attorney duly executed by such persons, filed with the Securities and Exchange Commission in the Registrant's Registration Statement on August 20, 1996.

        /s/ Thomas E. Timbie           Attorney-in-fact
-------------------------------------
          THOMAS E. TIMBIE

                                 EXHIBIT INDEX

 EXHIBIT NO.                             DESCRIPTION
 -----------                             -----------
  1          Form of Underwriting Agreement
  4          Specimen of Company's Common Stock certificate
  5          Opinion of Willkie Farr & Gallagher as to the legality of the
             Common Stock
 10.13       Agreement, dated as of September 12, 1996, by and among the
             Company, Warburg, Pincus Investors, L.P., Accel IV L.P., Accel
             Investors '94 L.P., Accel Keiretsu L.P., Elmore C. Patterson
             Partners, Prosper Partners, Vertical Fund Associates, L.P., Mark
             K. Adams, Solomon Rosenblatt, Ronald J. Cercone, William R.
             Miller, Robert A. Reeves, First Union Capital Partners, Inc.,
             James T. Treace, John R. Treace, Dan H. Treace, F. Barry Bays,
             Thomas E. Timbie, Thomas Drury and David R. Grant.
 10.14       Compliance Agreement, dated as of April 1, 1996, by and between
             Daikin America, Inc. and Xomed Surgical Products, Inc.
 10.15       Supply Agreement, dated as of November 9, 1994, by and between
             TreBay Medical Corporation (formerly known as Micromed Development
             Corporation) and Consolidated Polymer Technologies.
 23.2        Consent of Ernst & Young LLP